As filed with the Securities and Exchange Commission on January 7, 2026.

Registration No. 333-291059

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

To

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHARGING ROBOTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	5013	26-2274999
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

20 Raul Wallenberg Street

Tel Aviv, Israel, 6971916
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company

241 Little Falls Drive

Wilmington, DE 19808

Tel: (302) 636-5401

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

David Huberman, Esq.

Michael Soumas, Esq.

Greenberg Traurig, P.A.

One Azrieli Center

Round Tower, 30th floor

132 Menachem Begin Rd

Tel Aviv, Israel 6701101

Telephone: +972 (0) 3.636.6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 7, 2026

PRELIMINARY PROSPECTUS

7,928,852 Shares of Common Stock

Charging Robotics Inc.

This prospectus relates to the resale, from time to time, by the selling stockholders identified in this prospectus, or the Selling Stockholders, of up to 7,928,852 shares of our common stock, par value $0.0001 per share, held by the Selling Stockholders.

The Selling Stockholders are identified in the table commencing on page 41. Other than as described above, we will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders. All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the Selling Stockholders. However, we may receive the proceeds from any exercise of warrants if the holders do not exercise the warrants on a cashless basis. See “Use of Proceeds.”

The Selling Stockholders may sell all or a portion of the shares of common stock from time to time in market transactions through any market on which our shares of common stock are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution”.

Our common stock is quoted on the OTCID Basic Market, or OTCID, under the symbol “CHEV”. On January 6, 2026, the last reported sale price of our common stock on the OTCID was $5.40 per share.

We have applied to list our common stock on the Nasdaq Capital Market, or Nasdaq, under the symbol “CHEV”. Assuming that our common stock is listed for trading on the Nasdaq, the quoting of our common stock on OTCID will be discontinued prior to the listing on Nasdaq. It is a condition to the closing of this offering that our shares of common stock shall have been approved for listing on Nasdaq. We will not request effectiveness of the registration statement pursuant to which this prospectus relates until the Nasdaq Stock Market LLC has approved the listing of our shares of common stock on Nasdaq.

Investing in our securities involves a high degree of risk. These risks are discussed in this prospectus under “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2026

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information.”

You should rely only on the information that is contained in this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not offering to sell or solicit any security other than the shares of common stock offered by this prospectus. In addition, we are not offering to sell or solicit any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction. The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our shares of common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

Our financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our historical results do not necessarily indicate our expected results for any future periods.

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Unless the context otherwise requires, references to “we,” “our,” “us,” “Charging Robotics” or the “Company” in this prospectus refer to Charging Robotics Inc. (formerly Fuel Doctor Holdings, Inc.), a Delaware corporation, and its wholly-owned subsidiary, Charging Robotics, Ltd., an Israeli company, and references to “CR Israel” refer to Charging Robotics, Ltd.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, and references to “dollars” or “$” mean U.S. dollars.

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PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in this prospectus. Because this is only a summary, however, it does not contain all the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors”.

Overview

Charging Robotics is engaged in the development, production and installation of wireless charging systems for various applications. The current focus of the company is wireless charging systems for electric vehicles (“EVs”) in robotic parking systems. The Company believes that this solves a very strong need for not being able to use cable based charging systems in these kinds of parking systems. At the heart of the technology is a wireless power transfer module that uses resonance induction coils to transfer electricity wirelessly. This module can be used for various products such as robotics and stationary platforms. These coils are installed in various places of the parking facility and when the robotics parking system stores a vehicle to be parked, the wireless charging system detects this and automatically starts to charge the car in a wireless manner.

CR Israel was founded in February 2021 with the goal of developing a robotics system (of our own) to wirelessly charge electric vehicles in regular parking lots. The robotic platform that we developed includes a component which is small enough to fit under the vehicle and charge it wirelessly. The robot will automatically position itself for maximum-efficiency charging, and upon completion will automatically return to its docking station or to charge the next vehicle. We have developed this concept and have a working prototype for it, proving its feasibility. Our focus on wireless charging for robotics parking systems began in in June 2023, since we found this market niche to be both large enough and much closer to market due to the R&D required, the bigger market needs and the better product market fit. Automatic or robotic parking systems (“APSs”) are used to store vehicles automatically, when a driver arrives at the parking facility, and retrieve them when such driver wishes to depart. The vehicles are stored in areas with no human access, which makes charging an EV using the traditional cable-and-plug system impractical, since drivers cannot reach their vehicles in order to connect the plug. The Company’s innovative solution utilizes wireless electrical transfer modules that do not require the driver to connect a plug in a place with no access. The Company’s solution is used to transfer electricity wirelessly from the building’s electrical grid to the vehicle (or alternatively, to a carrier plate on which the vehicle is located). This will enable EVs to charge in “no access” areas of APSs. Currently, the Company successfully completed a pilot project in Tel Aviv and is currently working towards delivery of the first purchased systems to be installed in automatic parking facilities in Tel Aviv.

On April 24, 2021, Charging Robotics invested $250,000 and purchased 19.99% of the share capital of Revoltz Ltd. (“Revoltz”), an Israeli private company focusing on research, development and production of micro-mobility vehicles for the urban environment for the business and the private markets. On March 27, 2024, Revoltz announced a $2.7 million exclusive distribution agreement with the completion of the first batch production of 50 PORTO Micro-Mobility EVs for the last-mile delivery market. Completing the production is a significant step in Revoltz’s preparation for its first shipment in accordance with the distribution agreement it signed this past year.

Revoltz has made significant strides in the EV industry with the launch of PORTO, which provides a seamless blend of functionality, sturdy design, and agility, designed specifically for the growing last-mile delivery market. The PORTO vehicle, capable of 100 km with a delivery payload of 250L on a single charge, offers a similar payload capacity to a small hatchback car, at a fraction of the cost and with the ability to maneuver in tight urban environments.  PORTO uses an advanced tilting suspension mechanism, ensuring best-in-class stability, even bearing a full load. With high volume loading spaces integrated over both axles, the cargo weight is distributed evenly, making for a safe and confident ride with unmatched vehicle dimensions.

Recent Developments

Credit Facility

On June 8, 2025, we entered into facility agreements for up to $3.0 million (the “Facility Loan Amount”) credit facility (the “Credit Facility”) with certain lenders (the “Lenders” and the “Facility Agreement”, respectively).

We may draw down the Facility Loan Amount from time to time, in whole or in part, upon our request, from the period beginning on the effectiveness date of an uplisting of our shares of common stock to a national securities exchange (the “Uplist Date”), unless otherwise agreed to by the Lenders to permit a drawdown prior to the Uplist Date, and ending on the earlier to occur of (i) such date that the Facility Loan Amount has been drawn down in full and (ii) upon such date that we close one or more equity financing transactions in an aggregate amount of at least $3.0 million. As of September 30, 2025, we drew down $308 thousand from the Facility Loan Agreements.

The principal portion of the Facility Loan Amount shall be repaid to the Lenders upon such date that we close one or more equity financing transactions in an aggregate amount of at least $3.0 million (the “Principal Repayment Date”). The Credit Facility will accrue interest at a rate of 12% per annum (the “Facility Interest”). Facility Interest accrued as of the Principal Repayment Date shall be repaid to the Lenders upon such date that we close one or more equity financing transactions in an aggregate amount of at least $5.0 million.

As part of the Facility Agreement, we issued warrants (the “Facility Warrants”) to the Lenders to purchase an aggregate of 200,000 shares of our common stock, representing an aggregate exercise amount of $3.0 million, with a per share exercise price of $15.00, subject to certain beneficial ownership limitations, anti-dilution protection and price adjustments set forth therein. The Facility Warrants will be exercisable on the Uplist Date and will have a term of 5 years from the Uplist Date.

Securities Exchange Agreement

On June 24, 2025, we entered into a securities exchange agreement, or the Securities Exchange Agreement, with Revoltz and three shareholders of Revoltz, or the Revoltz Shareholders, pursuant to which we issued to the Revoltz Shareholders an aggregate of 12.35% of our issued and outstanding capital stock on a pro rata and post-closing basis, equal to 1,385,002 shares of our common stock, or the Exchange Shares, in exchange for 32.74% of Revoltz’s issued and outstanding share capital on a fully diluted and post-closing basis, equal to 37,476 Revoltz ordinary shares. The transactions contemplated by the Securities Exchange Agreement closed on June 26, 2025, subject to the satisfaction of customary closing conditions, which resulted in Revoltz becoming a majority-owned subsidiary. We have registered the Exchange Shares for resale by the Revoltz Shareholders in the registration statement to which this prospectus relates.

Company Information

Our principal executive offices are located at 20 Raul Wallenberg Street, Tel Aviv, Israel 6971916, and our telephone number is +972-3-717-5777. Our website address is www.chargingrobotics.com. We use our website (www.chargingrobotics.com) as a channel of distribution of Company information. The information we post through this channel may be deemed material. Accordingly, investors should monitor our website, in addition to following our press releases, SEC filings and public conference calls and webcasts.

THE OFFERING

Shares of common stock currently outstanding	11,442,871 shares of common stock.

Securities offered by the Selling Stockholders	Up to 7,928,852 shares of our common stock, par value $0.0001 per share.

Shares of common stock to be outstanding	11,442,871 shares of common stock.

Selling Stockholders	All of the shares of our common stock are being offered by the Selling Stockholders. See “Selling Stockholder” on page 41 of this prospectus for more information on the Selling Stockholders.

Use of Proceeds

We will not receive any proceeds from the sale of shares of common stock included in this prospectus by the Selling Stockholders. All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the Selling Stockholders. However, we may receive the proceeds from any exercise of warrants if the holders do not exercise the warrants on a cashless basis.

See the section of this prospectus titled “Use of Proceeds.”

Risk Factors	Before investing in our securities, you should carefully read and consider the “Risk Factors” beginning on page 5 this prospectus.

Listings	Our common stock is quoted on the OTCID under the symbol “CHEV”.

We have applied to list our common stock on the Nasdaq under the symbol “CHEV”. Assuming that our common stock is listed for trading on the Nasdaq, the quoting of our common stock on OTCID will be discontinued prior to the listing on Nasdaq. It is a condition to the closing of this offering that our shares of common stock shall have been approved for listing on the Nasdaq Capital Market. We will not request effectiveness of the registration statement pursuant to which this prospectus relates until the Nasdaq Stock Market LLC has approved the listing of our shares of common stock on Nasdaq.

Unless otherwise indicated, the number of shares of common stock outstanding prior to and after this offering is based on 11,442,871 shares of common stock outstanding as of January 6, 2026, and excludes as of such date:

●	6,150,000 shares of common stock issuable upon exercise of outstanding warrants issued to former shareholders of Charging Robotics Ltd., our wholly-owned subsidiary, at an exercise price of $0.01 per share;

●	200,000 shares of common stock issuable upon the exercise of outstanding Facility Warrants issued in connection with the Facility Agreement at an exercise price of $15.00;

●	122,831 shares of common stock issuable upon exercise of outstanding warrants issued to Automax Motors Ltd., with an exercise price of $12.82 per share;

●	294,928 shares of common stock issuable upon exercise of restricted stock units, or RSUs, granted to the chief executive officer of Revoltz; and

●	1,372,656 shares of common stock reserved for potential future issuance pursuant to our 2023 Stock Incentive Plan.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding warrants described above and the automatic vesting of 196,619 RSUs granted to the chief executive officer of Revoltz upon the effectiveness of the Uplist.

SUMMARY FINANCIAL DATA

The following table summarizes our financial data. We have derived the following statements of comprehensive income (loss) for the years ended December 31, 2024 and 2023 from our audited financial statements included elsewhere in this prospectus. We have also derived the statements of comprehensive income (loss) for the nine months ended September 30, 2025 and 2024 and the balance sheet data as of September 30, 2025 from our unaudited interim financial statements included elsewhere in this prospectus. Such financial statements have been prepared in accordance with U.S. GAAP. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,		Nine Months Ended September 30
(USD in thousands, except share data)	2024	2023	2025	2024
Statements of Operations Data:
Operating expenses:
Research and development costs, net	$319	$329	$267	$226
General and administrative costs	458	437	771	320
Operating loss	(777)	(766)	(1,038)	(546)
Other income	-	-	1,287	-
Financial expenses, net	(29)	(11)	(93)	(4)
Equity in losses from investment in affiliate	(36)	(27)	(42)	(30)
Net income (loss) for the period	(842)	(804)	114	(580)
Net loss attributable to non-controlling interest	-	-	(90)	-
Net income (loss) attributable to the Company	(842)	(804)	204	(580)
Other comprehensive income (loss)	(3)	(15)	10	(2)
Total comprehensive income (loss)	$(845)	$(819)	$124	$(582)
Comprehensive loss attributable to non-controlling interests	-	-	(90)	-
Comprehensive income (loss) attributable to the Company	(845)	(819)	214	(582)

Weighted average common stock outstanding	9,157,398	7,807,370	10,260,100	9,152,228
Basic and diluted income (loss) per share of common stock	$(0.09)	$(0.10)	$0.02	$(0.06)

As of September 30,
(USD in thousands)	2025
Balance Sheet Data:
Cash	$47
Total assets	$7,610
Total non-current liabilities	$36
Total stockholders’ equity	$6,026

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our financial statements and related notes appearing at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our securities. If any of the events or developments described below were to occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our shares of common stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Summary Risk Factors

The principal factors and uncertainties that make investing in our common stock risky, include, among others:

Risks Related to Our Financial Condition and Capital Requirements

●	We are a development-stage company and have a limited operating history on which to assess the prospects for our business, have incurred significant losses since the date of our inception, and anticipate that we will continue to incur significant losses until we are able to successfully commercialize our products.

●	Our financial statements contain a going concern note regarding substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.

●	We have not generated any significant revenue from the sale of our current products and may never be profitable.

●	We expect that we will need to raise substantial additional capital before we can expect to become profitable from sales of our products. This additional capital may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

●	Our operating results and financial condition may fluctuate.

Risks Related to Our Business and Industry

●	We operate in an evolving market which makes it difficult to evaluate our business and future prospects.

●	We face uncertainty and adverse changes in the economy.

●	We depend on key personnel to operate our business. An inability to retain, attract, and integrate qualified personnel would harm our ability to develop and successfully grow our business.

●	If we fail to manage rapid growth effectively, our brand, business, financial condition and results of operations could be adversely affected.

●	If critical components or raw materials used to manufacture our products become scarce or unavailable, then we may incur delays in manufacturing and delivery of our products, which could damage our business.

●	Our products may be subject to recall or returns.

●	If we release defective products or services, our operating results could suffer.

●	Our products and services are complex and could have unknown defects or errors, which may give rise to legal claims against us, diminish our brand or divert our resources from other purposes.

●	The markets in which we plan to compete are characterized by rapid technological change, which requires us to develop new products and product enhancements, and could render our existing products obsolete.

●	If we fail to successfully promote our products and brand, this could have a material adverse effect on our business, prospects, financial condition and results of operations.

●	Our planned international operations will expose us to additional market and operational risks, and failure to manage these risks may adversely affect our business and operating results.

●	Significant disruptions of our information technology systems or breaches of our data security could adversely affect our business.

●	We rely on business partners, and they may be given access to sensitive and proprietary information in order to provide services and support to our customers.

●	We may be subject to electronic communication security risks.

Risks Related to Our Intellectual Property

●	If we are unable to obtain and maintain effective intellectual property rights for our products, we may not be able to compete effectively in our markets.

●	Intellectual property rights of third parties could adversely affect our ability to commercialize our products, and we might be required to litigate or obtain licenses from third parties in order to develop or market our product candidates. Such litigation or licenses could be costly or not available on commercially reasonable terms.

●	We may be involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming, and unsuccessful.

●	We may be subject to claims challenging the inventorship of our intellectual property.

●	We may not be able to protect our intellectual property rights throughout the world.

●	We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.

Risks Related to Our Common Stock

●	We are an “emerging growth company” and our compliance with the reduced reporting and disclosure requirements applicable to “emerging growth companies” may make our common stock less attractive to investors.

●	If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

●	Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

●	Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

●	We may be subject to securities litigation, which is expensive and could divert management attention.

●	If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or our shares, our share price and trading volume could decline.

●	Our management team has limited experience managing a public company, and the requirements of being a public company may strain our resources, divert management’s attention, and affect our ability to attract and retain qualified board members.

●	We incur significant increased costs as a result of operating as a public company, and our management is required to devote substantial time to new compliance initiatives.

●	Raising additional capital or the issuance of additional equity securities would cause dilution to our existing stockholders and may affect the rights of existing stockholder or the market price of our common stock.

●	Sales of a substantial number of shares of our common stock in the public market by our existing stockholders could cause our share price to fall.

●	We have never paid, and we currently do not intend to pay dividends.

Risks Related to Our Location and Operations in Israel

●	We are exposed to fluctuations in currency exchange rates.

●	Our headquarters, research and development and other significant operations are located in Israel, and, therefore, our results may be adversely affected by political, economic and military instability in Israel.

●	Our operations may be disrupted as a result of the obligation of management or key personnel to perform military service.

Risks Related to Our Financial Condition and Capital Requirements

We are a development-stage company and have a limited operating history on which to assess the prospects for our business, have incurred significant losses since the date of our inception, and anticipate that we will continue to incur significant losses until we are able to successfully commercialize our products.

We are a development-stage company with a limited operating history. We have incurred net losses since our inception, including a net loss of approximately $842 thousand and net income of approximately $114 thousand for the year ended December 31, 2024 and nine months ended September 30, 2025, respectively. As of December 31, 2024 and September 30, 2025, we had accumulated losses of approximately $2.9 million and $2.7 million, respectively.

We have devoted most of our financial resources to developing our products. The amount of our future net losses will depend, in part, on completing the development of our products, the rate of our future expenditures and our ability to obtain funding through the issuance of our securities, strategic collaborations or grants. We expect to continue to incur significant losses until we are able to successfully commercialize our products. We anticipate that our expenses will increase substantially if and as we:

●	continue the development of our products;

●	establish a sales, marketing, distribution and technical support infrastructure to commercialize our products;

●	seek to identify, assess, acquire, license, and/or develop other products and subsequent generations of our current products;

●	seek to maintain, protect, and expand our intellectual property portfolio;

●	seek to attract and retain skilled personnel; and

●	create additional infrastructure to support our operations as a public company and our product development and planned future commercialization efforts.

Our financial statements contain a going concern note regarding substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.

Our audited financial statements for the year ended December 31, 2024 and our unaudited financial statements for the three and nine months ended September 30, 2025 , contain a going concern note regarding substantial doubt about our ability to continue as a going concern. This substantial doubt could materially limit our ability to raise additional funds through the issuance of equity or debt securities or otherwise. Future financial statements may also include a note with respect to our ability to continue as a going concern. Until we can generate significant recurring revenues, we expect to satisfy our future cash needs through debt or equity financing. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to our products. This may raise substantial doubts about our ability to continue as a going concern.

We have not generated any revenue from the sale of our current products and may never be profitable.

While we have commenced commercialization efforts, we have not generated any significant revenue since our inception. Our ability to generate revenue and achieve profitability depends on our ability to successfully complete the development of, and to commercialize, our products. Our ability to generate future revenue from product sales depends heavily on our success in many areas, including but not limited to:

●	completing development of our products;

●	establishing and maintaining supply and manufacturing relationships with third parties that can provide adequate (in amount and quality) products to support market demand for our products;

●	launching and commercializing products, either directly or with a collaborator or distributor;

●	addressing any competing technological and market developments;

●	identifying, assessing, acquiring and/or developing new products;

●	negotiating favorable terms in any collaboration, licensing or other arrangements into which we may enter;

●	maintaining, protecting and expanding our portfolio of intellectual property rights, including patents, trademarks, trade secrets and know-how; and

●	attracting, hiring and retaining qualified personnel.

We expect that we will need to raise substantial additional capital before we can expect to become profitable from sales of our products. This additional capital may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

We expect that we will require substantial additional capital to commercialize our products. In addition, our operating plans may change as a result of many factors that may currently be unknown to us, and we may need to seek additional funds sooner than planned. Our future capital requirements will depend on many factors, including but not limited to:

●	the scope, rate of progress, results and cost of product development, and other related activities;

●	the cost of establishing commercial supplies of our products;

●	the cost and timing of establishing sales, marketing, and distribution capabilities; and

●	the terms and timing of any collaborative, licensing, and other arrangements that we may establish.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our products. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our common stock to decline. The incurrence of indebtedness could result in increased fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable, and we may be required to relinquish rights to some of our technologies or products or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects. Even if we believe that we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of our products or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

Our operating results and financial condition may fluctuate.

Even if we are successful in marketing its products to the market, our operating results and financial condition may fluctuate from quarter to quarter and year to year and are likely to continue to vary due to several factors, many of which will not be within our control. If our operating results do not meet the guidance that we provide to the marketplace or the expectations of securities analysts or investors, the market price of the common stock will likely decline. Fluctuations in our operating results and financial condition may be due to several factors, including those listed below:

●	the degree of market acceptance of our products and services;

●	the mix of products and services that we sell during any period;

●	long sales cycles;

●	changes in the amount that we spend to develop, acquire or license new products, technologies or businesses;

●	changes in the amounts that we spend to promote our products and services;

●	changes in the cost of satisfying our warranty obligations and servicing our installed base of systems;

●	delays between our expenditures to develop and market new or enhanced systems and consumables and the generation of sales from those products;

●	development of new competitive products and services by others;

●	difficulty in predicting sales patterns and reorder rates that may result from a multi-tier distribution strategy associated with new product categories;

●	litigation or threats of litigation, including intellectual property claims by third parties;

●	changes in accounting rules and tax laws in relevant jurisdictions;

●	changes in regulations and standards;

●	the geographic distribution of our sales;

●	our responses to price competition;

●	general economic and industry conditions that affect end-user demand and end-user levels of product design and manufacturing;

●	changes in interest rates that affect returns on our cash balances and short-term investments;

●	changes in dollar-shekel exchange rates that affect the value of our net assets, future revenues and expenditures from and/or relating to our activities carried out in those currencies; and

●	the level of research and development activities by our company.

Due to all of the foregoing factors, and the other risks discussed herein, you should not rely on quarter-to-quarter comparisons of our operating results as an indicator of our future performance.

Risks Related to Our Business and Industry

We operate in an evolving market which makes it difficult to evaluate our business and future prospects.

Our products are designed to compete in a rapidly evolving market. The market for alternative automobile charging technologies is in its early stages. Accordingly, our business and future prospects may be difficult to evaluate. We cannot accurately predict the extent to which demand for its products and services will develop, if at all. The challenges, risks and uncertainties frequently encountered by companies in rapidly evolving markets could impact our ability to do the following:

●	generate sufficient revenue to reach and maintain profitability;

●	acquire and maintain critical market share;

●	achieve or manage growth in operations;

●	develop and renew existing contracts;

●	attract and retain additional engineers and other highly-qualified personnel;

●	successfully develop and commercially market new products;

●	adapt to new or changing policies and spending priorities of governments and government agencies; and

●	access additional capital when required and on reasonable terms.

If we fail to successfully address these and other challenges, risks and uncertainties, its business, results of operations and financial condition would be materially harmed.

We face uncertainty and adverse changes in the economy.

Adverse changes in the economy could negatively impact our business. Future economic distress may result in a decrease in demand for our products and/or a decrease in the demand for electric vehicles, which could have a material adverse impact on the Company’s operating results and financial condition. Uncertainty and adverse changes in the economy could also increase costs associated with developing products, increase the cost and decrease the availability of sources of financing, and increase our exposure to material losses from bad debts, any of which could have a material adverse impact on our financial condition and operating results.

We depend on key personnel to operate our business. An inability to retain, attract, and integrate qualified personnel would harm our ability to develop and successfully grow our business.

Our success and growth strategy depend on our ability to attract and retain key management and operating personnel, including skilled developers, marketing personnel, project managers, product managers and content editors. Our future success depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and we may incur significant costs to attract and retain them. Experienced developers and marketing personnel, who are critical to the success of our business, are also in particularly high demand. Competition for their talents is intense, making it difficult to retain such qualified individuals.

If we fail to manage rapid growth effectively, our brand, business, financial condition and results of operations could be adversely affected.

Rapid growth may impose significant responsibilities on our management, including the need to identify, recruit and integrate additional employees with relevant expertise, expand the scope of our current technological platform and invest in improved controls over technology, financial reporting and information disclosure. If we fail to manage the growth of our business and operations effectively, the quality of our service and the efficiency of our operations could suffer, which could adversely affect our business, financial condition, and results of operations.

In addition, our rapid growth may make it difficult to evaluate our future performance. Our ability to forecast our future results of operations is subject to a number of uncertainties, including our ability to model future growth. If we fail to achieve the necessary level of efficiency in our company as it grows, or if we are not able to accurately forecast future growth, our business would be negatively impacted.

If critical components or raw materials used to manufacture our products become scarce or unavailable, then we may incur delays in manufacturing and delivery of our products, which could damage our business.

We obtain hardware components, various subsystems and systems from a limited group of suppliers. We do not have long-term agreements with any of these suppliers that obligate it to continue to sell us components, subsystems, systems or products. Our reliance on these suppliers involves significant risks and uncertainties, including whether its suppliers will provide an adequate supply of required components, subsystems or systems of sufficient quality, will increase prices for the components, subsystems or systems and will perform their obligations on a timely basis.

In addition, certain raw materials and components used in the manufacture of our products are periodically subject to supply shortages, and its business is subject to the risk of price increases and periodic delays in delivery. If we are unable to obtain components from third-party suppliers in the quantities and of the quality that it requires, on a timely basis and at acceptable prices, then it may not be able to deliver its products on a timely or cost-effective basis to its customers, which could cause customers to terminate their contracts with the Company, increase our costs and seriously harm our business, results of operations and financial condition. Moreover, if any of our suppliers become financially unstable, then it may have to find new suppliers. It may take several months to locate alternative suppliers, if required, or to redesign our products to accommodate components from different suppliers. We may experience significant delays in manufacturing and shipping its products to customers and incur additional development, manufacturing and other costs to establish alternative sources of supply if we loose any of these sources or is required to redesign its products. We cannot predict if it will be able to obtain replacement components within the time frames that it requires at an affordable cost, if at all.

Our products may be subject to recall or returns.

Products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, safety concerns, packaging issues and inadequate or inaccurate labeling disclosure. If any of the Company’s equipment were to be recalled due to an alleged product defect, safety concern or for any other reason, we could be required to incur unexpected expenses of the recall and any legal proceedings that might arise in connection with the recall. We may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management time and attention. Additionally, product recalls may lead to increased scrutiny of our operations by regulatory agencies, requiring further management time and attention and potential legal fees, costs and other expenses.

If we release defective products or services, our operating results could suffer.

Products and services designed and released by us involve complex software programs and physical products, which are difficult to develop and distribute. While we have quality controls in place to detect and prevent defects in its products and services before they are released, these quality controls are subject to human error, overriding, and reasonable resource constraints. Therefore, these quality controls and preventative measures may not be effective in detecting and preventing defects in our products and services before they have been released into the marketplace. In such an event, we could be required, or decide voluntarily, to suspend the availability of the product or services, which could significantly harm its business and operating results.

Our products and services are complex and could have unknown defects or errors, which may give rise to legal claims against us, diminish our brand or divert our resources from other purposes.

Despite testing, our products have contained defects and errors and may in the future contain defects, errors or performance problems when first introduced, when new versions or enhancements are released or even after these products have been used by our customers for a period of time. These problems could result in expensive and time-consuming design modifications or warranty charges, delays in the introduction of new products or enhancements, significant increases in our service and maintenance costs, exposure to liability for damages, damaged customer relationships and harm to our reputation, any of which could materially harm our results of operations and ability to achieve market acceptance. In addition, increased development and warranty costs could be substantial and could significantly reduce our operating margins.

The markets in which we plan to compete are characterized by rapid technological change, which requires us to develop new products and product enhancements, and could render our existing products obsolete.

Continuing technological changes in the market for our products could make its products less competitive or obsolete, either generally or for particular applications. Our future success will depend upon its ability to develop and introduce a variety of new capabilities and enhancements to its planned product and service offerings, as well as introduce a variety of new product offerings, to address the changing needs of the markets in which it offers products. Delays in introducing new products and enhancements, the failure to choose correctly among technical alternatives or the failure to offer innovative products or enhancements at competitive prices may cause existing and potential customers to purchase our competitors’ products.

If we are unable to devote adequate resources to develop new products or cannot otherwise successfully develop new products or enhancements that meet customer requirements on a timely basis, its products could lose market share, its revenue and profits could decline, and we could experience operating losses.

If we fail to successfully promote our products and brand, this could have a material adverse effect on our business, prospects, financial condition and results of operations.

We believe that brand recognition is an important factor to its success. If we fail to promote our brands successfully, or if the expenses of doing so are disproportionate to any increased net sales it achieves, it would have a material adverse effect on our business, prospects, financial condition and results of operations. This will depend largely on our ability to maintain trust, be a technology leader, and continue to provide high-quality and secure technologies, products and services. Any negative publicity about us or its industry, the quality and reliability of our technologies, products and services, our risk management processes, changes to our technologies, products and services, its ability to effectively manage and resolve customer complaints, its privacy and security practices, litigation, regulatory activity, and the experience of buyers with our products or services, could adversely affect our reputation and the confidence in and use of our technologies, products and services. Harm to our brand can arise from many sources, including failure by us or our partners to satisfy expectations of service and quality; inadequate protection of sensitive information; compliance failures and claims; litigation and other claims; employee misconduct; and misconduct by our partners, service providers, or other counterparties. If we do not successfully maintain a strong and trusted brand, our business could be materially and adversely affected.

Our planned international operations will expose us to additional market and operational risks, and failure to manage these risks may adversely affect our business and operating results.

We expect to derive a substantial percentage of our sales from international markets. Accordingly, we will face significant operational risks from doing business internationally, including:

●	fluctuations in foreign currency exchange rates;

●	potentially longer sales and payment cycles;

●	potentially greater difficulties in collecting accounts receivable;

●	potentially adverse tax consequences;

●	reduced protection of intellectual property rights in certain countries, particularly in Asia and South America;

●	difficulties in staffing and managing foreign operations;

●	laws and business practices favoring local competition;

●	costs and difficulties of customizing products for foreign countries;

●	compliance with a wide variety of complex foreign laws, treaties and regulations;

●	an outbreak of a contagious disease, such as the resurgence of COVID-19, which may cause us, third party vendors and manufacturers and/or customers to temporarily suspend our or their respective operations in the affected city or country;

●	tariffs, trade barriers and other regulatory or contractual limitations on our ability to sell or develop our products in certain foreign markets; and

●	being subject to the laws, regulations and the court systems of many jurisdictions.

Significant disruptions of our information technology systems or breaches of our data security could adversely affect our business.

A significant invasion, interruption, destruction or breakdown of our information technology systems and/or infrastructure by persons with authorized or unauthorized access could negatively impact our business and operations. We could also experience business interruption, information theft and/or reputational damage from cyber-attacks, which may compromise our systems and lead to data leakage either internally or at our third-party providers. Our systems are expected to be the target of malware and other cyber-attacks. Although we have invested in measures to reduce these risks, we cannot assure you that these measures will be successful in preventing compromise and/or disruption of our information technology systems and related data.

We rely on business partners, and they may be given access to sensitive and proprietary information in order to provide services and support to our customers.

We rely on various business partners, including third-party service providers, vendors, licensing partners, development partners and licensees, among others, in some areas of our business. In some cases, these third parties are given access to sensitive and proprietary information in order to provide us services and support. These third parties may misappropriate our information and engage in unauthorized use of it. The failure of these third parties to provide adequate services and technologies, or the failure of the third parties to adequately maintain or update their services and technologies, could result in a disruption to our business operations. Further, disruptions in the financial markets and economic downturns may adversely affect our business partners and they may not be able to continue honoring their obligations to us. Alternative arrangements and services may not be available to us on commercially reasonable terms or we may experience business interruptions upon a transition to an alternative partner or vendor. If we lose one or more significant business partners, our business could be harmed.

We may be subject to electronic communication security risks.

A significant potential vulnerability of electronic communications is the security of transmission of confidential information over public networks. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in its operations. We may be required to expend capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain effective intellectual property rights for our products, we may not be able to compete effectively in our markets.

Historically, we have relied on trade secret protection and confidentiality agreements to protect the intellectual property related to our technologies and products. Our success depends in large part on intellectual property protection in the United States and in other countries with respect to our proprietary technology and new products.

We may seek to protect our proprietary position by filing patent applications in Israel, the United States and in other countries, with respect to our novel technologies and products, which are important to our business. Patent prosecution is expensive and time consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection.

If we seek patent protection, we cannot offer any assurances about which, if any, patent applications will issue, the breadth of any such patent or whether any issued patents will be found invalid and unenforceable or will be threatened by third parties. Any successful opposition to these patents or any other patents owned by or licensed to us after patent issuance could deprive us of rights necessary for the successful commercialization of any new products that we may develop.

Further, there is no assurance that all potentially relevant prior art relating to our patent applications has been found, which can invalidate a patent or prevent a patent from issuing from a pending patent application. Even if patents do successfully issue, and even if such patents cover our products, third parties may challenge their validity, enforceability, or scope, which may result in such patents being narrowed, found unenforceable or invalidated. Furthermore, even if they are unchallenged, our patent applications and any future patents may not adequately protect our intellectual property, provide exclusivity for our new products, or prevent others from designing around our claims. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business. If we cannot obtain and maintain effective patent rights for our products, we may not be able to compete effectively, and our business and results of operations would be harmed.

Further, international trade conflicts could have negative consequences on the demand for our products and services outside Israel. Other risks of doing business internationally include political and economic instability in the countries of our customers and suppliers, changes in diplomatic and trade relationships and increasing instances of terrorism worldwide. Some of these risks may be affected by Israel’s overall political situation.

Intellectual property rights of third parties could adversely affect our ability to commercialize our products, and we might be required to litigate or obtain licenses from third parties in order to develop or market our product candidates. Such litigation or licenses could be costly or not available on commercially reasonable terms.

It is inherently difficult to conclusively assess our freedom to operate without infringing on third party rights. Our competitive position may be adversely affected if existing patents or patents resulting from patent applications issued to third parties or other third-party intellectual property rights are held to cover our products or elements thereof, or our manufacturing or uses relevant to our development plans. In such cases, we may not be in a position to develop or commercialize products or our product candidates unless we successfully pursue litigation to nullify or invalidate the third-party intellectual property right concerned or enter into a license agreement with the intellectual property right holder, if available on commercially reasonable terms. There may also be pending patent applications that if they result in issued patents, could be alleged to be infringed by our new products. If such an infringement claim should be brought and be successful, we may be required to pay substantial damages, be forced to abandon our new products or seek a license from any patent holders. No assurances can be given that a license will be available on commercially reasonable terms, if at all.

It is also possible that we have failed to identify relevant third-party patents or applications. Patent applications in the United States and in most of the other countries are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our new products or platform technology could have been filed by others without our knowledge. Additionally, pending patent applications which have been published can, subject to certain limitations, be later amended in a manner that could cover our platform technologies, our new products or the use of our new products. Third party intellectual property right holders may also actively bring infringement claims against us. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or continue costly, unpredictable and time-consuming litigation and may be prevented from or experience substantial delays in pursuing the development of and/or marketing our new products. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing our new products that are held to be infringing, and/or we might be forced to redesign our new products to avoid infringing upon the third party’s intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.

We may be involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming, and unsuccessful.

Competitors may infringe our intellectual property. If we were to initiate legal proceedings against a third party to enforce a patent covering one of our new products, the defendant could counterclaim that the patent covering our product candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the United States Patent and Trademark Office, or USPTO, or made a misleading statement, during prosecution. The validity of U.S. patents may also be challenged in post-grant proceedings before the USPTO. The outcome following legal assertions of invalidity and unenforceability is unpredictable.

Derivation proceedings initiated by third parties or brought by us may be necessary to determine the priority of inventions and/or their scope with respect to our patent or patent applications or those of our licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to continue our research programs, license necessary technology from third parties, or enter into development partnerships that would help us bring our new products to market.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common stock.

We may be subject to claims challenging the inventorship of our intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in, or right to compensation, with respect to our current patent and patent applications, future patents or other intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our products. Litigation may be necessary to defend against these and other claims challenging inventorship or claiming the right to compensation. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, and defending patents on products, as well as monitoring their infringement in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States.

A substantial part of our commercial success will depend on its ability to maintain, establish and protect its intellectual property assets, maintain trade secret protection, register copyrights and trademarks, and operate without infringing the proprietary rights of third parties. There is a further risk that the claims of a patent application, when filed, may change in scope during examination by the patent offices. Further, if and where a patent is granted, there can be no guarantee that such patent will be valid or enforceable or that the patent will be granted in other jurisdictions.

Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and may also export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products. Future patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, which could make it difficult for us to stop the marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our future patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to monitor and enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.

A significant portion of our intellectual property has been developed by our employees in the course of their employment for us. Under the Israeli Patent Law, 5727-1967, or the Patent Law, inventions conceived by an employee during the scope of his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent an agreement between the employee and employer providing otherwise. The Patents Law also provides that if there is no agreement between an employer and an employee determining whether the employee is entitled to receive consideration for service inventions and on what terms, this will be determined by the Israeli Compensation and Royalties Committee, or the Committee, a body constituted under the Patents Law. Case law clarifies that the right to receive consideration for “service inventions” can be waived by the employee and that in certain circumstances, such waiver does not necessarily have to be explicit. The Committee will examine, on a case-by-case basis, the general contractual framework between the parties, using interpretation rules of the general Israeli contract laws. Further, the Committee has not yet determined one specific formula for calculating this remuneration, but rather uses the criteria specified in the Patents Law. Although we generally enter into agreements with our employees pursuant to which such individuals assign to us all rights to any inventions created during and as a result of their employment with us, we may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, we could be required to pay additional remuneration or royalties to our current and/or former employees, or be forced to litigate such monetary claims (which will not affect our proprietary rights), which could negatively affect our business.

Risks Related to Our Common Stock

The sale of a substantial amount of our shares of common stock including resale of the shares being registered hereunder in the public market could adversely affect the prevailing market price of our common stock.

We are registering for resale 7,928,852 shares of common stock. Sales of substantial amounts of shares of our shares of common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our shares of common stock, and the market value of our other securities. We cannot predict if and when Selling Stockholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional shares of common stock or other equity or debt securities convertible into shares of common stock. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

We are an “emerging growth company” and our compliance with the reduced reporting and disclosure requirements applicable to “emerging growth companies” may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, and we have elected to take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These provisions include, but are not limited to: being permitted to have only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and plan of operation disclosures; being exempt from compliance with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; being subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and not being required to hold nonbinding advisory votes on executive compensation or on any golden parachute payments not previously approved.

In addition, while we are an “emerging growth company,” we will not be required to comply with any new financial accounting standard until such standard is generally applicable to private companies. As a result, our financial statements may not be comparable to companies that are not “emerging growth companies” or elect not to avail themselves of this provision.

We may remain an “emerging growth company” until the fiscal year-end following the fifth anniversary of the completion of our initial public offering, though we may cease to be an “emerging growth company” earlier under certain circumstances, including if (i) we have more than $1.235 billion in annual revenue in any fiscal year, (ii) we become a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates as of the end of the second quarter of that fiscal year, or (iii) we issue more than $1.0 billion of non-convertible debt over a three-year period.

The exact implications of the JOBS Act are still subject to interpretations and guidance by the SEC and other regulatory agencies, and we cannot assure you that we will be able to take advantage of all of the benefits of the JOBS Act. In addition, investors may find our common stock less attractive to the extent we rely on the exemptions and relief granted by the JOBS Act. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may decline or become more volatile.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. Any failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial fraud.

In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Management has identified material weaknesses regarding inadequate accounting resources, the lack of segregation of duties and the need for a stronger internal control environment. Management of the Company believes that these material weaknesses are due to the small size of the Company’s outsourced accounting staff. The small size of the Company’s accounting outsourced staff may prevent adequate controls in the future due to the cost/benefit of such remediation.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related Commission regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative costs and a diversion of management time and attention from revenue generating activities to compliance activities.

Our business, operating results and growth rates may be adversely affected by current or future unfavorable economic and market conditions and adverse developments with respect to financial institutions and associated liquidity risk.

Our business depends on the economic health of the global economies. If the conditions in the global economies remain uncertain or continue to be volatile, or if they deteriorate, including as a result of the impact of military conflict, terrorism or other geopolitical events, our business, operating results and financial condition may be materially adversely affected. Economic weakness, inflation and increases in interest rates, limited availability of credit, liquidity shortages and constrained capital spending have at times in the past resulted, and may in the future result, in challenging and delayed sales cycles, slower adoption of new technologies and increased price competition, and could negatively affect our ability to forecast future periods, which could result in an inability to satisfy demand for our products and a loss of market share.

In addition, increases in inflation raise our costs for commodities, labor, materials and services and other costs required to grow and operate our business, and failure to secure these on reasonable terms may adversely impact our financial condition. Additionally, increases in inflation, geopolitical developments and global supply chain disruptions, have caused, and may in the future cause, global economic uncertainty and uncertainty about the interest rate environment, which may make it more difficult, costly or dilutive for us to secure additional financing. A failure to adequately respond to these risks could have a material adverse impact on our financial condition, results of operations or cash flows.

There can be no assurance that future credit and financial market instability and a deterioration in confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, liquidity shortages, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, or if adverse developments are experienced by financial institutions, it may cause short-term liquidity risk and also make any necessary debt or equity financing more difficult, more costly, more onerous with respect to financial and operating covenants and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to alter our operating plans. In addition, there is a risk that one or more of our service providers, financial institutions, manufacturers, suppliers and other partners may be adversely affected by the foregoing risks, which could directly affect our ability to attain our operating goals on schedule and on budget.

The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, our business could fail to grow at similar rates, or at all.

The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate. Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate, including as a result of any of the risks described in this prospectus.

In addition, the variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of addressable users or companies covered by our market opportunity estimates will purchase our offerings or generate any particular level of revenue for us. In addition, our ability to expand in any of our target markets depends on a number of factors, including the cost, performance, and perceived value associated with our platform and those of our competitors. Even if the markets in which we compete meet the size estimates and growth forecasted in this prospectus, our business could fail to grow at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this prospectus should not be taken as indicative of our future growth.

We may be subject to securities litigation, which is expensive and could divert management attention.

In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could seriously hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or our shares, our share price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our shares, or provide more favorable relative recommendations about our competitors, our share price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

Our management team has limited experience managing a public company, and the requirements of being a public company may strain our resources, divert management’s attention, and affect our ability to attract and retain qualified board members.

As a public company listed in the United States, we incur significant additional legal, accounting, and other expenses. In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and The Nasdaq Stock Market LLC, or Nasdaq, may increase legal and financial compliance costs, and make some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies.

Most members of our management team have no prior experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition of becoming a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. Furthermore, we are committed to maintaining high standards of corporate governance and public disclosure, and our efforts to establish the corporate infrastructure required of a public company and to comply with evolving laws, regulations and standards are likely to divert management’s time and attention away from revenue-generating activities to compliance activities, which may prevent us from implementing our business strategy and growing our business. Moreover, we may not be successful in implementing these requirements. If we do not effectively and efficiently manage our transition into a public company and continue to develop and implement the right processes and tools to manage our changing enterprise and maintain our culture, our ability to compete successfully and achieve our business objectives could be impaired, which could negatively impact our business, financial condition and results of operations.

Additionally, as a public company, we may from time to time be subject to proposals by stockholders urging us to take certain corporate actions. If activist shareholder activity ensues, we may be required to incur additional costs to retain the services of professional advisors, management time and attention will be diverted from our core business operations, and perceived uncertainties as to our future direction, strategy or leadership may cause us to lose potential business opportunities and impair our brand and reputation, any of which could materially and adversely affect our business, financial condition and results of operations.

In addition to increasing our legal and financial compliance costs, the additional rules and regulations described above might also make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors or as members of our senior management team.

We incur significant increased costs as a result of operating as a public company, and our management is required to devote substantial time to new compliance initiatives.

We incur significant legal, accounting and other expenses as a public company. In addition, the Sarbanes-Oxley Act has imposed various requirements on public companies including requiring establishment and maintenance of effective disclosure and financial controls. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have increased and will continue to increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. In addition, we will be required to have our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting the later of our second Annual Report on Form 10-K or the first Annual Report on Form 10-K following the date on which we are no longer an emerging growth company or a smaller reporting company. Our compliance with Section 404 of the Sarbanes-Oxley Act will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the value of our securities could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Our ability to successfully implement our business plan and comply with Section 404 requires us to be able to prepare timely and accurate financial statements. We expect that we will need to continue to improve existing, and implement new operational and financial systems, procedures and controls to manage our business effectively. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls, may cause our operations to suffer and we may be unable to conclude that our internal control over financial reporting is effective and to obtain an unqualified report on internal controls from our auditors as required under Section 404 of the Sarbanes-Oxley Act. This, in turn, could have an adverse impact on value of our securities, and could adversely affect our ability to access the capital markets.

Raising additional capital or the issuance of additional equity securities would cause dilution to our existing stockholders and may affect the rights of existing stockholder or the market price of our common stock.

We may seek additional capital through a combination of private and public equity offerings, debt financings and collaborations and strategic arrangements. To the extent that we raise additional capital through the issuance of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a holder of our common stock.

In addition, our authorized share capital consists of  60,000,000 shares of capital stock, including 50,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of January 6, 2026, we had 11,442,871 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. As of January 6, 2026, we also had warrants to purchase 6,350,000 shares of common stock outstanding, options to purchase 122,831 shares of common stock outstanding, all of which are currently vested and 294,928 restricted stock units, or RSUs, all of which are currently vested. Our board of directors may issue, or reserve for issuance, an additional 31,789,370 shares of common stock and up to 10,000,000 shares of preferred stock, which includes 1,372,656 shares of common stock that are reserved and available for future awards under our Charging Robotics, Inc. 2023 Equity Incentive Plan, which might dilute your holdings substantially.

To the extent that shares of common stock or preferred stock are issued or options and warrants are exercised, holders of our ordinary shares will experience dilution. In addition, in the event of any future issuances of equity securities or securities convertible into or exchangeable for ordinary shares, holders of our ordinary shares may experience dilution. We also consider from time to time various strategic alternatives that could involve issuances of additional ordinary shares, including but not limited to acquisitions and business combinations, but do not currently have any definitive plan to enter into any such transaction.

We have never paid, and we currently do not intend to pay dividends.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to finance operations and to expand our business and, therefore, do not expect to pay any cash dividends in the foreseeable future. As a result, capital appreciation, if any, of our common stock will be investors’ sole source of gain for the foreseeable future. In addition, Israeli law may limit our declaration or payment of dividends and may subject our dividends to Israeli withholding taxes.

Risks Related to Our Location and Operations in Israel

We are exposed to fluctuations in currency exchange rates.

A major portion of our business is conducted, and a material portion of our operating expenses is incurred, outside the United States, mainly in New Israeli Shekels (“NIS”). Therefore, we are exposed to currency exchange fluctuations in other currencies, particularly in NIS and the risks related thereto. Our primary expenses paid in NIS are employee salaries, fees for consultants and subcontractors and lease payments on our Israeli facilities. As a result, we are affected by foreign currency exchange fluctuations through both translation risk and transaction risk. Thus, we are exposed to the risks that: (a) the NIS may appreciate relative to the dollar; (b) the NIS devalue relative to the dollar; (c) the inflation rate in Israel may exceed the rate of devaluation of the NIS; or (d) the timing of such devaluation may lag behind inflation in Israel. In any such event, the dollar cost of our operations in Israel would increase and our dollar-denominated results of operations would be adversely affected. Our operations also could be adversely affected if we are unable to effectively hedge against currency fluctuations in the future.

Our headquarters, research and development and other significant operations are located in Israel, and, therefore, our results may be adversely affected by political, economic and military instability in Israel.

We have offices in Tel Aviv, Israel where our primary operations, research and development, and certain other finance activities are based. In addition, all of our officers and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business and operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries and terrorist organizations, including Hamas (an Islamist militia and political group in the Gaza strip) and Hezbollah (an Islamist militia and political group based in Lebanon).

In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in extensive deaths, injuries and kidnapping of civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks. In January 2025, Israel and Hamas entered into a ceasefire agreement, which remained in effect until March 18, 2025, when hostilities resumed. As of October 9, 2025, Israel and Hamas entered into a renewed ceasefire agreement calling for a permanent end of the war. However, there are no assurances that such as agreement will hold. While the conflict has created heightened security concerns, disruptions to business operations, and economic instability, the ceasefire may contribute to improved regional stability. However, the security situation remains fluid, and any renewed military actions, restrictions, or government-imposed measures could adversely affect our operations, supply chains, and financial condition.

Since the commencement of these events, there have been continued hostilities along Israel’s northern border with Lebanon (with the Hezbollah terror organization) and on other fronts from various extremist groups in region, such as the Houthis in Yemen and various rebel militia groups in Syria and Iraq. In October 2024, Israel began limited ground operations against Hezbollah in Lebanon, and in November 2024, a ceasefire was brokered between Israel and Hezbollah, but there are no guarantees as to whether the agreement will hold or whether further hostilities will resume.

In addition, in April 2024 and October 2024, Iran launched direct attacks on Israel involving hundreds of drones and missiles and has threatened to continue to attack Israel and is widely believed to be developing nuclear weapons. In June 2025, in light of continued nuclear threats and intelligence assessments indicating imminent attacks, Israel launched a preemptive strike directly targeting military and nuclear infrastructure inside Iran, aimed at disrupting Iran’s capacity to coordinate or launch further hostilities against Israel, as well as to degrade its nuclear program. In response, Iran launched multiple waves of drones and ballistic missiles at Israeli cities. While most of these attacks were intercepted, several caused civilian casualties and damage to infrastructure. While a ceasefire was reached between Israel and Iran in June 2025 after 12 days of hostilities, the situation remains volatile. A broader regional conflict involving additional state and non-state actors remains a significant risk. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza, Hezbollah in Lebanon, the Houthi movement in Yemen and various rebel militia groups in Syria and Iraq. These situations may potentially escalate in the future to more violent events which may affect Israel and us.

In connection with the Israeli security cabinet’s declaration of war against Hamas and possible hostilities with other organizations, several hundred thousand Israeli military reservists were drafted to perform immediate military service, including five full time employees in Israel of ours. Although many of such military reservists have since been released, including all our employees, they may be called up for additional reserve duty, depending on developments in the war in Gaza and along Israel’s other borders. Military service call ups that result in absences of personnel from us for an extended period of time may materially and adversely affect our business, prospects, financial condition and results of operations. As of the date of this prospectus, we have two senior management positions, who we engage in part-time capacities via consulting agreements. In addition, we have ten (10) employees working for us in full-time and part-time capacities in general and administrative, financial and accounting and research and development functions. All of these individuals are located in Israel.

Since the war broke out on October 7, 2023, our operations have not been adversely affected by this situation, and we have not experienced disruptions to our business operations. As such, our product and business development activities remain on track. While the intensity and duration of the security situation in Israel have been difficult to predict, as were the economic implications on our business and operations and on Israel’s economy in general, the ceasefire marks a potential shift towards stability in the region. If sustained, this could reduce the risk of disruptions to our business and the Israeli economy in general. However, if the war is renewed or expands to other fronts, such as Lebanon, Syria and the West Bank, our operations may be harmed.

Parties with whom we do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements.

Our commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Finally, political conditions within Israel may affect our operations. Israel has held five general elections between 2019 and 2022, and prior to October 2023, the Israeli government pursued extensive changes to Israel’s judicial system, which sparked extensive political debate and unrest. Actual or perceived political instability in Israel or any negative changes in the political environment, may individually or in the aggregate adversely affect the Israeli economy and, in turn, our business, financial condition, results of operations and growth prospects.

Our operations may be disrupted as a result of the obligation of management or key personnel to perform military service.

As of the date hereof, all of our officers and employees reside in Israel. Currently, all male adult citizens and permanent residents of Israel under the age of 40 (or older, depending on their position with the Israeli Defense Forces reserves), unless exempt, are obligated to perform military reserve duty annually and are subject to being called to active duty at any time under emergency circumstances. Our operations could be disrupted by the absence for a significant period of one or more of our key officers and employees due to military service. Any such disruption could have a material adverse effect on our business, results of operations and financial condition.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company has based these forward-looking statements on its current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “could”, “would”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “continue”, or the negative of such terms or other similar expressions. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	the economic environment within which we operate;

●	the Company’s need for and ability to obtain additional financing;

●	security, political and economic instability in the Middle East that could harm our business, including due to the security situation in Israel; and

●	the demand for the Company’s products.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with which may cause our actual results to differ from those anticipated in our forward-looking statements. For a discussion of these and other risks that relate to our business and investing in our common stock, you should carefully review the risks and uncertainties described in this prospectus and in the Company’s other SEC filings. The Company’s actual results could differ materially from those contemplated in these forward-looking statements as a result of these factors. The Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders. All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the Selling Stockholders. However, we may receive the proceeds from any exercise of warrants if the holders do not exercise the warrants on a cashless basis. We expect that the Selling Stockholders will sell their shares of common stock as described under “Plan of Distribution.”

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and other factors our board of directors deems relevant.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations along with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. The following discussion contains forward-looking statements that are subject to risks, uncertainties and assumptions. You should review the sections titled “Summary Risk Factors” and “Risk Factors” in this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described below.

Overview

Charging Robotics is engaged in the development, production and installation of wireless charging systems for various applications. The current focus of the company is wireless charging systems for electric vehicles (EVs) in robotic parking systems. The Company believes that this technology addresses a significant need, as cable-based charging systems are not feasible in these types of parking systems

Our wholly-owned subsidiary, Charging Robotics Ltd., was formed in February 2021, as an Israeli corporation, with the main goal of developing an innovative wireless EV charging technology. At the heart of the technology is a wireless power transfer module that uses resonance induction coils to transfer electricity wirelessly. This module can be used for various products such as robotics and stationary platforms. The robotic platform will include a component which is small enough to fit under the vehicle, and which will automatically position itself for maximum-efficiency charging, and upon charging completion will automatically return to its docking station or to charge the next vehicle.

Our current product, for which we have received initial orders from 3 different Automatic Parking Facilities (APS) suppliers, is a system for wireless charging of EV in APSs. We believe that this product solves a big problem inherent to APS. Since the parking area is not accessible, the driver cannot connect a charging cable when the car is parked in its final position. Upon arrival at the APS, the driver parks the EV on a plate used by the APS to transport the EV to the final parking location. The EV remains on the plate until it is retrieved by the APS when the driver wants to leave the parking. When a driver parks the EV on this plate, they connect a regular charging cable between the EV charging port and a socket installed on the plate. We pre install a wireless electricity receiver on this plate and a wireless electricity transmitter in the final parking position. As the plate and the EV arrive at the final parking position, the system senses the transmitter and receiver are in proximity and the charging process begins. The electricity is transmitted between the building and the plate in a wireless manner – over a distance of about 40mm. The entire process is automatic. Our system is installed in two parts. The electricity receiving component is installed on the plate and consists of a receiving coil and supporting electronics and a socket where the driver connects a cable to the charging socket of the EV. The system’s transmitting component is installed in the APS facility and consists of a transmitting coil and the supporting electronics. As the driver parks the EV and connects the cable from the plate to the EV, he initiates the charging process using our mobile application. Once initiated, the system goes into standby mode. Upon the plate arriving at its final parking location, charging of the EV begins. When the plate and EV are in the final parking position, the transmitting coil and the receiving coil are in proximity and by way of electromagnetic induction, electricity passes from the stationary part (transmitting) of the system to the moving (receiving) part of the system. This enables the charging of EVs in places where drivers cannot enter and manually connect a plug. We have received orders for this system from 3 different customers, all APS providers in Israel. These customers include Electra parking solutions, Parkomot and Parking Design. Electra placed an order for 2 systems (each consists of 1 transmitter and 1 receiver) which will be installed in 2 parking locations, Parkomot for 1 system and parking design for 12 systems. One of the Electra systems has been installed in a robotic (automatic) parking system in Tel Aviv. The system started initial testing and additional tests will be done once the parking facility is complete and can accommodate electric vehicles. We are waiting for the parking facility to be ready to accommodate vehicles. This is required in order to complete the testing of our system. In parallel, we have used the time to conduct tests of the system in our laboratory and gain more experience and reduce risks by conducting in-house testing of our system. The Parkomot system is expected to be installed in Q1 2026. The system ASP (average selling price) is about $3,000 US. Since our product is installed in a parking facility, which is a part of a large infrastructure project, we are dependent upon completion of all buildings and the parking facilities before we can complete the installation of our system.

Recent Developments

Private Placement

During the nine months ended September 30, 2025, the Company issued a total of 185,211 newly issued shares of common stock in a private placement offering total proceeds of $306 thousand. The Company also issued 111,688 shares as finders’ fees for past private placement offerings.

Credit Facility

On June 8, 2025, the Company entered into facility agreements for up to $3.0 million (the “Facility Loan Amount”) credit facility (the “Credit Facility”) with certain lenders (the “Lenders” and the “Facility Agreement”, respectively).

The Company may draw down the Facility Loan Amount from time to time, in whole or in part, upon the Company’s request, from the period beginning on the effectiveness date of an uplisting of the Company’s shares of common stock to a national securities exchange (the “Uplist Date”), unless otherwise agreed to by the Lenders to permit a drawdown prior to the Uplist Date, and ending on the earlier to occur of (i) such date that the Facility Loan Amount has been drawn down in full and (ii) upon such date that the Company closes one or more equity financing transactions in an aggregate amount of at least $3.0 million.

The principal portion of the Facility Loan Amount shall be repaid to the Lenders upon such date that the Company closes one or more equity financing transactions in an aggregate amount of at least $3.0 million (the “Principal Repayment Date”). The Credit Facility will accrue interest at a rate of 12% per annum (the “Facility Interest”). Facility Interest accrued as of the Principal Repayment Date shall be repaid to the Lenders upon such date that the Company closes one or more equity financing transactions in an aggregate amount of at least $5.0 million.

As of September 30, 2025, the Company drew down $308 thousand from the Facility Loan Agreements.

As part of the Facility Agreement, the Company issued warrants (the “Facility Warrants”) to the Lenders to purchase an aggregate of 200,000 shares of the Company’s common stock, representing an aggregate exercise amount of $3.0 million, with a per share exercise price of $15.00, subject to certain beneficial ownership limitations, anti-dilution protection and price adjustments set forth therein. The Facility Warrants will be exercisable on the Uplist Date and will have a term of 5 years from the Uplist Date.

Securities Exchange Agreement

On June 24, 2025, the Company entered into the Exchange Agreement with Revoltz and three Revoltz Shareholders, pursuant to which the Company issued to the Revoltz Shareholders an aggregate of 12.35% of its issued and outstanding capital stock on a pro rata and post-closing basis, equal to 1,385,002 shares of the Company’s common stock, in exchange for 32.74% of Revoltz’s issued and outstanding share capital on a fully diluted and post-closing basis, equal to 37,476 Revoltz ordinary shares. The Acquisition closed on June 26, and resulted in Revoltz becoming a majority-owned subsidiary of the Company. Revoltz was consolidated into the Company’s financial statements as of June 24, 2025.

Results of Operations

Years Ended December 31, 2024 and December 31, 2023

Operating Expenses and Revenues

Our current operating expenses consist of two components — research and development costs, net, and general and administrative costs. We have not generated revenues for the years ended December 31, 2024, and December 31, 2023, respectively.

Research and development costs, net

Research and development costs, net for the year ended December 31, 2024, amounted to $319 thousand, compared to $329 thousand for the year ended December 31, 2023. The decrease is mainly due to a decrease in subcontractor costs, which amounted to $251 thousand during the year ended December 31, 2024, compared to $258 thousand during the year ended December 31, 2023. The decrease in research and development expenses was offset in part by a decrease in the grant received from by the Israeli Innovation Authority, which amounted to $58 thousand during the year ended December 31, 2024, compared to $77 thousand during the year ended December 31, 2023, and an increase in raw materials, which amounted to $39 thousand during the year ended December 31, 2024, compared to $2 thousand in the ended December 31, 2023. The increase in raw materials is due to the development of the pilot project.

General and administrative costs

General and administrative costs for the year ended December 31, 2024, amounted to $458 thousand, compared to $437 thousand for the year ended December 31, 2023. The increase is due to increased business and other operational activity in the Company, specifically public company expenses.

Nine months ended September 30, 2025 and September 30, 2024

Operating Expenses

Our current operating expenses consist of two components – research and development costs, net, and general and administrative costs. We have not generated revenues for the nine months ended September 30, 2025, and September 30, 2024, respectively.

Research and development costs, net

Research and development costs, net for the nine months ended September 30, 2025, amounted to $267 thousand, compared to $226 thousand for the nine months ended September 30, 2024. The increase is mainly due to the increase in expenses resulting from the consolidation of Revoltz into the Company’s financial statements following the Acquisition.

General and administrative costs

General and administrative costs for the nine months ended September 30, 2025, amounted to $771 thousand, compared to $320 thousand for the nine months ended September 30, 2024. The increase is mainly due to higher consulting, audit and legal expenses in connection with a potential uplisting of the Company’s shares of common stock to the Nasdaq Capital Market.

Other income

The other income of $1,287 represents the pre-tax gain recognized from the remeasurement at fair value of a pre-existing equity investment in Revoltz made by the Company’s wholly-owned subsidiary, Charging Robotics Ltd. This remeasurement occurred as part of the business combination achieved in stages.

Three months ended September 30, 2025 and September 30, 2024

Operating Expenses

Our current operating expenses consist of two components – research and development costs, net, and general and administrative costs. We have not generated revenues for the three months ended September 30, 2025, and September 30, 2024, respectively.

Research and development costs, net

Research and development costs, net for the three months ended September 30, 2025, amounted to $122 thousand, compared to $78 thousand for the three months ended September 30, 2024. The increase is mainly due to the increase in expenses resulting from the consolidation of Revoltz into the Company’s financial statements following the Acquisition.

General and administrative costs

General and administrative costs for the three months ended September 30, 2025, amounted to $434 thousand, compared to $107 thousand for the three months ended September 30, 2024. The increase is mainly due to higher consulting, audit and legal expenses in connection with a potential uplisting of the Company’s shares of common stock to the Nasdaq Capital Market.

Liquidity and Capital Resources

As of September 30, 2025, and December 31, 2024, the Company’s cash balance was $47 thousand and $175 thousand, respectively.

As of September 30, 2025, and December 31, 2024, the Company’s total assets were $7,610 thousand and $332 thousand, respectively.

As of September 30, 2025, the Company had total liabilities of $1,584 thousand that consisted of $564 thousand in accounts payable and other current liabilities, $801 thousand in short term loans, $183 thousand in payables to related parties, and $36 thousand in other non-current liabilities.

As of December 31, 2024, the Company had total liabilities of $945 thousand that consisted of $328 thousand in accounts payable and other current liabilities, $172 thousand in payables to related parties, $32 thousand in other non-current liabilities and $413 thousand in short term loans.

As of September 30, 2025, the Company had a negative working capital of $1,379 thousand. As of December 31, 2024, the Company had negative working capital of $654 thousand.

On June 8, 2025, the Company entered into the Facility Agreements with the Lenders pursuant to which the Company may draw down the Facility Loan Amount from time to time, in whole or in part, upon the Company’s request, from the period beginning on the Uplist Date and ending on the earlier to occur of (i) such date that the Facility Loan Amount has been drawn down in full and (ii) upon such date that the Company closes one or more equity financing transactions in an aggregate amount of at least $3.0 million.

For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Credit Facility.”

The Company’s operating budget needs to include the planned costs to operate its business, including amounts required to fund the working capital and capital expenditure. The Company’s future capital requirements and the adequacy of its available funds will depend on many factors, including the Company’s ability to successfully commercialize its products and services, competing technological and market developments, and the need to enter into collaborations with other companies or acquire other companies or technologies to enhance or complement its product and service offerings. The Company may be unable to raise sufficient additional capital when it needs it or raise capital on favorable terms. Future financing may require the Company to pledge certain assets and enter into covenants that could restrict certain business activities or its ability to incur further indebtedness and may contain other terms that are not favorable to its shareholders or to the Company. If the Company is unable to obtain adequate funds on reasonable terms, it may be required to significantly curtail or discontinue operations or obtain funds by entering into financing agreements on unattractive terms.

Working Capital and Cash Flows (in thousands of U.S. Dollars)

Working Capital

	September 30, 2025	December 31, 2024	December 31, 2023
	(Unaudited)	(Audited)	(Audited)

Current Assets	$169	$259	$51
Current Liabilities	1,548	913	348
Working Capital (deficit)	$(1,379)	$(654)	$(297)

Cash Flows

	December 31,	December 31,
	2024	2023

Cash flows used in operating activities	$(610)	$(644)
Cash flows used in investing activities	-	3
Cash flows from financing activities	777	622
Net increase (decrease) in cash during the year	167	(19)

	Nine months ended September 30,
	2025	2024

Cash flows used in operating activities	$(741)	$(375)
Cash flows provided by (used in) investing activities	2	(4)
Cash flows provided by financing activities	604	377
Net increase (decrease) in cash during the period	$(135)	$(2)

Cash Flows from Operating Activities

During the year ended December 31, 2024, we had negative cash flow from operations of $610 thousand compared to a negative cashflow of $643 thousand for the year ended December 31, 2023, which resulted mainly from the net loss for the year.

During the nine months ended September 30, 2025, we had negative cash flow from operations of $741 thousand compared to a negative cashflow of $375 thousand for the nine months ended September 30, 2024. The increase resulted mainly from gain from revaluation of investment in an affiliate and changes in operating assets and liabilities.

Cash Flows from Investing Activities

During the year ended December 31, 2024, we had nil cashflow from investing activities, compared to a positive cashflow of $3 thousand for the year ended December 31, 2023.

During the nine months ended September 30, 2025, we had positive cash flow from investing activities in the amount of $2 thousand, compared to negative cash flow of $4 cash flow from investing activities for the nine months ended September 30, 2024. The positive cash flow is due to the newly consolidated cash balance of Revoltz.

Cash Flows from Financing Activities

During the year ended December 31, 2024, we had a positive cash flow from financing activities of $777 thousand, compared to a positive cashflow of $622 thousand for the year ended December 31, 2023. Cash flows in 2024 were primarily from an issuance of common stock in the amount of $410 thousand and receipt of short-term loans in the amount of $367 thousand. Cash flows in 2023 were primarily from a private placement of common stock in the amount of $501  thousand and the exercise of stock options in the amount of $91 thousand.

During the nine months ended September 30, 2025, we had a positive cash flow from financing activities of $604 thousand, compared to $377 thousand for the nine months ended September 30, 2024. The increased cash flow from financing activities in the nine months ended September 30, 2025, resulted mainly from the issuance of shares of common stock in a private placement offering for a total of $306 thousand and $308 thousand proceeds from short term loans received.

Critical Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts and disclosures. It is reasonably possible that actual experience could differ from the estimates and assumptions utilized which could have a material impact on the financial statements. The following is a summary of our significant accounting estimates, and critical issues that impact them:

Accounting for stock-based compensation

We grant equity-based awards under share-based compensation plans. We estimate the fair value of share-based payment awards using the Black-Scholes option valuation model. The Black-Scholes option valuation model requires the input of subjective assumptions, including price volatility of the underlying stock, risk-free interest rate, dividend yield, and expected life of the option. Because the Company did not have a trading history of its common stock, the expected volatility was derived from the average stock volatilities of similar public companies within the Company’s industry that we considered to be comparable to our business over a period equivalent to the expected term of the stock option and warrants granted. Changes in assumptions used under the Black-Scholes option valuation model could materially affect our net loss and net loss per share.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

Default on Notes

There are currently no notes in default.

Other Contractual Obligations

As of September 30, 2025, we did not have any contractual obligations.

BUSINESS

Overview

Charging Robotics is engaged in the development, production and installation of wireless charging systems for various applications. The current focus of the company is wireless charging systems for electric vehicles (EVs) in robotic parking systems. The Company believes that this technology addresses a significant need, as cable-based charging systems are not feasible in these types of parking systems.

Our wholly-owned subsidiary, Charging Robotics Ltd., was formed in February 2021, as an Israeli corporation, with the main goal of developing an innovative wireless EV charging technology. At the heart of the technology is a wireless power transfer module that uses resonance induction coils to transfer electricity wirelessly. This module can be used for various products such as robotics and stationary platforms. The robotic platform will include a component which is small enough to fit under the vehicle, and which will automatically position itself for maximum-efficiency charging, and upon charging completion will automatically return to its docking station or to charge the next vehicle.

Our current product, for which we have received initial orders from 3 different Automatic Parking Facilities (APS) suppliers, is a system for wireless charging of EV in APSs. We believe that this product solves a big problem inherent to APS. Since the parking area is not accessible, the driver cannot connect a charging cable when the car is parked in its final position. Upon arrival at the APS, the driver parks the EV on a plate used by the APS to transport the EV to the final parking location. The EV remains on the plate until it is retrieved by the APS when the driver wants to leave the parking. When a driver parks the EV on this plate, they connect a regular charging cable between the EV charging port and a socket installed on the plate. We pre install a wireless electricity receiver on this plate and a wireless electricity transmitter in the final parking position. As the plate and the EV arrive at the final parking position, the system senses the transmitter and receiver are in proximity and the charging process begins. The electricity is transmitted between the building and the plate in a wireless manner – over a distance of about 40mm. The entire process is automatic. Our system is installed in two parts. The electricity receiving component is installed on the plate and consists of a receiving coil and supporting electronics and a socket where the driver connects a cable to the charging socket of the EV. The system’s transmitting component is installed in the APS facility and consists of a transmitting coil and the supporting electronics. As the driver parks the EV and connects the cable from the plate to the EV, he initiates the charging process using our mobile application. Once initiated, the system goes into standby mode. Upon the plate arriving at its final parking location, charging of the EV begins. When the plate and EV are in the final parking position, the transmitting coil and the receiving coil are in proximity and by way of electromagnetic induction, electricity passes from the stationary part (transmitting) of the system to the moving (receiving) part of the system. This enables the charging of EVs in places where drivers cannot enter and manually connect a plug. We have received orders for this system from 3 different customers, all APS providers in Israel. These customers include Electra parking solutions, Parkomot and Parking Design. Electra placed an order for 2 systems (each consists of 1 transmitter and 1 receiver) which will be installed in 2 parking locations, Parkomot for 1 system and parking design for 12 systems. One of the Electra systems has been installed in a robotic (automatic) parking system in Tel Aviv. The system started initial testing and additional tests will be done once the parking facility is complete and can accommodate electric vehicles. We are waiting for the parking facility to be ready to accommodate vehicles. This is required in order to complete the testing of our system. In parallel, we have used the time to conduct tests of the system in our laboratory and gain more experience and reduce risks by conducting in-house testing of our system. The Parkomot system is expected to be installed in Q1 2026. The system ASP (average selling price) is about $3,000 US. Since our product is installed in a parking facility, which is a part of a large infrastructure project, we are dependent upon completion of all buildings and the parking facilities before we can complete the installation of our system.

On April 24, 2021, Charging Robotics invested $250,000 and purchased 19.99% of the share capital of Revoltz Ltd. (“Revoltz”), an Israeli private company focusing on research, development and production of micro-mobility vehicles for the urban environment for the business and the private markets. On June 24, 2025, Charging Robotics entered into a securities exchange agreement (the “Exchange Agreement”) with Revoltz, and three shareholders of Revoltz (the “Revoltz Shareholders”), pursuant to which Charging Robotics issued to the Revoltz Shareholders an aggregate of 12.35% of its issued and outstanding capital stock on a pro rata and post-closing basis, equal to 1,385,002 shares of Charging Robotics’s common stock, in exchange for 32.74% of Revoltz’s issued and outstanding share capital on a fully diluted and post-closing basis, equal to 37,476 Revoltz ordinary shares (the “Acquisition”). The Acquisition closed on June 26, 2025 and resulted in Revoltz becoming a majority-owned subsidiary of Charging Robotics. Revoltz was consolidated into Charging Robotics’s financial statements as of June 24, 2025.

On March 27, 2024, Revoltz announced a $2.7 million exclusive distribution agreement with the completion of the first batch production of 50 PORTO Micro-Mobility EVs for the last-mile delivery market. Completing the production is a significant step in Revoltz’s preparation for its first shipment in accordance with the distribution agreement it signed this past year. On April 10, 2025, Revoltz announced the official launch of its commercial phase in Israel for the PORTO EV by delivering the first 50 units to its exclusive distributor in Israel, initiating sales operations across key urban centers. Also in April 2025, Revoltz secured its first institutional client for the PORTO EV, a prominent logistics provider that will integrate PORTO EVs into its urban delivery fleet, and also installed a system for wireless charging of electric vehicles with a leading supplier of robotic parking facilities, which is intended to be used for charging EVs while reporting charge data to the cloud and managing the charging process based on available electricity and customer needs.

Revoltz has made significant strides in the EV industry with the launch of PORTO, which provides a seamless blend of functionality, sturdy design, and agility, designed specifically for the growing last-mile delivery market. The PORTO vehicle, capable of 100 km with a delivery payload of 250L on a single charge, offers a similar payload capacity to a small hatchback car, at a fraction of the cost and with the ability to maneuver in tight urban environments.  PORTO uses an advanced tilting suspension mechanism, ensuring best-in-class stability, even bearing a full load. With high volume loading spaces integrated over both axles, the cargo weight is distributed evenly, making for a safe and confident ride with unmatched vehicle dimensions.

The EV Market

The EV market is growing globally, due to favorable government policies and support (e.g., subsidies and grants), growing sensitivity toward a cleaner environment and demand for zero-emission vehicles, and resulting heavy investments in R&D from vehicle manufacturers. EV market growth requires charging infrastructure to grow as well. EV chargers are used to provide charging to EVs with a battery and the electrical source that helps to charge the battery. Currently the most common and leading solution are charging cables. Under a scenario where EV will hit 30% market share by 2030, the International Energy Agency forecasts that as many as 30 million public chargers would be needed to serve regular passenger vehicles – a number 50 times more than today’s installation-based vehicles.

We aim to become world’s first wireless charging solution that is set on an autonomous robot, for seamless charging experience. Our growth strategy is to primarily focus on public parking lots. Later in our growth strategy we aim to address private mass markets. In addition to entering markets with our technology, we aim to expand our development, design, and manufacturing capabilities.

Industry Overview and Market Challenges

After entering commercial markets in the first half of the decade, EV sales have soared to 7.2M vehicles in 2019, surpassing 2018 – already a record year. According to updated forecast reports from Statista, the unit sales of the EV market are anticipated to reach 18.84m vehicles units by 2029.

In 2025, the revenue in the Electric Vehicles market is projected to reach a staggering US$828.6bn worldwide. Looking ahead, it is expected that the market will demonstrate a steady compounded annual growth rate (CAGR) of 6.95% from 2025-2029, and according to some research entities, developing public charging infrastructures to meet the demand is a key challenge to the EV industry.

The lack of sufficient charging stations, particularly in rural and suburban areas, continues to challenge EV adoption. According to an ongoing study by the California Energy Commission and the University of California Davis, almost 30% of EV charge attempts have failed for reasons such as charger congestion, damaged chargers, and difficulty locating the charging stations.  While urban centers see improvements, the industry needs widespread infrastructure to provide convenient charging options.

Some countries are also taking major actions to face the challenge of EV charging. By way of example, the U.S. Bipartisan Infrastructure Law passed in November 2021, and includes a budget of $7.2 billion, designated solely to EV charging infrastructure.

Currently, the main charging solution that is adopted globally is cable charging. But this is about to change. Wireless charging technology for the automotive industry is expected to be the fastest growing segment of the wireless charging solutions entire market by the year 2027.

The automotive wireless charging market is highly driven by an increase in sales of EVs and their demand for the safer, convenient, and faster wireless charging system compared to cables.

According to recent research companies, the global wireless EV charging market is expected to reach some 568 billion U.S. dollars by 2030. According to this source wireless recharging is currently not faster, but it may be more accessible. Inductive chargers use electromagnetic oscillations to efficiently produce electric current that recharges a battery, without the need to plug in any wires.

EV charging, which will eventually replace the traditional method of connecting the car to a power source. EVs may eventually be able to function similarly to conventional internal combustion engine (ICE) vehicles thanks to wireless or inductive charging.

The market is anticipated to be driven by increasing EV demand, wireless technology R&D, and the implementation of fast-charging infrastructure.

Our Solution

Our current product which was pilot tested with an APS supplier in Israel is a system that wirelessly charges EVs in APSs. Upon arrival at the APS, the driver parks the EV on a plate used by the APS to transport the EV to the final parking location. The EV remains on the plate until it is retrieved by the APS and the driver enters the EV departs. When a driver parks an EV on these chagrining plates, they connect a regular charging cable to a socket installed on the plate, at which point the plate moves through the APS via conveyors and elevators to the parking location. Our system is installed in two parts. The electricity receiving component is installed on the plate and consists of a receiving coil and supporting electronics and a socket where the driver connects a cable to the charging socket of the EV. The system’s transmitting component is installed in the APS facility and consists of a transmitting coil and the supporting electronics. As the driver parks the EV and connects the cable from the plate to the EV, he initiates that charging using our mobile application. Once initiated, the system goes into standby mode. Upon the plate arriving at its final parking location, charging of the EV begins. When the plate and EV are in the final parking position, the transmitting coil and the receiving coil are in proximity and by way of electromagnetic induction, electricity passes from the stationary part (transmitting) of the system to the moving (receiving) part of the system. This enables the charging of EVs in places where drivers can not enter and manually connect a plug.

Although we have decided to currently focus on the solution for APSs, longer term future products will include the robotic solutions on which the Company was founded. We have succeeded in developing a tethered robotic solution. This robot was intended to charge an EV of a disabled driver and offer an automatic method for wireless charging of EVs. This solution will offer a big benefit for disabled drivers who have difficulty using a regular plug-and-cable-based charger. For these drivers, it is merely impossible to exit the EV, go to the charger, take the cable and connect the plug to the EV. Using our solution, charging will be performed automatically using the tethered robot. As the driver parks the EV, that robot will recognize the EV and will automatically navigate under the EV and charge it wirelessly. For this we have developed a patent-pending technology to navigate to the EV using data obtained by lidar (laser-based) sensors viewing only the EV’s wheels.

Competition

Wireless charging solutions that are currently being developed are usually in the form of a pad or surface. Companies developing such technology include Robert Bosch GmbH (Germany), Continental AG (Germany), WiTricity Corporation (U.S.), ZTE Corporation (China), and HELLA KGaA Hueck & Co. (Germany), Qualcomm Technologies Inc./WiTricity Corporation, to name a few.

Below is a competitive analysis of our solution in comparison to other EV charging technologies, either existing or currently in development. Analysis is based on the Company’s best knowledge and understating.

Strategy and Business Model

Our goal is to become a global leader in EV wireless charging by providing efficient, effortless, affordable, and scalable solutions. We intend to achieve our goal by implementing the following strategies:

B2B channel as a market penetration. Our go-to-market strategy is based on offering our solutions on a B2B basis. We intend to market our solution to owners and/or operators of public parking spaces of many varieties, such as shopping malls, office buildings, entertainment centers, hospitals, sports centers etc.

Variety of business models. The Company will sell three different products, each utilizing different business models:

1.	EV Wireless Charging System. These systems will be used to charge vehicles in APSs. These systems will be sold to the end-user as capital equipment with payment at the installation of the system and recurring revenues for services after the warranty period has concluded.

2.	Software as a Service (SaaS). The user interface that is used to operate our system is developed in cooperation with Make My Day (a company specializing in app development for EV fleet management). This user interface is used by the driver to get recommendations for a driving route that optimizes EV electricity consumption, and also has functions which assist the driver in utilizing our system upon arrival to an APS. Based on the benefits that this solution provides drivers, we intend to monetize it to generate another revenue stream by way of subscription fees and/or advertisements once we’ve sufficiently scaled to reach a wider driver audience.

3.	Electricity for Charging. We may offer a service of EV charging using our proprietary wireless charging system. We will offer the driver a service that ensures that their vehicle is always charged when parked over our charger. For this we will install our systems at the parking facility and we will use them to charge the vehicles. The driver will be offered various plans for purchasing electricity from us. One option can be a fixed price that ensures the car is always charged, another is an option to pay for the electricity purchased and many others. For this we will purchase electricity from the power utility at better rates (due to economies of scale) and we will use our wireless charging systems to sell electricity to the driver at a profit. We will also be able to install electricity storage system for increasing this profit by purchasing electricity at low rates, storing it and selling it at peak demand times at a premium. The main benefit of this business model is that it offers a recurring revenue stream for the company.

We intend to offer these different types of business models to increase our technology adoption. Such business models are selling robots to end users, operating the robots and generating revenues from selling electricity, renting robots to end users and charging a subscription fee for the app used to optimize EV battery usage.

Addressing niche markets that require alternative to cable charging. Since the foundation of our Company, we came across other potential niche EV charging markets that are in search for alternatives to traditional cable-based charging. As mentioned above, a prime example where our solution could make a significant difference for users is with respect to charging stations for handicap people. Our robotic technology could potentially be a unique and optimal solutions for EV handicap people who struggle with cable charging for their EVs.

Cooperation with EV charging infrastructure companies and EV manufacturers. Part of our strategy is to establish cooperation or joint ventures with EV charging infrastructure companies and EV manufacturers. We believe that, with such partnerships, we could work on additional robotic-based solutions, enhance relevant robot or charging capabilities and create faster go-to-market channels.

Building a brand. We believe the Company can become a global known brand for robotic charging solutions. We intend to make significant efforts in growing our brand recognition and building a global market footprint and market position.

Investment in Electric Micro Delivery Last-Mile Delivery Market

We are leveraging our unique experience in wireless charging systems for electric vehicles for electric micro vehicles tailored for last-mile delivery. The electric micro delivery and last-mile delivery market encompasses electric vehicles and related technologies designed to support the final stage of goods transportation from distribution hubs to end customers, primarily in urban and densely populated areas. This market includes electric cargo bicycles, scooters, compact electric delivery vehicles, and supporting charging and fleet-management infrastructure used to transport small parcels and goods over short distances.

Last-mile vehicles are the critical link in this evolving logistics chain. Unlike long-haul trucks and shipping networks that move goods efficiently over large distances, last-mile vehicles are specifically optimized for delivery speed, route flexibility, and accessibility in complex urban landscapes. They include a broad range of form factors—from compact vans and three-wheel electric vehicles to autonomous ground robots and cargo e-bikes. Their design priorities focus on minimizing operational cost per delivery, reducing traffic footprint, and navigating narrow streets, residential areas, and high-density population centers with agility and efficiency.

The demand for innovative last-mile solutions is also driven by sustainability goals. Traditional delivery trucks contribute significantly to urban congestion, noise pollution, and carbon emissions. With growing regulatory pressure and corporate commitments to environmental responsibility, logistics providers and retailers alike are investing heavily in electric and zero-emission last-mile fleets. These solutions not only reduce environmental impact, but also lower fuel and maintenance costs, improve air quality in urban neighborhoods, and align with municipal policies aimed at curbing emissions from transport sectors.

This widespread electrification significantly elevates the importance of automated charging solutions. Automated charging systems—such as robotic plug-in chargers, wireless charging pads, or fully autonomous docking stations—enable vehicles to recharge with minimal human intervention, ensuring consistent energy replenishment while reducing downtime and operational complexity.

For autonomous and semi-autonomous last-mile vehicles, automated charging is not just an efficiency upgrade but a functional requirement. Vehicles designed to operate continuously across extended delivery windows must be able to return to charging stations, align themselves precisely, and recharge without human assistance. This capability allows fleet operators to scale deployments, operate around the clock, and optimize fleet utilization in dense urban environments where space, labor, and time are constrained.

In this context, automated charging solutions become a critical enabler of the last-mile ecosystem. They support the economic viability of electric fleets, improve energy management, and integrate seamlessly with digital fleet platforms that schedule charging based on route planning, battery health, and demand forecasting. As cities push toward zero-emission logistics and delivery volumes continue to rise, the convergence of electric last-mile vehicles and automated charging infrastructure will play a decisive role in shaping the future of urban mobility and delivery networks.

By investing in Revoltz, we see not just an investment in a high demand, fast growing market of small electrical vehicles we also expect a synergy to happen by providing our charging technology and integrate it as part of the infrastructure that adopts Revoltz vehicles.

As of January 6, 2026, we hold a 51.07% stake in Revoltz, an innovative hi-tech company developing high-end mini electric vehicles for single-rider transportation focused on the last-mile delivery market.

On June 24, 2025, Charging Robotics entered into the Exchange Agreement with Revoltz, and three Revoltz Shareholders, pursuant to which Charging Robotics issued to the Revoltz Shareholders an aggregate of 12.35% of its issued and outstanding capital stock on a pro rata and post-closing basis, equal to 1,385,002 shares of Charging Robotics’s common stock, in exchange for 32.74% of Revoltz’s issued and outstanding share capital on a fully diluted and post-closing basis, equal to 37,476 Revoltz ordinary shares. The Acquisition closed on June 26, 2025 and resulted in Revoltz becoming a majority-owned subsidiary of Charging Robotics.

According to Research and Markets, the global electric last-mile delivery market was estimated to be approximately $29.17 billion in 2024 and and is projected to reach $139.41 billion by 2033, growing at a CAGR of 19.4%, driven by rising e-commerce demand and stringent urban emission regulations. Demand for electric micro delivery solutions has increased in recent years, driven by the continued growth of e-commerce, rising consumer expectations for rapid and flexible delivery options, and increasing regulatory and commercial focus on reducing vehicle emissions, noise, and congestion in urban environments. Electric micro delivery vehicles are generally well-suited for short, high-frequency delivery routes due to their lower operating costs, reduced environmental impact, and ability to navigate congested city streets more efficiently than traditional internal combustion engine vehicles.

With groundbreaking design and engineering, Revoltz is creating high-end, mini electric vehicle’s, that bring innovation and truly elevate single rider transportation, briding ridge the gap between the traditional automotive world and the emerging style of micro mobility vehicles. Revoltz’s flagship product, the PORTO EV, is a compact, high-function electric micro-vehicle engineered to support efficient, sustainable delivery operations in dense urban environments by combining robust cargo capacity, full-day operational range on a single charge, and agile handling tailored to congested city settings.

In early 2025, Revoltz received approval from the Israeli Standards Institute to sell and market the PORTO EV micro-vehicle in Israel, enabling operation without a driver’s license for users aged 16 and over and facilitating broader commercial adoption in urban markets. Shortly thereafter, the company delivered its first commercial units as part of a multi-year distribution agreement and has since reached notable sales milestones, including the sale of 30 PORTO EV units to customers in Israel by November 2025. These developments reflect the company’s transition from product development into active commercial deployment and initial market penetration.

Revoltz’s business is concentrated primarily in the Israeli market, where it has secured distribution partnerships and begun scaling operations with local logistics customers. The company continues to explore opportunities to expand its presence internationally and to serve a broader range of commercial delivery fleets seeking compact, zero-emission transportation solutions.

Government Regulation

We are subject to the same regulations as regular charging stations. Since governments are globally playing a major role in the growth of the EV Supply Equipment market, as they mandate policies and set targets related to the adoption of EVs and charging infrastructure, there are markets where more regulation has the potential to positively impact our growth and success. Our automated parking systems and electric vehicle (“EV”) charging solutions must comply with applicable laws, regulations, standards and permitting requirements relating to construction, electrical systems, product safety, environmental matters and data protection. Compliance with these requirements may increase costs, require design or operational modifications and result in delays in project execution or system deployment. We intend to focus on these markets and countries where we believe regulation could boost adoption of our solution and our sales.

Building, Zoning and Construction Regulation

The installation and operation of automated parking systems and EV charging infrastructure are subject to building codes, zoning regulations, planning laws and permitting requirements that vary by jurisdiction. Projects typically require approvals from local or regional authorities and may be subject to inspections and ongoing compliance obligations.

Applicable regulations may impose constraints on system design, structural specifications, accessibility requirements and integration with existing buildings or infrastructure. Differences in local interpretation or changes in applicable regulations could result in increased costs, project delays or limitations on deployment.

Electrical, Grid Connection, Utility Interconnection and Charging Regulation

Our EV charging solutions and automated parking systems that incorporate charging functionality are subject to electrical safety standards, grid interconnection requirements and other regulations governing electrical installations. Compliance may require certifications, coordination with utilities or grid operators and adherence to technical standards applicable to charging equipment and energy usage, such as compliance with grid codes (voltage stability, frequency tolerance), power quality standards (harmonics, power factor), load management and demand response capability (in some markets) Regulatory developments relating to EV charging infrastructure, including standards for interoperability, pricing transparency and consumer protections, could affect system specifications, pricing models or deployment strategies.

Product Safety and Equipment Regulation

Our automated parking systems involve mechanical, electrical and software-controlled equipment and are subject to applicable product safety, machinery and workplace safety regulations. These requirements govern system design, manufacturing, installation, operation and maintenance such as : Compliance with recognized electrical safety standards (e.g., IEC, UL, EN), protection against overcurrent, short circuits, ground faults, and overheating, safe enclosure design (ingress protection, insulation, grounding) and certification by accredited testing laboratories Failure to comply could result in required modifications, operational restrictions, liability exposure or reputational harm.

Environmental Regulation

Our operations and installations are subject to environmental laws and regulations relating to construction activities, waste management, noise and the handling, storage and disposal of certain materials. Compliance with environmental requirements may increase project costs or affect installation and operating timelines.

Data Protectionand Cybersecurity

Our systems rely on software platforms that collect, transmit and process operational data and, in some cases, personal or vehicle-related information. We are subject to data protection, privacy and cybersecurity laws in the jurisdictions in which we operate, including requirements relating to data security, use, retention and cross-border transfers. Cybersecurity incidents or non-compliance with applicable data protection laws could result in regulatory enforcement, liability, service disruptions and reputational harm.

Permits, Licenses and Approvals

Certain aspects of our business may require permits, licenses or approvals to install, operate or maintain automated parking systems or EV charging infrastructure. Delays in obtaining or renewing such approvals, or changes in regulatory requirements, could adversely affect project timelines, revenues and customer relationships.

Communication Protocols & Interoperability

To ensure chargers can work with different vehicles, networks, and management platforms, regulators and industry bodies require adherence to standardized communication protocols. These often include: vehicle-to-charger communication standards, charger-to-backend (network) protocols and roaming and interoperability requirements between charging networks.

Electromagnetic Compatibility (EMC) & Radio Compliance.

EV chargers emit electromagnetic signals that can interfere with nearby electronics or communications devices. Regulations in this category cover limits on electromagnetic emissions, immunity to external electromagnetic interference and certification under EMC directives or equivalent frameworks

Intellectual Property

We currently own several intellectual property (IP) assets, at various stages. In the past we held an exclusive license to some patents owned by the Ben Guryon University but we terminated this agreement in the last year. The following table summarizes our IP assets as of the date of this prospectus:

Patent Title or Published Patent Application Title	Jurisdiction	Estimated Expiration
System and method for Wireless Vehicle Battery Charging	US	2041
System and method for Wireless Vehicle Battery Charging	US	2041
Wireless Charging in Automated Parking Garages	PCT	2042
A Method for Introducing An Autonomous or Partially Autonomous Robot Under A Parked Vehicle	US prov.	2043

We also rely on trade secrets, know-how, and continuous innovation to develop and maintain our competitive position. We cannot be certain that patents will be granted with respect to any patent applications filed by us in the future, nor can we be assured that any patents granted to us in the future will be commercially useful in protecting our technology.

Our success depends, in part, on an IP portfolio that supports future revenue streams and erects barriers to our competitors.

Despite these measures, any of our IP and proprietary rights could be challenged, invalidated, circumvented, infringed or misappropriated. IP and proprietary rights may not be sufficient to permit us to take advantage of current market trends or otherwise to provide competitive one.

Employees

Currently, we have two senior management positions (CEO and CFO), who we engage in part-time capacities, including our CEO is engaged via a consulting agreement. In addition, we have ten (10) employees working for us in full-time and part-time capacities in general and administrative, financial and accounting and research and development functions. All of these individuals are located in Israel. None of our employees are represented by labor unions. We believe that we maintain good working relationships with our management and our engineers. As a result of Charging Robotics being located in Israel, we are subject to certain Israeli labor laws, regulations and national labor court precedent rulings, as well as certain provisions of collective bargaining agreements applicable to us by virtue of extension orders issued in accordance with relevant labor laws by the Israeli Ministry of Economy and which apply such agreement provisions to our employees even though they are not part of a union that has signed a collective bargaining agreement.

All of our consulting agreements include undertakings by our personnel with respect to confidentiality, non-competition and assignment to us of IP rights developed in the course of their engagement. Our consulting agreement with our CEO includes provisions with respect to assignment to us of intellectual property rights developed in the course of employment and confidentiality. The enforceability of such provisions is subject to Israeli law.

Properties

Our corporate headquarters are located at 20 Raul Wallenberg Street, Tel Aviv, Israel 6971916, under a lease held by our shareholders, free of rent to the company.

In January 2025, the Company rented an office, lab and assembly and integration area in an innovation and startup hub located in “The Rupin Technological Campus”, approximately 40km north of Tel Aviv. The monthly rental fee is 4,000 NIS (approximately $1,100). The lease term requires only one month termination notice.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings involving our Company or its assets.

Company Information

Our principal executive offices are located at 20 Raul Wallenberg Street, Tel Aviv, Israel 6971916, and our telephone number is +972-3-717-5777. Our website address is www.chargingrobotics.com. Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way a part of, this prospectus.

We use our website (www.chargingrobotics.com) as a channel of distribution of Company information. The information we post through this channel may be deemed material. Accordingly, investors should monitor our website, in addition to following our press releases, SEC filings and public conference calls and webcasts. The contents of our website are not, however, a part of this prospectus.

Corporate History

Charging Robotics Inc. (was incorporated in the State of Delaware on March 25, 2008, as Silver Hill Management Services, Inc. On August 24, 2011, the Company amended its Certificate of Incorporation and changed its name to Fuel Doctor Holdings, Inc., and on April 23, 2024, the Company changed its name to Charging Robotics Inc.

CR Israel was formed in February 2021, as an Israeli corporation, with the main goal of developing an innovative wireless electric vehicles (EV) charging technology. At the heart of the technology is a wireless power transfer module that uses resonance coils to transfer electricity wirelessly. This module can be used for various products such as robotic and stationary platforms. The robotic platform includes a component which is small enough to fit under the vehicle, and which automatically positions itself for maximum-efficiency charging, and upon charging completion automatically returns to its docking station. CR Israel also developed a Wireless EV Charging System for automatic parking lots based on our wireless electricity transfer module.

On March 28, 2023, the Company entered into a Securities Exchange Agreement (the “Acquisition Agreement”) with the stockholders of CR Israel. Pursuant to the Acquisition Agreement, at the closing, which occurred on April 7, 2023 (the “Closing”), the Company acquired 100% of the issued and outstanding stock of CR Israel (the “Acquisition”), making CR Israel a wholly owned subsidiary of the Company, in exchange for the issuance of a total of 6,146,188  newly-issued shares of the Company’s common stock to the former shareholders of CR Israel.

On April 6, 2023, the Company issued a total of 910,000 newly issued shares of common stock of the Company, par value $0.0001 per share, in respect of a private placement for total proceeds of $501 thousand.

On August 28, 2023, the Company filed an amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”), to (i) change its name to Charging Robotics Inc. (the “Name Change”); and (ii) effect a one-for-one hundred fifty reverse stock split (the “Reverse Stock Split”) of its outstanding shares of common stock. Also on August 28, 2023, the Company submitted an Issuer Company-Related Action Notification Form to the Financial Industry Regulatory Authority, Inc. (“FINRA”) regarding the Name Change and Reverse Stock Split. On April 23, 2024, the Company received notice from FINRA that the Name Change and the Reverse Stock Split was announced on FINRA’s daily list and would take effect at market open on the Market Effective Date. Accordingly, the FINRA corporate action to effect the Name Change and the Reverse Stock Split was completed on April 23, 2024.

On November 22, 2023, the Company announced that CR Israel received approval for funding from the Israel Innovation Authority (the “IIA”) for a pilot project to include installing and demonstrating its solution for wireless charging of electric vehicles (EVs) in automated parking systems (“APS”). The total approved budget for this project was approximately $445 thousand, of which the IIA would finance 50%. The Company is now engaged in the pilot project to implement the solution in an APS in Tel Aviv. As of December 31, 2024, CR Israel received a total of $136 thousand from the IIA.

On December 2, 2024, the Inc. filed another amended and restated certificate of incorporation, to reduce the Company’s authorized shares of common stock from 2,990,000,000 to 50,000,000.

In December 2024, the Company sold a total of 412,123 newly issued shares of common stock to a total of seven investors for a total of $410,000.

In January and March 2025, the Company issued a total of 185,211 shares of common stock (including 111,688 finders’ fees shares) in a private placement offering for aggregate gross proceeds of $306.

On June 24, 2025, Charging Robotics entered into the Exchange Agreement with Revoltz, and three Revoltz Shareholders, pursuant to which Charging Robotics issued to the Revoltz Shareholders an aggregate of 12.35% of its issued and outstanding capital stock on a pro rata and post-closing basis, equal to 1,385,002 shares of Charging Robotics’s common stock, in exchange for 32.74% of Revoltz’s issued and outstanding share capital on a fully diluted and post-closing basis, equal to 37,476 Revoltz ordinary shares. The Acquisition closed on June 26, 2025 and resulted in Revoltz becoming a majority-owned subsidiary of Charging Robotics. Revoltz was consolidated into Charging Robotics’s financial statements as of June 24, 2025.

SELLING STOCKHOLDERS

This prospectus covers the offering for resale of 7,928,852 shares of common stock by the Selling Stockholders. Except for the ownership of the shares of common stock and the warrants and the information set forth in the footnotes below, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Stockholders. The second column lists the number the shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock, as of January 6, 2026, assuming exercise of the warrants held by the Selling Stockholders on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of the shares of common stock being offered in this prospectus by the Selling Stockholders. The fourth and fifth columns list the amount of the shares of common stock owned after the offering, by number of the shares of common stock and percentage of outstanding the shares of common stock (assuming for the purpose of such percentage, 11,442,871 shares outstanding as of January 6, 2026) assuming in both cases the sale of all of the shares of common stock offered by the Selling Stockholders pursuant to this prospectus, and without regard to any limitations on conversions or exercises.

Under the terms of the Warrants, a selling stockholder may not exercise the Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock not yet issuable upon exercise of the warrants and placement agent warrants which have not been exercised. The number of shares does not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares of common stock or Warrants in this offering. See “Plan of Distribution.

Unless otherwise indicated, the address of each person or entity named below is c/o Charging Robotics Inc., 20 Raul Wallenberg Street, Tel Aviv, Israel.

Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering#		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Owned After the Offering		Percentage of Shares of Common Stock Owned After the Offering#
Asaf Itzhaik	557,979	(1)	557,979	(1)	-		-%
AMIR UZIEL ECONOMIC CONSULTANT LTD (2)	246,212	(3)	246,212	(3)	-		-%
LavI Krasney / Capitalink Ltd. (4)	4,157,018	(5)	1,020,443	(6)	3,136,575	(7)	4.99%
DORIN PERI	76,467	(8)	76,467	(8)	-		-%
ELI YORESH	80,000	(9)	80,000	(9)	-		-%
ERIK EDMOND FRIEDMAN	18,030	(10)	18,030	(10)	-		-%
E.G. EUROPE PROPERTIES LTD (11)	947,515	(12)	311,515	(13)	636,000	(14)	5.56%
FRIDA LIBERMAN	76,467	(15)	76,467	(15)	-		-%
GADI LEVIN	22,223	(16)	22,223	(16)	-		-%
GABRIEL KABAZO	112,121	(17)	112,121	(17)	-		-%
JOEL GILLS	13,334	(18)	13,334	(18)	-		-%
JULIA GERASIMIVA	76,467	(19)	76,467	(19)	-		-%
HIKE CAPITAL INC (20)	459,143	(21)	459,143	(21)	-		-%
IAN ARCHAMBAULT	6,061	(22)	6,061	(22)	-		-%
L.I.A. PURE CAPITAL LTD (23)	4,191,295	(24)	593,956	(25)	3,597,339	(26)	4.99%
LIAT SIDI	76,467	(27)	76,467	(27)	-		-%
Lihie Krasney	550,000	(28)	550,000	(28)	-		-%
LIRON CARMEL	44,834	(29)	44,834	(29)	-		-%
MARK SOFFA	24,800	(30)	24,800	(30)	-		-%
MOSHE REVACH	45,455	(31)	45,455	(31)	-		-%
NIR ELIYAHU	24,242	(32)	24,242	(32)	-		-%
NISSIM DANIEL	591,615	(33)	585,152	(34)	6,463	(35)	* %
OHAD MELNIK	36,364	(36)	36,364	(36)	-		-%
ELIYAHU ZAMIR	36,364	(37)	36,364	(37)	-		-%
RANI MICHAELI	155,303	(38)	155,303	(38)	-		-%
RAVID GARBI	30,303	(39)	30,303	(39)	-		-%
RON PELED	36,364	(40)	36,364	(40)	-		-%
Shira KrasnEY	550,000	(41)	550,000	(41)	-		-%
SOLI HACMON	76,474	(42)	76,474	(42)	-		-%
SOLOMON FRIEDMAN	33,924	(43)	33,924	(43)	-		-%
Viki Hakmon	570,000	(44)	570,000	(44)	-		-%
YAAKOV BARANES (45)	16,000	(46)	16,000	(46)	-		-%
Yehonatan Krasney	801,477	(47)	801,477	(47)	-		-%
ZIG ONE INVESTMENTS LLC (48)	14,286	(49)	14,286	(49)	-		-%
Irit Gilan (50)	625	(51)	625	(51)	-		-%
ORLY ARONSON	572,223	(52)	550,000	(53)	22,223	(54)	* %

#	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of January 6, 2026, are counted as outstanding for computing the selling stockholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling stockholder.

*	Denotes less than 1%.

(1)	Consists of 557,979 shares of common stock.

(2)	Amir Uziel is the officer, sole director, chairman of the board of directors and controlling shareholder of Amir Uziel Economic Consultant Ltd., and its address is 20 Raoul Wallenberg Street, Tel Aviv, Israel 6971916.

(3)	Consists of 246,212 shares of common stock.

(4)	Lavi Krasney is the officer, sole director, chairman of the board of directors and controlling shareholder of Capitalink Ltd. (“Capitalink”), and its address is 20 Raoul Wallenberg Street, Tel Aviv, Israel 6971916.

(5)	Consists of (i) 1,102,183 shares of common stock, of which (A) 1,025,696 shares of common stock are owned by Capitalink and (B) 76,487 shares of common stock are owned by Lavi Krasney, (ii) 2,954,835 shares of common stock issuable upon the exercise of milestone warrants that will become immediately exercisable upon the effectiveness of the Uplist, and (iii) 100,000 shares of common stock issuable upon the exercise of warrants in respect of the Facility Warrants. Capitalink was a lender in the Credit Facility. All of the warrants have a blocker provision that subject the exercise/conversion of such securities to a 4.99% beneficial ownership limitation. If the foregoing securities did not contain such beneficial ownership limitation, the selling stockholder would have beneficially owned approximately 28.74% of our outstanding shares of common stock prior to this offering.

(6)	Consists of (A) 943,956 shares of common stock owned by Capitalink and (B) 76,487 owned by Lavi Krasney.

(7)	Consists of (i) 81,740 shares of common stock owned by Capitalink, (ii) 2,954,835 shares of common stock issuable upon the exercise of milestone warrants that will become immediately exercisable upon the effectiveness of the Uplist, and (iii) 100,000 shares of common stock issuable upon the exercise of warrants in respect of the Facility Warrants. All of the warrants have a blocker provision that subject the exercise/conversion of such securities to a 4.99% beneficial ownership limitation. If the foregoing securities did not contain such beneficial ownership limitation, the selling stockholder would have beneficially owned approximately 21.70% of our outstanding shares of common stock after this offering.

(8)	Consists of 76,467 shares of common stock.

(9)	Consists of 80,000 shares of common stock.

(10)	Consists of 18,030 shares of common stock.

(11)	Eyal Gohar is the control person of E.G Europe Properties Ltd. The address of E.G Europe Properties Ltd is 9 Arie Discenchik Street, Tel Aviv, Israel.

(12)	Consists of 947,515 shares of common stock.

(13)	Consists of 311,515 shares of common stock.

(14)	Consists of 636,000 shares of common stock.

(15)	Consists of 76,467 shares of common stock.

(16)	Consists of 22,223 shares of common stock.

(17)	Consists of 112,121 shares of common stock.

(18)	Consists of 13,334 shares of common stock.

(19)	Consists of 76,467 shares of common stock.

(20)	Itamar David is the CEO, sole director, chairman of the board of directors and controlling shareholder of Hike Capital, Inc., and its address is 601-283 Davie St., Vancouver BC Canada

(21)	Consists of 459,143 shares of common stock.

(22)	Consists of 6,061 shares of common stock.

(23)	Kfir Silberman is the officer, sole director, chairman of the board of directors and controlling shareholder of L.I.A. Pure Capital Ltd., and its address is 20 Raoul Wallenberg Street, Tel Aviv, Israel 6971916.

(24)	Consists of (i) 1,136,460 shares of common stock, (ii) 2,954,835 shares of common stock issuable upon the exercise of milestone warrants that will become immediately exercisable upon the effectiveness of the Uplist, and (iii) 100,000 shares of common stock issuable upon the exercise of warrants in respect of the Facility Warrants. L.I.A. Pure Capital Ltd. was a lender in the Credit Facility and a Revoltz Shareholder in the Securities Exchange Agreement. All of the warrants have a blocker provision that subject the exercise/conversion of such securities to a 4.99% beneficial ownership limitation. If the foregoing securities did not contain such beneficial ownership limitation, the selling stockholder would have beneficially owned approximately 28.15% of our outstanding shares of common stock prior to this offering.

(25)	Consists of 593,956 shares of common stock.

(26)	Consists of (i) 542,504 shares of common stock, (ii) 2,954,835 shares of common stock issuable upon the exercise of milestone warrants that will become immediately exercisable upon the effectiveness of the Uplist, and (iii) 100,000 shares of common stock issuable upon the exercise of warrants in respect of the Facility Warrants. All of the warrants have a blocker provision that subject the exercise/conversion of such securities to a 4.99% beneficial ownership limitation. If the foregoing securities did not contain such beneficial ownership limitation, the selling stockholder would have beneficially owned approximately 28.91% of our outstanding shares of common stock after this offering.

(27)	Consists of 76,467 shares of common stock.

(28)	Consists of 550,000 shares of common stock.

(29)	Consists of 44,834 shares of common stock.

(30)	Consists of 24,800 shares of common stock.

(31)	Consists of 45,455 shares of common stock.

(32)	Consists of 24,242 shares of common stock.

(33)	Consists of 591,615 shares of common stock.

(34)	Consists of 585,152 shares of common stock.

(35)	Consists of 6,463 shares of common stock.

(36)	Consists of 36,364 shares of common stock.

(37)	Consists of 36,364 shares of common stock.

(38)	Consists of 155,303 shares of common stock.

(39)	Consists of 30,303 shares of common stock.

(40)	Consists of 36,364 shares of common stock.

(41)	Consists of 550,000 shares of common stock.

(42)	Consists of 76,474 shares of common stock.

(43)	Consists of 33,924 shares of common stock.

(44)	Consists of 570,000 shares of common stock.

(45)	Yaakov Baranes is our chief executive officer and a member of our board of directors.

(46)	Consists of 16,000 shares of common stock.

(47)	Consists of 801,477 shares of common stock.

(48)	Mike Zikri is the officer, sole director, chairman of the board of directors and controlling shareholder of Zig Investments one LLC., and its address is 1250 Pine Island Rd, Plantation FL.

(49)	Consists of 14,286 shares of common stock.

(50)	Irit Gilan is the spouse of the chief executive officer of our wholly-owned subsidiary, Charging Robotics Ltd.

(51)	Consists of 625 shares of common stock.

(52)	Consists of 572,223 shares of common stock.

(53)	Consists of 550,000 shares of common stock.

(54)	Consists of 23,223 shares of common stock.

PLAN OF DISTRIBUTION

Each selling stockholder, or the Selling Stockholders, of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MANAGEMENT

The following table provides information regarding our executive officers and members of our Board of Directors as of the date of this prospectus:

NAME	Age	POSITION
Yakov Baranes	44	Chief Executive Officer and Director
Tali Dinar	54	Chief Financial Officer
Amitay Weiss*(1)(2)	63	Chairman of the Board of Directors
Liron Carmel*(1)(2)	41	Director
Kineret Tzedef*(1)(2)	45	Director

*	Independent as that term is defined by the rules of the Nasdaq Stock Market.

(1)	To be a member of our audit committee upon the effectiveness of the Uplist.

(2)	To be a member of our compensation committee upon the effectiveness of the Uplist.

Yakov Baranes, Chief Executive Officer, Director

Yakov Baranes has served as our chief executive officer since September 2025 and as a member of our board of directors since April 7, 2023. Mr. Baranes is a Business strategy expert with a demonstrated 11 year history of working with various industries and government entities. Skilled in business strategy planning and implementations on a corporate level and business unit level. Working also with start- up companies in shaping their business plans and supporting their capital raising rounds. Holds a Bachelor of Arts (B.A.) in Economics from the Technion - Israel Institute of Technology and a MBA from IDC, Herzliya.

Tali Dinar, Chief Financial Officer

Tali Dinar has served as our chief financial officer since September 2025 and as a member of our board of directors between April 7, 2023 until September 8, 2025. Since 2021, Ms. Dinar has served as Chief Financial Officer of Xylo Technologies Ltd., the Company’s former parent company from 2021 to 2025. Ms. Dinar also served as Chief Financial Officer of Novomic Ltd., a private company between January 2019 and January 2023. Mrs. Dinar also currently serves as a member of the board of directors of Jeffs’ Brands, beginning September 30, 2021, Parazero Ltd. beginning February 13, 2022 and Charging Robotics Ltd. since November 2021. She has also served as a member of the board of directors of Micronet Ltd. (TASE: MCRNT) between July 2016 and February 2023. Between 2019 and 2020, Mrs. Dinar served as the Chief Financial Officer of TechCare Corp. (currently Citrine Global Corp.) (OTCQB: CTGL). Between 2009 and 2019, Mrs. Dinar worked at the MICT group and served in various positions, including as Chief Financial Officer of MICT Inc. (Nasdaq: MICT) and as Chief Financial Officer of MICT Telematics Ltd. From 2002 until 2006, Ms. Dinar served as the chief controller of I.T.L. Optronics Ltd. From 1997 until 2000, Ms. Dinar worked in the audit department of Ernst & Young Global. Ms. Dinar is a certified public accountant in Israel and holds a B.A. degree in Accounting and Business Management from The College of Management, Israel.

Amitay Weiss, Chairman of the Board of Directors

Amitay Weiss has served as the chairman of our board of directors since his appointment to our board of directors on January 6, 2022. Mr. Weiss has served as the Chairman of the Board of Directors of Scispacr Ltd since August 19, 2019. Mr. Weiss served as the Chief Executive Officer of SciSparc Ltd. from August 2020 until January 2022, and since January 2022, Mr. Weiss has served as the Chairman of SciScparc’s Board of Directors. In addition, Mr. Weiss previously served as the Chairman of the Board of Directors of Automax Ltd. (TASE: AMX) from December 2021 to October 2025 and currently serves as the Chairman of the Board of Directors of Save Foods, Inc. In 2016, Mr. Weiss founded Amitay Weiss Management Ltd. and now serves as its chief executive officer. From 2001 until 2015, Mr. Weiss served as vice president of business marketing & development and in various other positions at Bank Poalei Agudat Israel Ltd. from the First International Bank of Israel group. Mr. Weiss holds a B.A. in economics from New England College, an M.B.A. in business administration from Ono Academic College in Israel, an Israeli branch of University of Manchester and an LL.B from the Ono Academic College.

Liron Carmel, Director

Liron Carmel has served as a member of our board of directors since September 8, 2025. Mr. Carmel has vast experience in business and leadership across multiple industries, including biopharma, internet technology, oil & gas exploration & production, real estate and financial services. Mr. Carmel currently serves as a member of the board of directors of Viewbix Inc. (Nasdaq: VBIX) and also served as Chief Executive Officer of Xylo Technologies Ltd. (Nasdaq: XYLO) from 2019 to 2025. In addition, he serves as Chairman of the Israel Tennis Table Association. Mr. Carmel also currently serves as a member of the Board of Directors of several private and public companies, including Gix Internet (TASE: GIX), beginning June 2021, Polyrizon Ltd. (Nasdaq: PLRZ), beginning July 2020 until September 2024 and since January 2025, Jeffs’ Brands Ltd. (Nasdaq: JFBR), beginning January 2021 and as the Chairman of the Board of Directors of Eventer Technologies Ltd. beginning October 2020.

Kineret Tzedef, Director

Kineret Tzedef has served as a member of our board of directors since September 8, 2025. Ms. Tzedef previously served as member of the board of directors of Xylo Technologies Ltd. (Nasdaq: XYLO) from 2019 to 2025. Ms. Tzedef also serves as a director of sports division and served in other positions at Hapoel Organization (Israeli Sport Federation) since 2007. Ms. Tzedef serves as an external director at Upsellon Brands Holdings Ltd. (TASE: UPSL), as an external director at Automax Ltd. (TASE: AMX), and as an external director of Augwind Energy Tech Storage Ltd. (TASE: AUGN). Ms. Tzedef is admitted to the Israel Bar Association since 2014. Ms. Tzedef holds a LL.B. from the Academic Center for Law and Science, Israel and a B.Ed. in Law Study from the Academic College at Wingate, Israel.

Family Relationships

There are no family relationships among any of the Company’s directors and officers.

Involvement in Certain Legal Proceedings

We are not aware of any of our directors or officers being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses), or being subject to any of the items set forth under Item 401(f) of Regulation S-K.

Arrangements between Officers and Directors

To our knowledge, there is no arrangement or understanding between any of our officers and any other person, including directors, pursuant to which the officer was selected to serve as an officer. However, some of our directors are also directors or officers of Xylo Technologies Ltd., which is one of our major shareholders.

Board of Directors

There are no agreements with respect to the election of directors.

Director Independence

Our Board of Directors has determined that Amitay Weiss, Liron Carmel and Kineret Tzedef do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the Nasdaq rules and Rule 10A-3 promulgated under the Exchange Act.

Composition of the Board of Directors

Under our Certificate of Incorporation and Bylaws, the number of directors on our Board of Directors is determined by our Board of Directors. The directors shall be elected at the annual meeting of the stockholders and each director shall be elected to serve until his successor shall be elected and shall qualify or until his earlier resignation or removal.

Committees of the Board

Audit Committee

Upon the closing of the Uplist, our audit committee will be comprised of Amitay Weiss, Liron Carmel and Kineret Tzedef. Amitay Weiss will serve as chairman of the audit committee. The audit committee will be responsible for retaining and overseeing our independent registered public accounting firm, approving the services performed by our independent registered public accounting firm and reviewing our annual financial statements, accounting policies and our system of internal controls. The audit committee will act under a written charter, which more specifically sets forth its responsibilities and duties, as well as requirements for the audit committee’s composition and meetings. The audit committee charter will be available on our website www.chargingrobotics.com.

The Board of Directors has determined that each member of the audit committee is “independent,” as that term is defined by applicable SEC rules. In addition, the Board of Directors has determined that each member of the audit committee is “independent,” as that term is defined by the rules of the Nasdaq Stock Market.

The Board of Directors has determined that Amitay Weiss is an “audit committee financial expert” serving on its audit committee, and is independent, as the SEC has defined that term in Item 407 of Regulation S-K.

Compensation Committee

Upon the closing of the Uplist, our compensation committee will be comprised of Amitay Weiss, Liron Carmel and Kineret Tzedef. Liron Carmel will serve as chairman of the compensation committee.

The compensation committee’s roles and responsibilities will include making recommendations to the Board of Directors regarding the compensation for our executives, the role and performance of our executive officers, and appropriate compensation levels for our CEO, which are determined without the CEO present, and other executives. Our compensation committee will also administer our 2023 Equity Incentive Plan. The compensation committee will act under a written charter, which more specifically sets forth its responsibilities and duties, as well as requirements for the compensation committee’s composition and meetings. The compensation committee charter is available on our website www.chargingrobotics.com.

Our Board of Directors has determined that all of the members of the compensation committee are “independent” as that term is defined by the rules of the Nasdaq Stock Market.

Director Nominations

We do not have a standing nominating committee. In accordance with Nasdaq Rule 5605(e)(2), a majority of the independent directors may recommend a director nominee for selection by our Board of Directors. Our Board of Directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As there is no standing nominating committee, we do not have a nominating committee charter in place.

Our Board of Directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to Our Board of Directors should follow the procedures set forth in our bylaws.

Code of Conduct and Ethics

Our Board of Directors has approved a Code of Business Conduct and Ethics that will apply to all our employees upon the effectiveness of the registration statement to which this prospectus relates. The text of the Code of Business Conduct and Ethics will be publicly available on our website at www.chargingrobotics.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive and financial officers will be posted on the “Investors” section of our website at www.chargingrobotics.com or will be included in a Current Report on Form 8-K, which we will file within four business days following the date of the amendment or waiver.

Board’s Role in Risk Oversight.

Our Board of Directors assess on an ongoing basis the risks faced by us. These risks include financial, technological, competitive, and operational risks. Upon the effectiveness of the Uplist, our audit committee will be responsible for the assessment and oversight of the Company’s financial risk exposures.

Involvement in Certain Legal Proceedings.

We are not aware of any material legal proceedings that have occurred within the past ten years concerning any director or control person which involved a criminal conviction, a pending criminal proceeding, a pending or concluded administrative or civil proceeding limiting one’s participation in the securities or banking industries, or a finding of securities or commodities law violations.

Insider Trading Policy

We have adopted an insider trading policy and procedures applicable to our and our directors’, officers’ and employees’ purchase, sale or other disposition of our securities that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations. This policy and the procedures are set forth in our Insider Trading Compliance Policy included as Exhibit 19.1 to our most recent Annual Report on Form 10-K.

Clawback Policy

We have adopted an Executive Officer Clawback Policy, or the Clawback Policy, to be effective upon the effectiveness of the Uplist, in accordance with the Nasdaq listing standards and Exchange Act Rule 10D-1, which will apply to our current and former executive officers. Under the Clawback Policy, we will be required to recoup the amount of any Erroneously Awarded Compensation (as defined in the Clawback Policy) on a pre-tax basis within a specified lookback period in the event of any Accounting Restatement (as defined in the Clawback Policy), subject to limited impracticability exception.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following sets forth the compensation paid by us to our named executive officers, during the years ended December 31, 2025, and December 31, 2024.

Name and Principal Position	Year	Salary ($) (1)		Bonus ($)	Stock Awards ($)	Option Awards ($) (2)	All Other Compensation ($) (2)	Total ($)
Yakov Baranes (3)	2025	52,000		-	-	-	-	52,000
Chief Executive Officer	2024	49,000		-	-	-	-	49,000

Tali Dinar (4)	2025	59,700	(5)	-	-	-	4,800	64,500
Chief Financial Officer	2024	-		-	-	-	-	-

Hovav Gilan (6)	2025	58,000		-	-	-	-	58,000
Former Chief Executive Officer	2024	80,000		-	-	-	-	80,000

Gadi Levin (7)	2025	36,000		-	-	-	-	36,000
Former Chief Financial Officer	2024	36,000		-	-	-	-	36,000

(1)	Salary for the years 2025 and 2024 are based on average US$/NIS representative exchange rates of NIS 3.45 and NIS 3.7 respectively.

(2)	“All Other Compensation” consists of automobile related expenses.

(3)	Mr. Baranes’ tenure as Chief Executive Officer began on September 8, 2025. In 2024 and through September 7, 2025, Mr. Baranes received payments from the company as a part-time consultant.

(4)	Ms. Dinar’s tenure as Chief Financial Officer began on September 8, 2025.

(5)	Includes manager’s insurance, education funds and tax payments in respect of social benefits, which are customary benefits provided to employees based in Israel. Manager’s insurance is a combination of severance savings (in accordance with Israeli law), defined contribution tax-qualified pension savings and disability insurance premiums. An education fund is a savings fund of pre-tax contributions to be used after a specified period of time for educational or other permitted purposes

(6)	Mr. Gilan’s tenure as Chief Executive Officer ended on September 8, 2025.

(7)	Mr. Levin’s tenure as Chief Financial Officer ended on September 8, 2025.

Agreements with Named Executive Officers

Yakov Baranes

Charging Israel previously entered into an agreement with Yakov Baranes, or the Baranes Employment Agreement, that sets forth the general terms and conditions of Mr. Baranes’ engagement with Charging Israel pursuant to which Mr. Baranes agreed to serve as the chairman of the board of directors of Charging Israel and undertake such other duties and powers that are reasonably consistent with the business strategy as may be reasonably requested from time to time. Pursuant to the terms of the Baranes Employment Agreement, Mr. Baranes will receive NIS 15,000 per month as his base salary. The Baranes Employment Agreement became effective on May 1, 2025, and shall continue until such time either party provides written notice to the other party at least one month in advance of the termination of such agreement.

Tali Dinar

On September 8, 2025, we entered into a management agreement with Tali Dinar, or the Dinar Employment Agreement, pursuant to which Ms. Dinar will serve as our Chief Financial Officer. Pursuant to the terms of the Dinar Employment Agreement, Ms. Dinar will receive NIS 40,000 per month as her base salary and shall be eligible to receive such bonus as determined by the Company. The term of the Dinar Employment Agreement shall be effective as of September 8, 2025, and shall continue until such time either party provides written notice to the other party at least 90 days in advance of the termination of such agreement. The Company may also terminate Ms. Dinar’s employment without prior written notice (or payment in lieu of such notice) for Cause (as defined in the Dinar Employment Agreement).

Outstanding Equity Awards at Fiscal Year-End

During the years ended December 31, 2025, and December 31, 2024, our executive officers have neither been granted any options, nor did any unvested stock or options granted to executive officers vest. As of the date of this report, our executive officers do not have any stock options or unvested shares of stock of the Company.

Director Compensation

The following table sets forth compensation information for our non-employee directors for the year ended December 31, 2025.

Name	Fees earned or paid in cash ($)	Option awards ($)	Total ($)
Yakov Baranes	9,000	-	9,000
Eliyahu Yoresh (1)	6,000	-	6,000
Amitay Weiss	9,000	-	9,000
Tali Dinar (2)	6,000	-	6,000
Liron Carmel (3)	3,000	-	3,000
Kineret Tzedef (4)	3,000	-	3,000

(1)	Mr. Yoresh resigned from our board on September 8, 2025.

(2)	Ms. Dinar resigned from our board on September 8, 2025 in connection with her appointment as our chief financial officer.

(3)	Mr. Carmel was appointed to our board on September 8, 2025.

(4)	Ms. Tzedef was appointed to our board on September 8, 2025

We compensate our non-employee directors for their service as a member of our board.

Each non-employee director is entitled to receive a monthly fee of $750. Non-employee directors are also reimbursed for their travel and reasonable out-of-pocket expenses incurred in connection with attending board and committee meetings, to the extent that attendance is required by the board or the committee(s) on which that director serves.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Holders and Management

The following table lists the number of shares of common stock of the Company as of the date of this prospectus that are beneficially owned by (i) each person or entity known to the Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of the Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within sixty (60) days. Under the rules of the SEC, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he/she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

Unless otherwise indicated, the address of each person or entity named below is c/o Charging Robotics Inc., 20 Raul Wallenberg Street, Tel Aviv, Israel.

Name of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Owned(1)
Principal Stockholders:
E.G. Europe Properties Ltd	947,515	(2)	8.28%
L.I.A. Pure Capital Ltd	4,191,295	(3)	28.91%
Capitalink Ltd	4,157,018	(4)	28.15%
Orly Aronson	572,223	(5)	5.00%
Nissim Daniel	591,615	(6)	5.12%
Yehonatan Krasney	801,477	(7)	7.00%
Weijian Zhou	887,080	(8)	7.75%

Executive officers and directors:
Yakov Baranes	16,000	(9)	0.14%
Tali Dinar	-		-%
Amitay Weiss	-		-%
Liron Carmel	44,834	(10)	0.39%
Kineret Tzedef	-		-%
All Executive Officers and Directors as a Group (5 persons)	60,834		0.53%

*	Less than 1%

(1)	The calculation in this column is based upon 11,442,871 shares of common stock outstanding on January 6, 2026. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the subject securities. Shares of common stock that are currently exercisable or exercisable within 60 days of January 6, 2026, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage beneficial ownership of such person, but are not treated as outstanding for the purpose of computing the percentage beneficial ownership of any other person.

(2)	Consists of 947,515 shares of common stock. Eyal Gohar is the control person of E.G Europe Properties Ltd. The address of E.G Europe Properties Ltd is 9 Arie Discenchik Street, Tel Aviv, Israel.

(3)	Consists of (i) 1,136,460 shares of common stock, (ii) 2,954,835 shares of common stock issuable upon the exercise of milestone warrants that will become immediately exercisable upon the effectiveness of the Uplist, and (iii) 100,000 shares of common stock issuable upon the exercise of warrants in respect of the Facility Warrants. L.I.A. Pure Capital Ltd. was a lender in the Credit Facility and a Revoltz Shareholder in the Securities Exchange Agreement. All of the warrants have a blocker provision that subject the exercise/conversion of such securities to a 4.99% beneficial ownership limitation. If the foregoing securities did not contain such beneficial ownership limitation, the selling stockholder would have beneficially owned approximately 28.70% of our outstanding shares of common stock prior to this offering. Kfir Silberman is the officer, sole director, chairman of the board of directors and controlling shareholder of L.I.A. Pure Capital Ltd., and its address is 20 Raoul Wallenberg Street, Tel Aviv, Israel 6971916.

(4)	Consists of (i) 1,102,183 shares of common stock, of which (A) 1,025,696 shares of common stock are owned by Capitalink and (B) 76,487 shares of common stock are owned by Lavi Krasney, (ii) 2,954,835 shares of common stock issuable upon the exercise of milestone warrants that will become immediately exercisable upon the effectiveness of the Uplist, and (iii) 100,000 shares of common stock issuable upon the exercise of warrants in respect of the Facility Warrants. Capitalink was a lender in the Credit Facility. All of the warrants have a blocker provision that subject the exercise/conversion of such securities to a 4.99% beneficial ownership limitation. If the foregoing securities did not contain such beneficial ownership limitation, the selling stockholder would have beneficially owned approximately 28.74% of our outstanding shares of common stock prior to this offering. Lavi Krasney is the officer, sole director, chairman of the board of directors and controlling shareholder of Capitalink Ltd. (“Capitalink”), and its address is 20 Raoul Wallenberg Street, Tel Aviv, Israel 6971916.

(5)	Consists of 572,223 shares of common stock.

(6)	Consists of 591,615 shares of common stock.

(7)	Consists of 801,477 shares of common stock.

(8)	Consists of 887,080 shares of common stock.

(9)	Consists of 16,000 shares of common stock.

(10)	Consists of 44,834 shares of common stock.

Change in Control

We are not aware of any arrangement that might result in a change in control in the future. We have no knowledge of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in the Company’s control.

Securities Authorized for Issuance Under Equity Compensation Plans

On July 25, 2023, our Board of Directors approved the Company’s 2023 Equity Incentive Plan, which was approved by our stockholders on July 16, 2023, together with the Company’s Sub-Plan – Israeli Taxpayers. The 2023 Equity Incentive Plan initially authorized the issuance of up to 1,372,656 shares of common stock. As of the date hereof, 1,372,656 shares of common stock are reserved for future issuance under the 2023 Equity Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There are no other transactions involving the Company and any of its officers, directors, majority shareholders or other related persons or control persons that require disclosure pursuant to Item 404(d) of Regulation S-K (§ 229.404(d)). We do not have an established policy regarding related transactions.

Employment Agreements

We have entered into written employment agreements with each of our executive officers. These agreements generally provide for notice periods of varying duration for termination of the agreement by us or by the relevant executive officer, during which time the executive officer will continue to receive base salary and benefits. We have also entered into customary non-competition, confidentiality of information and ownership of inventions arrangements with our executive officers. However, the enforceability of the noncompetition provisions may be limited under applicable law.

Director and Officer Indemnification and Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us or will require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

We also maintain an insurance policy that insures our directors and executive officers against certain liabilities, including liabilities arising under applicable securities laws.

Options

Not applicable.

Restricted Stock Grants

Not applicable.

Shareholder Activism

Not applicable.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceedings against them as to which they could be indemnified. We also maintain an insurance policy that insures our directors and officers against certain liabilities, including liabilities arising under applicable securities laws.

DESCRIPTION OF THE OFFERED SECURITIES

General

We are authorized to issue up to 60,000,000 shares of capital stock, including 50,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

The following description is a summary of the material provisions of our capital stock, and is qualified by reference to (i) our amended and restated certificate of incorporation (, which was filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on December 3, 2024, and incorporated herein by reference; and (ii) our by-laws, which are included as Exhibit 3.2.1 to our Form 10-12G filed with the SEC on March 8, 2021, and incorporated herein by reference.

Common Stock

Each outstanding share of common stock entitles the holder to one vote, either in person or by proxy, on all matters submitted to a vote of stockholders, including the election of directors. All actions required or permitted to be taken by stockholders at an annual or special meeting of the stockholders must be effected at a duly called meeting, with a quorum present of a majority in voting power of the shares entitled to vote thereon. Special meetings of the stockholders may only be called by (A) at the request of the Chairman of the Board of Directors or the President of the corporation or (B) at the request of a majority of the entire Board of Directors. Subject to the rights, if any, of any series of preferred stock to elect directors and to remove any director whom the holders of any such stock have the right to elect, any director (including persons elected by directors to fill vacancies in the Board) may be removed from office, with or without cause, only by the affirmative vote of the holders of at least a majority in voting power of the shares then entitled to vote at an election of directors at a special meeting. Any action required to be or which may be taken at any annual or special meeting of stockholders, may be taken by the written consent of the stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Subject to preferences which may be applicable to any outstanding shares of preferred stock from time to time, holders of our common stock have equal ratable rights to such dividends as may be declared from time to time by our Board out of funds legally available therefor. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our remaining assets after provision for payment of amounts owed to creditors and preferences applicable to any outstanding shares of preferred stock. All outstanding shares of common stock are fully paid and nonassessable. Holders of common stock do not have preemptive rights.

The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any outstanding shares of preferred stock. The Bylaws may be amended by the affirmative vote of a majority of the stock issued and outstanding and entitled to vote at the relevant annual or special meeting, or by the affirmative vote of a majority of the Board of Directors.

Preferred Stock

Our Board is authorized to issue up to 10 million shares of preferred stock, par value $0.0001 per share, in one or more series all of which shares are undesignated. Our Board has the authority, within the limitations and restrictions prescribed by the Delaware General Corporation Law, or the DGCL, and without stockholder approval, to provide by resolution for the issuance of shares of preferred stock, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and the number of shares constituting any series of the designation of such series, by delivering an appropriate certificate of amendment to the Certificate of Incorporation to the Delaware Secretary of State pursuant to the DGCL. The issuance of preferred stock could have the effect of decreasing the market price of the common stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of our common stock.

Anti-takeover Effects of the DGCL and the Certificate of Incorporation

As described above, our Board is authorized to designate and issue shares of preferred stock in a series and define all rights, preferences and privileges applicable to such series. This authority may be used to make it more difficult or less economically beneficial to acquire or seek to acquire us.

Delaware Anti-Takeover Law - Interested Stockholder Transactions.

We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits “business combinations” between a publicly-held Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock for a three-year period following the date that such stockholder became an interested stockholder.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors and Certificate of Incorporation will include such an exculpation provision. Our Certificate of Incorporation and Bylaws will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of us, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our Certificate of Incorporation and Bylaws will also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. Our Certificate of Incorporation will expressly authorize us to carry directors’ and officers’ insurance to protect us, our directors, officers and certain employees for some liabilities. The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Stock Exchange Listing

Our common stock is presently quoted on the OTCID of the OTC Markets marketplace under the trading symbol “CHEV”. We have applied to list our common stock on the Nasdaq under the symbol “CHEV”. Assuming that our common stock is listed for trading on the Nasdaq, the quoting of our common stock on OTCID will be discontinued prior to the listing on Nasdaq. It is a condition to the closing of this offering that our shares of common stock shall have been approved for listing on the Nasdaq Capital Market. We will not request effectiveness of the registration statement pursuant to which this prospectus relates until the Nasdaq Stock Market LLC has approved the listing of our shares of common stock on Nasdaq.

Transfer Agent and Registrar

Our transfer agent and registrar is Colonial Stock Transfer, 7840 S 700 E, Sandy, UT 84070, United States.  The telephone number of Colonial Stock Transfer is +1 801-355-5740.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Greenberg Traurig, P.A., Tel Aviv, Israel. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The financial statements of Charging Robotics Inc. as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, included in this prospectus, have been audited by Brightman Almagor Zohar & Co., Certified Public Accountants, a Firm in the Deloitte Global Network, an independent registered public accounting firm, as stated in their report. Such financial statements are included in this prospectus in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be read and copied at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities. In addition, the SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We make available free of charge on or through our website at www.chargingrobotics.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC.

We have filed with the SEC a registration statement under the Securities Act, relating to the securities offered under this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above, or for free at www.sec.gov.

We also maintain a web site at www. chargingrobotics.com, through which you can access our SEC filings. The information set forth on our web site is not part of this prospectus supplement.

MATERIAL CHANGES

None.

7,952,852 Shares of Common Stock

Charging Robotics Inc.

PROSPECTUS

           , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following are the estimated expenses related to the filing of the registration statement of which this prospectus forms a part, all of which will be paid by us. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC Registration Fee	$5,859
Accounting Fees and Expenses	$15,000
Legal Fees and Expenses	$125,000
Printing Fees and Expenses	$2,000
Miscellaneous Fees and Expenses	$62,000
Total	$209,859

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our Certificate of Incorporation and Bylaws provide that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

●	any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of ours, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

We sold the securities described below within the past three years which were not registered under the Securities Act.

On March 28, 2023, the Company entered into a Securities Exchange Agreement with the stockholders of Charging Robotics Ltd. Pursuant to the agreement, at the closing, which occurred on April 7, 2023, the Company acquired 100% of the issued and outstanding stock of Charging Robotics Ltd., in exchange for the issuance of a total of 6,146,188 shares of the Company’s common stock and warrants to purchase an additional 6,150,000 shares.

On April 6, 2023, the Company issued a total of 910,000 common stock to three investors for the total amount of $501.

On June 20, 2024, the Company issued 122,831 warrants to Automax Motors Ltd. with an exercise price of $12.82 in exchange for services received.

In December 2024, the Company issued 412,123 shares of common stock in a private placement offering for aggregate gross proceeds of approximately $410.

During the six months ended June 30, 2025, the Company issued a total of 296,899 shares of common stock (including finders’ fees shares) in a private placement offering for aggregate gross proceeds of $306.

On June 8, 2025, the Company entered into facility agreements for up to $3.0 million credit facility certain lenders (the “Lenders” and the “Facility Agreement”, respectively). As part of the Facility Agreement, the Company issued warrants (the “Facility Warrants”) to the Lenders to purchase an aggregate of 200,000 shares of the Company’s common stock, representing an aggregate exercise amount of $3.0 million, with a per share exercise price of $15.00, subject to certain beneficial ownership limitations, anti-dilution protection and price adjustments set forth therein. The Facility Warrants will be exercisable on the effectiveness date of an uplisting of the Company’s shares of common stock to a national securities exchange and will have a term of 5 years from the Uplist Date.

On June 24, 2025, the Company entered into a securities exchange agreement, or the Securities Exchange Agreement, with Revoltz Ltd., or Revoltz, and three of the shareholders of Revoltz, or the Revoltz Shareholders, pursuant to which the Company issued to the Revoltz Shareholders an aggregate of 12.35% of its issued and outstanding capital stock on a pro rata and post-closing basis, equal to 1,385,002 shares of the Company’s common stock, in exchange for 32.74% of Revoltz’s issued and outstanding share capital on a fully diluted and post-closing basis, equal to 37,476 Revoltz ordinary shares. The transactions contemplated by the Securities Exchange Agreement closed on June 26, 2025, subject to the satisfaction of customary closing conditions.

We believe that the offers, sales and issuances of the securities described in the preceding paragraphs were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder (including Regulation D and Rule 506), in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2) or (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Document

3.1	Amended and Restated Certificate of Incorporation of the Company (as incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 3, 2024).

3.2	Bylaws of the Company (included as Exhibit 3.2.1 to our Form 10-12G filed with the Securities and Exchange Commission on March 8, 2021, and incorporated herein by reference)

5.1*	Opinion of Greenberg Traurig, P.A.

10.1	Charging Robotics, Inc. 2023 Equity Incentive Plan (included as Exhibit B-1 to our Information Statement on Schedule DEF 14C filed with the Securities and Exchange Commission on August 9, 2023, and incorporated herein by reference)

10.2	Securities Exchange Agreement (included as Exhibit 10.1 to our 8-K filed with the Securities and Exchange Commission on March 28, 2023, and incorporated herein by reference)

10.3	Form of Facility Agreement, dated June 8, 2025 (included as Exhibit 10.1 to our 8-K filed with the Securities and Exchange Commission on June 9, 2025, and incorporated herein by reference)

10.4	Form of Facility Warrant (included as Exhibit 10.2 to our 8-K filed with the Securities and Exchange Commission on June 9, 2025, and incorporated herein by reference)

10.5^	Form of Securities Exchange Agreement, by and between Charging Robotics Inc., Revoltz Ltd. and the shareholders of Revoltz Ltd., dated June 24, 2025 (included as Exhibit 10.1 to our 8-K filed with the Securities and Exchange Commission on June 30, 2025, and incorporated herein by reference)

16.1	Letter from Elkana Amitai CPA, addressed to the Securities and Exchange Commission, dated March 12, 2025 (included as Exhibit 16.1 to our 8-K filed with the Securities and Exchange Commission on March 12, 2025, and incorporated herein by reference)

21.1*	Subsidiaries of the Registrant

23.1**	Consent of Brightman Almagor Zohar & Co., Certified Public Accountants, a Firm in the Deloitte Global Network, an independent registered public accounting firm

23.2*	Consent of Greenberg Traurig, P.A. (contained in Exhibit 5.1)

24.1*	Power of Attorney

107*	Filing Fee Table

*	Previously filed

**	Filed herewith.

^	Portions of this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The Registrant undertakes to furnish a copy of all omitted schedules and exhibits to the Securities and Exchange Commission upon its request.

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that No statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that No statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, State of Israel on this 7th day of January, 2026.

CHARGING ROBOTICS INC.

By:	/s/ Yakov Baranes
Name:	Yakov Baranes
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Yakov Baranes	Chief Executive Officer and Director	January 7, 2026
Yakov Baranes	(principal executive officer)

/s/ Tali Dinar	Chief Financial Officer	January 7, 2026
Tali Dinar	(principal financial officer and principal accounting officer)

*	Chairman of the Board of Directors	January 7, 2026
Amitay Weiss

*	Director	January 7, 2026
Liron Carmel

*	Director	January 7, 2026
Kineret Tzedef

/s/ Tali Dinar
Tali Dinar
Attorney in Fact

CHARGING ROBOTICS INC.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2024

U.S. DOLLARS IN THOUSANDS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Charging Robotics Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Charging Robotics Inc. and subsidiaries (the "Company") as of December 31, 2024 and 2023, the related consolidated statements of comprehensive loss, changes in stockholders' deficit, and cash flows, for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s substantial operating losses and lack of sufficient resources raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.
Certified Public Accountants
A Firm in the Deloitte Global Network

Tel Aviv, Israel
April 15, 2025

We have served as the Company's auditor since 2025.

CHARGING ROBOTICS INC.

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands, except share and per share data

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash	$175	$8
Other accounts receivable	20	43
Loan to an affiliate (Note 3b)	64	-
Total current assets	259	51

Non-current assets:
Investment in an affiliate (Note 3c)	73	110
Loan to an affiliate (Note 3b)	-	62
Total non-current assets	73	172

TOTAL ASSETS	$332	$223

LIABILITIES & STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$81	$104
Other current liabilities	247	116
Short term loans	413	30
Payables to related parties (Note 4)	172	98
Total current liabilities	913	348

Non-current liabilities:
Other non-current liabilities	$32	$49

Total liabilities	$945	$397

Stockholders’ deficit (Note 5):
Preferred shares, par value $0.0001, 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common stock, par value $0.0001, 2,990,000,000 shares authorized, 9,564,351 shares issued and outstanding as of December 31, 2024 and 9,152,228 shares issued and outstanding as of December 31, 2023	1	1
Additional paid-in capital	2,324	1,918
Accumulated other comprehensive loss	(30)	(27)
Accumulated deficit	(2,908)	(2,066)

Total stockholders’ deficit	(613)	(174)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$332	$223

The accompanying notes are an integral part of these consolidated financial statements.

CHARGING ROBOTICS INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

U.S. dollars in thousands, except share and per share data

	Year ended December 31,
	2024	2023

Research and development costs, net	$319	$329
General and administrative costs	458	437
Total operating expenses	777	766

Operating loss	$(777)	$(766)

Financial expenses	(29)	(11)
Equity in losses from investment in affiliate	(36)	(27)

Net loss	$(842)	$(804)

Other comprehensive loss:
Foreign currency translation adjustments	(3)	(15)

Total comprehensive loss	$(845)	$(819)

Basic and diluted loss per common stock	$(0.09)	$(0.10)

Weighted average common stock outstanding	9,157,398	7,807,370

The accompanying notes are an integral part of these consolidated financial statements.

CHARGING ROBOTICS INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

For the Years Ended December 31, 2024 and 2023

U.S. dollars in thousands, except share and per share data

	Common stock			Additional Paid in	Accumulated other comprehensive	Accumulated	Total Shareholders’
	Number	Amount		Capital	loss	Deficit	Equity

Balance as of January 1, 2023	4,311,309	$1		$831	$(12)	$(1,262)	$(442)
Exercise of stock options	628,045	(*	)	91	-	-	91
Stock-based compensation	-	-		10	-	-	10
Issuance of common stock upon conversion of loan	1,206,834	(*	)	509	-	-	509
Effect of reverse recapitalization	2,096,040	(*	)	(24)	-	-	(24)
Issuance of common stock in a private placement offering	910,000	(*	)	501	-	-	501
Total comprehensive loss	-	-		-	(15)	(804)	(819)
Balance as of December 31, 2023	9,152,228	$1		$1,918	$(27)	$(2,066)	$(174)

	Common stock			Additional Paid in	Accumulated other comprehensive	Accumulated	Total Shareholders’
	Number (**)	Amount		capital	loss	Deficit	Deficit

Balance as of January 1, 2024	9,152,228	$1		$1,918	$(27)	(2,066)	$(174)
Stock-based compensation	-	-		(4)	-	-	(4)
Issuance of common stock in a private placement offering	412,123	(*	)	410	-	-	410
Total comprehensive loss	-	-		-	(3)	(842)	(845)
Balance as of December 31, 2024	9,564,351	$1		$2,324	$(30)	(2,908)	$(613)

(*)	Less than $1 thousand.

(**)	On August 28, 2023, the Company amended and restated its Certificate of Incorporation to effect a 1 for 150 Reverse Stock Split of its outstanding shares of common stock effective April 24, 2024. Consequently, all share numbers, share prices, and exercise prices have been retroactively adjusted in these consolidated financial statements for all periods presented.

The accompanying notes are an integral part of these consolidated financial statements.

CHARGING ROBOTICS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2024 and 2023

U.S. dollars in thousands

	For the year ended
	December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(842)	$(804)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense (income)	(5)	10
Equity in losses from investment in affiliate	36	27
Non-cash interest expenses	13	(4)
Changes in operating assets and liabilities:
Decrease in other accounts receivable	23	28
Increase in payables to related parties	74	52
Decrease in other non-current liabilities	(17)	-
Decrease in accounts payable	(23)	(69)
Increase in other current liabilities	131	116
Net cash used in operating activities	(610)	(644)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash received in the reverse recapitalization	-	3
Net cash provided by investing activities	-	3

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock in a private placement offering	410	501
Proceeds from exercise of stock options	-	91
Proceeds from short term loans	367	30
Net cash provided by financing activities	777	622

Net increase (decrease) in cash	167	(19)

Cash at beginning of year	8	27

Cash at end of year	$175	$8

NON-CASH FINANCING AND INVESTING ACTIVITIES
Effect of reverse recapitalization:
Increase in accounts payable	-	67
Decrease in payables to related parties	-	40
Decrease in additional paid in capital	-	24

Issuance of common stock upon conversion of loan	$-	$509

The accompanying notes are an integral part of these consolidated financial statements.

CHARGING ROBOTICS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

U.S. dollars in thousands except share and per share data

NOTE 1 – GENERAL

A.	Charging Robotics Inc. (the “Company”) was incorporated in the State of Delaware on March 25, 2008. On April 23, 2024, the Company changed its name to Charging Robotics Inc. from Fuel Doctor Holdings, Inc.

B.	On March 28, 2023, the Company entered into a Securities Exchange Agreement (the “Acquisition Agreement”) with the stockholders of Charging Robotics Ltd. (“CR Ltd.”). Pursuant to the Acquisition Agreement, at the closing, which occurred on April 7, 2023 (the “Closing”), the Company acquired 100% of the issued and outstanding stock of CR Ltd. (the “Acquisition”), making CR Ltd. a wholly owned subsidiary of the Company, in exchange for the issuance of a total of 6,146,188 newly-issued shares of common stock to the former shareholders of CR Ltd.

The transactions arising from the Acquisition Agreement were accounted for as a reverse recapitalization. CR Ltd. was determined to be the “accounting acquirer” in the reverse recapitalization because (1) the former shareholders of CR Ltd., as a group, received the largest ownership interest in the Company, based upon the 6,146,188 shares of common stock issued at the Closing, and the 6,150,000 warrants exercisable at par, and (2) most significantly, the fact that the Acquisition Agreement expressly provided that a majority of the Company’s board of directors will be appointed by the former shareholders of CR Ltd. The Company's financial statements represent a continuation of the financial statements of CR Ltd. with the acquisition of Fuel Doctor Holding Inc.’s net assets.

CR Ltd. was formed in February 2021, as an Israeli corporation, with the main goal of developing an innovative wireless electric vehicles (EV) charging technology. At the heart of the technology is a wireless power transfer module that uses resonance coils to transfer electricity wirelessly. This module can be used for various products such as robotic and stationary platforms. The robotic platform includes a component which is small enough to fit under the vehicle, and which automatically positions itself for maximum-efficiency charging, and upon charging completion automatically returns to its docking station. CR Israel also developed a Wireless EV Charging System for automatic parking lots based on our wireless electricity transfer module.

C.	On April 6, 2023, the Company issued a total of 910,000 newly issued shares of common stock in a private placement offering for total proceeds of $501.

D.	On November 22, 2023, the Company announced that CR Ltd. received approval for funding from the Israel Innovation Authority (the “IIA”) for a pilot project to include installing and demonstrating its solution for wireless charging of EVs in automated parking systems (“APS”). The total approved budget for this project was approximately $445 thousand, of which the IIA would finance 50%. The Company is now engaged in the pilot project to implement the solution in an APS in Tel Aviv. As of December 31, 2024, CR Israel received a total of $135 thousand from the IIA.

CHARGING ROBOTICS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

U.S. dollars in thousands except share and per share data

NOTE 1 – GENERAL (Continued)

E.	On August 28, 2023, the Company filed an amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”), to (i) change its name to Charging Robotics Inc. (the “Name Change”); and (ii) effect a one-for-one hundred fifty reverse stock split (the “Reverse Stock Split”) of its outstanding shares of common stock. Consequently, all share numbers, share prices, and exercise prices have been retroactively adjusted in these consolidated financial statements for all periods presented.

On August 28, 2023, the Company submitted an Issuer Company-Related Action Notification Form to the Financial Industry Regulatory Authority, Inc. (“FINRA”) regarding the Name Change and Reverse Stock Split.

On April 23, 2024, the Company received notice from FINRA that the Name Change and the Reverse Stock Split was announced on FINRA’s daily list and would take effect at market open on the Market Effective Date. Accordingly, the FINRA corporate action to effect the Name Change and the Reverse Stock Split was completed on April 23, 2024.

F.	The consolidated financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and meet its obligations in the normal course of business for the foreseeable future.

Since its inception, the Company has devoted substantially all its efforts to research and development. The Company has incurred operating losses since its inception and expects to continue to incur operating losses for the near-term. As of December 31, 2024, the Company had an accumulated deficit of approximately $2,908. The extent of the Company’s future operating losses and the timing of becoming profitable are uncertain. Management expects the Company to continue to generate substantial operating losses and to continue to fund its operations primarily through utilization of its current financial resources and through additional raises of capital.

Such conditions raise substantial doubts about the Company’s ability to continue as a going concern. Management’s plan includes raising funds from outside potential investors. However, there is no assurance such funding will be available to the Company or that it will be obtained on terms favorable to the Company or will provide the Company with sufficient funds to meet its objectives. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets, carrying amounts or the amount and classification of liabilities that may be required should the Company be unable to continue as a going concern.

CHARGING ROBOTICS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

U.S. dollars in thousands except share and per share data

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Basis of presentation of the financial statements:

The Company’s consolidated financial statements have been prepared in accordance with the United States generally accepted accounting principles (U.S. GAAP) as set forth in the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (the “ASC”).

b. Use of estimates, assumptions and judgements:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company’s management believes that the estimates, judgment and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities at the dates of the consolidated financial statements, and the reported amount of expenses during the reporting periods. Actual results could differ from those estimates.

c. Consolidated financial statements in U.S dollars:

The functional currency is the currency that best reflects the economic environment in which the Company and its subsidiary operates and conducts their transactions. The Company’s functional currency is the U.S. dollar. The functional currency of CR Ltd is the New Israeli Shekel.

Accordingly, monetary accounts maintained in currencies other than the U.S. dollar are remeasured into U.S. dollars at each reporting period end in accordance with ASC No. 830 “Foreign Currency Matters.” All transaction gains and losses of the remeasured monetary balance sheet items are reflected in the statements of comprehensive loss as financing income or expenses as appropriate.

d. Principle of consolidation:

The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation.

e. Cash and cash equivalents:

Cash equivalents are short-term highly liquid deposits that are readily convertible to cash with original maturities of three months or less, at the date acquired, and investments with maturities of longer than three months where the investment can be liquidated before the maturity date without a significant penalty.

CHARGING ROBOTICS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

U.S. dollars in thousands except share and per share data

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

f. Equity method investments:

The Company accounts for its investments in common stock and in-substance common stock in accordance with ASC 323, Investments – Equity Method and Joint Ventures. Investments in entities over which the Company does not have a controlling financial interest but has significant influence, are accounted for using the equity method, with the Company’s equity in losses reported in equity in losses from investment in affiliate on the statements of comprehensive loss. Equity method investments are recorded at cost, plus the Company’s share of earnings or losses, and impairment, if any, within investment in an affiliate on the balance sheets. The Company evaluates its equity investments for impairment at each reporting period. If qualitative factors indicate that the investment is impaired and its fair value is less than the carrying value, the Company recognizes an impairment loss in earnings.

g. Fair value of financial instruments:

The accounting guidance for fair value provides a framework for measuring fair value, clarifies the definition of fair value, and expands disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:

Level 1	—	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2	—	Observable inputs that are based on inputs not quoted on active markets but corroborated by market data.

Level 3	—	Unobservable inputs are used when little or no market data are available.

The carrying amounts of cash, other accounts receivables, loan to an affiliate, accounts payable, other current liabilities, short term loans and payables to related parties approximate their fair value due to the short-term maturity of such instruments.

h. Stock-based compensation:

The Company accounts for stock-based compensation awards issued to employees, directors, and non-employee consultants in accordance with ASC No. 718, “Compensation – Stock Compensation” based on the fair value of the awards at the grant date. The Company has selected the Black-Scholes option-pricing model as the most appropriate fair value method for its stock option and warrants awards. The fair value of the award is recognized as an expense over the requisite service periods, which is the vesting period of the respective award, on a straight-line basis when the only condition to vesting is continued service.

The Company also granted certain awards that have both service-based vesting conditions and performance-based vesting conditions. For these awards, we recognize stock-based compensation expense on a graded basis over the total requisite service period for each separately vesting portion of performance tranches where it is probable that the performance-based vesting conditions will be achieved. The Company recognizes forfeitures of the awards as they occur.

CHARGING ROBOTICS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

U.S. dollars in thousands except share and per share data

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

i. Basic and diluted net loss per Share:

The Company’s basic net loss per share is calculated by dividing net loss by the weighted-average number of shares of common shares outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive common shares are anti-dilutive.

j. Research and Development costs:

Research and development costs are recognized in the consolidated statements of comprehensive loss when incurred. Research and development costs consist of intellectual property, development and production expenditures.

k. Royalty-bearing grants:

Royalty-bearing grants from the IIA for funding approved research and development projects are recognized at the time CR Ltd is entitled to such grants (i.e. at the time that there is reasonable assurance that the Company will comply with the conditions attached to the grant and that there is reasonable assurance that the grant will be received), on the basis of the costs incurred and grants received are recorded as a reduction in research and development costs. The cumulative research and development grants received by the Company from inception through December 31, 2024, amounted to $135. These amounts were deducted from research and development costs in the consolidated statements of comprehensive loss for the years ended December 31, 2024, and 2023 ($58, and $77, respectively).

l. Income Taxes:

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes”, which prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, to reduce deferred tax assets to their estimated realizable value, if needed.

The Company also accounts for uncertain tax positions under ASC 740. ASC 740 offers a two-step approach for recognizing and measuring a liability for uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. As of December 31, 2024 and 2023, no liability for unrecognized tax benefits was recorded under ASC 740.

CHARGING ROBOTICS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

U.S. dollars in thousands except share and per share data

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

m. Recently issued and adopted accounting standards:

As an “emerging growth company,” the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflects this election.

1.	In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280), Improvements to Reportable Segment Disclosures, which expands annual and interim disclosure requirements for reportable segments, primarily through enhanced disclosures about significant segment expenses. In addition, it provides new segment disclosure requirements for entities with a single reportable segment. The guidance will be effective for the Company for annual periods beginning January 1, 2024 and for interim periods beginning January 1, 2025. The adoption of the standard did not have a material impact on the financial statements.

n. Recently issued and not yet adopted accounting standards:

1.	In December 2023, the FASB issued ASU 2023-09, Income taxes (topic 740): Improvements to Income Tax Disclosures. The guides require disclosure of a tabular reconciliation, using both percentages and reporting currency amounts. Additional disclosers are required such as income taxes paid, Income (or loss) from continuing operations before income tax expense (or benefit) disaggregated between domestic and foreign and Income tax expense (or benefit) from continuing operations disaggregated by federal (national), state, and foreign. The guidance will be effective for the Company for fiscal years beginning after December 15, 2024. Early adoption is permitted. Adoption of the new standard will not have a material impact on the financial statements.

2.	In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40), Disaggregation of Income Statement Expenses. The new guidance requires disclosure of certain costs and expenses in the notes to the financial statements. This guidance is effective for fiscal years beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The disclosures required under the guidance can be applied either prospectively to financial statements issued for reporting periods after the effective date or retrospectively to any or all periods presented in the financial statements. The Company is currently evaluating the impact this guidance will have on its financial statement disclosures.

CHARGING ROBOTICS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

U.S. dollars in thousands except share and per share data

NOTE 3 – INVESTMENT IN AN AFFILIATE

a.	On April 24, 2021, CR Ltd. invested $250 representing 19.99% of the share capital of Revoltz Ltd. (“Revoltz”), an Israeli private company focusing on research, development and production of micro-mobility vehicles for the urban environment for the business and the private markets.

b.	On July 28, 2022, CR Ltd. entered into a convertible loan agreement with Revoltz pursuant to which CR Ltd. was required to loan an amount of $60 (the “Loan Principal Amount”) in Revoltz. In addition, CR Ltd. will provide an additional loan to Revoltz in an amount of up to $340 (the “Additional Amount” and, together with the Loan Principal Amount, the “Total Loan Amount”). The Total Loan Amount will carry interest at the minimum rate prescribed by Israeli law.

The Total Loan Amount will be converted into shares of Revoltz upon the occurrence of any of the following events (each, a “Trigger Event”):

i)	The consummation of funding by Revoltz of an aggregate amount of $1,000 at a pre-money Revoltz valuation of at least $7,000 (in the form of Simple Agreement for Future Equity, equity or otherwise); or

ii)	Revoltz has generated an aggregate of $1,000 or more in revenue.

In the event that a Trigger Event will not occur on or prior to the 24-month anniversary of the date on which the Loan Principal Amount is actually extended to Revoltz, the loan will be due and repayable by Revoltz to the Company.

On December 31, 2024, the balance of the Loan Principal Amount granted and accrued interest, was $64. To date, no Additional Amounts have been funded.

c.	The following table summarizes the equity method accounting for the investment in Revoltz:

Balance, January 1, 2023	$152
Equity in losses	(27)
Foreign currency translation	(15)
Balance, December 31, 2023	110
Equity in losses	(36)
Foreign currency translation	(1)
Balance, December 31, 2024	$73

CHARGING ROBOTICS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

U.S. dollars in thousands except share and per share data

NOTE 4 – RELATED PARTIES

a.	In support of the Company’s efforts and cash requirements, the Company receives advances from related parties until such a time that the Company can support its operations or attains adequate financing through sales of stock or traditional debt financing. There is no formal written commitment for continued support by related parties.

Payables to related parties:

	December 31,	December 31,
	2024	2023
Consulting fees to executive officers	$26	$16
Directors	88	27
Xylo (see note 4c)	58	55
	$172	$98

b.	Our corporate headquarters are located at 20 Raul Wallenberg Street, Tel Aviv, Israel 6971916, under a lease held by our shareholders, which the Company is using free of rent.

c.	As of January 1, 2023, CR Ltd. owed to Xylo Technologies Ltd. (“Xylo”), a related party, who holds the majority of the Company’s common stock, $550 (the “Xylo Loan”). The Xylo Loan bears interest in accordance with section 3(i) of the Israeli tax code (2.42% annually during 2022) and no fixed date for repayment has been determined. On January 1, 2023, CR Ltd. and Xylo signed an agreement to amend the terms of the Xylo Loan (the “Xylo Loan Agreement”). Pursuant to the Xylo Loan Agreement, the interest rate remains unchanged, and the principal and interest is payable in cash or shares, or a combination thereof by June 30, 2023. On April 4, 2023, the Xylo Loan balance was $553. The $509 of the Xylo Loan was converted into 28 shares of CR Ltd. (representing 1,206,834 shares of the Company) and the remaining Xylo Loan balance becomes payable in cash. The Company is in discussions with Xylo to extend the repayment date of the remaining Xylo Loan balance.

CHARGING ROBOTICS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

U.S. dollars in thousands except share and per share data

NOTE 5 – COMMON STOCK AND PREFERRED SHARES

a.	The Company’s share capital is as follows:

	December 31, 2024		December 31, 2023
	Authorized	Issued and outstanding	Authorized	Issued and outstanding
Common stock	50,000,000	9,564,351	2,990,000,000	9,152,228
Preferred shares	10,000,000	-	10,000,000	-

On March 22, 2022, the Company amended its Certificate of Incorporation and increased the number of authorized shares to 3,000,000,000 shares with a par value of $0.0001 of which 2,990,000,000 shares were be common stock with a par value of $0.0001 and 10,000,000 shares were preferred share with a par value of $0.0001.

On December 2, 2024, the Company amended its Certificate of Incorporation and decreased the number of authorized shares to 60,000,000 shares with a par value of $0.0001 of which 50,000,000 shares are common stock with a par value of $0.0001 and 10,000,000 shares are preferred shares with a par value of $0.0001.

There were no preferred shares outstanding as of December 31, 2024 and 2023.

Each common stock is entitled to receive dividends, participate in the distribution of the Company’s net assets upon liquidation and to receive notices of participation and voting (at one vote per share) at the general meetings of the Company’s shareholders on any matter upon which the general meeting is authorized to be held.

Pursuant to Note 1, upon the consummation of the Acquisition Agreement, CR Ltd. became a wholly-owned subsidiary of the Company and former shareholders of CR Ltd. received 72.88% of the issued and outstanding common stock of the Company. On April 4, 2023, the Acquisition closed, and the former shareholders of CR Ltd. were issued 6,146,188  common stock of the Company.

On April 3, 2023, prior to the Closing of the Acquisition Agreement (see Note 1), CR Ltd. issued an aggregate of 15 shares of CR Ltd., representing 628,045 common stock of the Company, in respect of stock options exercised by stock option holders, for total proceeds of $91.

On April 3, 2023, prior to the Closing of the Acquisition Agreement, the Company issued 28 shares of CR Ltd., representing 1,206,834 shares of the Company, in respect of a conversion of a from a related party (see Note 6c).

On April 6, 2023, the Company issued a total of 910,000 common stock to three investors for the total amount of $501.

On July 4, 2023, the Company approved its 2023 Equity Incentive Plan (the “Plan”) for the directors, officers, consultants and employees of the Company and its subsidiaries. The maximum number of stock options and restricted share units (“RSU”) issuable under the Plan is 1,372,656 shares of the outstanding common stock of the Company. As of the date of this report, no stock options or RSUs have been issued under the Plan.

In December 2024, the Company issued 412,123 shares of common stock in a private placement offering for a total of $410.

CHARGING ROBOTICS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

U.S. dollars in thousands except share and per share data

NOTE 5 – COMMON STOCK AND PREFERRED STOCK (Continued)

b.	Warrants:

1.	Pursuant to the Acquisition, the Company issued to the former shareholders of CR Ltd. 6,150,000 warrants, which warrants are exercisable upon the Company achieving each of the three (3) performance milestones (collectively, the “Earn Out Milestones”) as follows:

(i)	In-house demonstration for automatic robotic charging of an electric vehicle – until December 31, 2025.

(ii)	Conditional Purchase Order for first system for automatic car parks – until December 31, 2025.

(iii)	Commercial agreement for pilot with an organization which was approved by the Company’s board – until December 31, 2025.

Without limiting the generality of the Earn Out Milestones, all of the warrants will become immediately exercisable upon the Company’s successfully listing its common stock on the Nasdaq Stock exchange.

2.	On June 20, 2024, the Company issued 122,831 warrants to Automax Motors Ltd. (the “Automax Warrants”) with an exercise price of $12.82 in exchange for services received. The Automax Warrants expire on September 20, 2027. The Automax Warrants were accounted for as stock-based compensation. The fair value of the Automax Warrants was $19, using the Black-Scholes warrant pricing model using the following assumptions:

June 20, 2024
Company common stock price	$0.55
Exercise price	$12.82
Dividend yield	0%
Risk-free interest rate	4.46%
Expected term (in years)	3.25
Volatility	125%

c.	Stock options in the Company

As of December 31, 2024 and 2023, there are no outstanding stock options in the Company.

d.	Share options in CR Ltd.

On February 1, 2022, CR Ltd. issued 4 stock options to Ben Gurion University (the “BGU Options”) with an exercise price of $0.01. The BGU Options entitle the option holder to receive 72,295 shares of the Company, and expire on January 1, 2032. The fair value of the BGU Options issued was $30, using the Black-Scholes option pricing model. A third of the stock options vested on June 30, 2023, and the remaining stock options vest on a quarterly basis over a period of 10 quarters, commencing on September 30, 2023, and ending on December 31, 2025. On August 28, 2024, the Company and Ben Gurion University signed a License and Settlement Agreement (the “Settlement Agreement”). According to the Settlement Agreement the BGU Options are forfeited and expired.

For the year ended December 31, 2024, the Company recorded income in the amount of $24 in stock-based compensation expenses in respect of the BGU Options, as a result of the cancellation of expenses recognized in previous year in respect of the BGU Options (during the year ended December 31, 2023 - $10).

A summary of stock options activity during the period is as follows:

	Number	Average weighted exercise price

Options outstanding as of December 31, 2023	4	$0.01

Options outstanding as of December 31, 2024	-	$-

CHARGING ROBOTICS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

U.S. dollars in thousands except share and per share data

NOTE 5 – COMMON STOCK AND PREFERRED STOCK (Continued)

The following CR Ltd. options are outstanding as of December 31, 2023 and 2024:

Issuance date	Options outstanding	Exercise price per option	Options exercisable	Expiry date
January 1, 2022	4	$0.01	2	January 1, 2032

NOTE 6: LIENS AND COMMITMENTS

CR Ltd. is committed to pay royalties to the IIA on the proceeds from sales of products resulting from research and development projects in which the IIA participates by way of grants. In the first 3 years of sales, the Company will pay 3% of the sales of the product which was developed under IIA research and development projects. In the fourth, fifth and sixth years of sales, the Company will pay 4% of such sales and from the seventh year onwards the Company will pay 5% of up to 100% of the amount of grants received plus interest at LIBOR. CR Ltd. was entitled to the grants only upon incurring research and development expenditures. There are no future performance obligations related to the grants received from the IIA. As of December 31, 2024, the contingent liabilities with respect to grants received from the IIA, subject to repayment under these royalty agreements on future sales is $Nil. As of December 31, 2024, CR Ltd. received a total of $135  from the IIA.

NOTE 7 – INCOME TAXES

a.	Corporate tax rates in Israel:

The Israeli statutory corporate tax rate was 23% in both 2024 and 2023. The Company’s tax assessments since its inception are not deemed final.

b.	Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	December 31, 2024	December 31, 2023
Deferred tax assets:
Carry forward tax losses	$1,598	$905

Net deferred tax asset before valuation allowance	1,598	905
Valuation allowance	(1,598)	(905)
Income tax benefit at the statutory tax rate	$-	$-

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that all or some portion of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences are deductible and net operating losses are utilized. Based on consideration of these factors, the Company recorded a full valuation allowance as of December 31, 2024.

c.	Net operating carry-forward losses for tax purposes:

As of December 31, 2024, the Company’s carry-forward losses amount to approximately $1,598, which can be carried forward for an indefinite period.

CHARGING ROBOTICS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

U.S. dollars in thousands except share and per share data

NOTE 8 – SEGMENT REPORTING

Segment information is prepared on the same basis that the Chief Executive Officer, who is the Company’s Chief Operating Decision Maker (“CODM”), manages the business, makes business decisions and assesses performance. The Company has one reportable segment specializing in development of an innovative wireless electric vehicles (EV) charging technology as described in Note 1B.

The Chief Executive Officer assesses performance for this segment and decides how to allocate resource. The measure of segment assets is reported on the balance sheet as total assets. The chief executive officer performs the assessment of segment performance by using the reported measure of segment profit or loss to monitor budget versus actual results.

The table below summarizes the significant expense categories regularly reviewed by the CODM for the years ended December 31, 2024 and 2023:

	December 31, 2024	December 31, 2023

Research and development costs, net	$319	$329
General and administrative costs	458	437

Other segment items:
Financial expenses	29	11
Equity in losses from investment in affiliate	36	27
Net loss	$842	$804

NOTE 9 – REVISION OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company's consolidated financial statements for the year ended December 31, 2023 have been revised for the effect of certain adjustments that were made in the preparation of financial statements for the year ended December 31, 2024:

(1)	In the financial statements for the year ended December 31, 2023, the Company had capitalized certain payments made for patents registration, and recorded the amounts as an intangible assets. During the year ended December 31, 2024, the Company reconsidered this assessment and believes that these amounts should be expensed. As a consequence, the Company revised its financial statements to remove the intangible asset and adjust retained earnings for periods beginning in 2021 through the third quarter of 2024 in the cumulative amount of $104.

(2)	In March 2023, the Company entered into an Acquisition Agreement (see note 1B) pursuant to which it acquired 100% of the shares of CR Ltd. In the Consolidated Statements of Stockholders’ Deficit, an incorrect numbers and amount of common stock were allocated to the “Effect of the reverse recapitalization”, which have been corrected in these consolidated financial statements. The total number of common stock issued in the transaction did not change.

The Company have evaluated the materiality of the intangible asset and common stock impact quantitatively and qualitatively and concluded it was not material to any of the prior periods impacted. The Company elected to revise previously issued consolidated financial statements contained within this Annual Report on Form 10-K for the periods impacted to correct the effect of this immaterial intangible asset and common stock for the corresponding periods.

NOTE 10 – SUBSEQUENT EVENTS

The Company determined that it does not have subsequent event requiring recording or disclosure in the financial statements for the year ended December 31, 2024, other than described below:

a.	In January 2025, the Company rented an office, lab and assembly and integration area in an innovation and startup hub located in “The Rupin Technological Campus”, approximately 40km north of Tel Aviv. The monthly rental fee is 4,000 NIS (approximately $1.1) per month. The lease term requires only one month termination notice.

b.	On January 15, 2025, the Company issued 30,303 common stock to an investor for $50.

c.	On March 6, 2025, CR Ltd. received an additional $31 in grants from the IIA.

d.	On March 23, 2025, the Company issued 124,604 common stock to an investors for $206. The Company also issued 111,689 shares to consultants in respect of finders’ fees for previous private placements.

REVOLTZ LTD

FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2024

REVOLTZ LTD

FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2024

INDEPENDENT AUDITOR’S REPORT

To the shareholders and the Board of Directors of Revoltz Ltd.

Opinion

We have audited the financial statements of Revoltz Ltd. (the “Company”), which comprise the balance sheets as of December 31, 2024 and 2023, and the related statements of operations, changes in Shareholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1.b to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1.b. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.
Certified Public Accountants
A Firm in the Deloitte Global Network

Tel Aviv, Israel
April 15, 2025

REVOLTZ LTD

BALANCE SHEETS

		December 31
		2024	2023
	Note	thousands of NIS
ASSETS
Current assets:
Cash and cash equivalents		6	11
Other receivables		8	9
Inventory	3	230	173
		244	193
Non-current assets:
Loan to related party	5	83	80
Property and equipment, net		7	4
		90	84
TOTAL ASSETS		334	277

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Trade accounts payables		53	144
Loans from related parties	6b, c	876	227
Payables to related parties	5b	1,059	759
Other payables	4	75	75
Current maturities of long-term loan	6a	32	29
		2,095	1,234
Non-current liabilities:
Long-term loan, net of current maturities	6a	15	47
		15	47
TOTAL LIABILITIES		2,110	1,281
SHAREHOLDERS’ DEFICIT:

Ordinary shares, NIS 0.01 par value; Authorized 1,000,000 shares; Issued and outstanding: 105,260 and 100,000 shares	7	1	1
Additional paid-in capital		949	949
Accumulated deficit		(2,726)	(1,954)
TOTAL SHAREHOLDERS’ DEFICIT		(1,776)	(1,004)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT		334	277

The accompanying notes are an integral part of the financial statements.

REVOLTZ LTD

STATEMENTS OF OPERATIONS

	Year ended December 31
	2024	2023
	thousands of NIS

Operating expenses:
Research and development	42	24
General and administrative	677	483

Operating loss	(719)	(507)

Financial income	4	1
Financial expenses	(57)	(21)
Financial expenses, net	(53)	(20)

Net loss	(772)	(527)

The accompanying notes are an integral part of the financial statements

REVOLTZ LTD

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary shares		Additional paid in capital	Accumulated deficit	Total shareholders’ deficit
	thousands of NIS

Balance as of January 1, 2023	1		820	(1,427)	(606)
Contribution from related party (see note 5c)	-		129	-	129
Net loss	-		-	(527)	(527)
Balance as of December 31, 2023	1		949	(1,954)	(1,004)
Issuance of ordinary shares (see note 6b.1)	(*	)	-	-	(* )
Net loss	-		-	(772)	(772)
Balance as of December 31, 2024	1		949	(2,726)	(1,776)

(*)	Less than NIS 1 thousand

The accompanying notes are an integral part of the financial statements

REVOLTZ LTD

STATEMENTS OF CASH FLOWS

	Year ended December 31
	2024	2023
	thousands of NIS
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(772)	(527)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2	3
Non-cash interest	47	14
Changes in operating assets and liabilities:
Decrease (increase) decrease in other receivables	1	(6)
Increase in loan to related party
Increase in inventory	(57)	(173)
(Decrease) increase in trade accounts payable	(91)	137
Increase in payables to related parties	300	331
Increase in other payables	-	75
Net cash used in operating activities	(570)	(146)

CASH FLOWS FROM INVESTING ACTIVITIES:
Loan to related party	-	(80)
Acquisition of property and equipment	(5)	-
Net cash used in investing activities	(5)	(80)

CASH FLOWS FROM IN FINANCING ACTIVITIES:
Deposit redemption	-	18
Contribution received from related party (see note 5c)	-	129
Proceeds from long-term loan		80
Repayment of long-term loan	(36)	(3)
Proceeds from loans from related parties	606	-
Net cash provided by financing activities	570	224

Net decrease in cash and cash equivalents	(5)	(2)

Cash and cash equivalents at beginning of year	11	13

Cash and cash equivalents at end of year	6	11

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest	10	2

The accompanying notes are an integral part of the financial statements

REVOLTZ LTD.

NOTES TO THE FINANCIAL STATEMENTS

NIS in thousands except share and per share data

NOTE 1 – GENERAL

A.	REVOLTZ LTD (the “Company”), a private company, was incorporated in Israel on March 2021 and its company number is 516356870.

The Company engages in research, development, and manufacturing of small electric transportation vehicles for urban environment. The development includes identifying the needs of specific sectors and products to provide optimal solutions, including prototype development.

B.	The financial statements have been prepared on a going concern-basis which assumes the Company will be able to realize its assets meets its obligations in the normal course of business for the foreseeable future.

Since its inception, the Company has devoted substantially all its efforts to research and development. The Company has incurred operating losses since its inception and expects to continue to incur operating losses for the near-term. As of December 31, 2024, the Company had an accumulated deficit of 2,726 NIS. The extent of the Company’s future operating losses and the timing of becoming profitable are uncertain. Management expects the Company to continue to generate substantial operating losses and to continue to fund its operations primarily through utilization of its current financial resources and through additional raises of capital.

Such conditions raise substantial doubts about the Company’s ability to continue as a going concern. Management’s plan includes raising funds from outside potential investors. However, there is no assurance such funding will be available to the Company or that it will be obtained on terms favorable to the Company or will provide the Company with sufficient funds to meet its objectives. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets, carrying amounts or the amount and classification of liabilities that may be required should the Company be unable to continue as a going concern.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of presentation of the financial statements:

The Company’s financial statements have been prepared in accordance with the United States generally accepted accounting principles (U.S. GAAP) as set forth in the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (the “ASC”).

b.	Use of estimates, assumptions and judgements:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company’s management believes that the estimates, judgment and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities at the dates of the financial statements, and the reported amount of expenses during the reporting periods. Actual results could differ from those estimates.

c.	Financial statements in New Israeli Shekels:

The functional currency is the currency that best reflects the economic environment in which the Company operate and conducts their transactions. The Company’s functional currency is the New Israeli Shekels (NIS).

Accordingly, monetary accounts maintained in currencies other than the NIS are remeasured into NIS at each reporting period end in accordance with ASC No. 830 “Foreign Currency Matters”. All transaction gains and losses of the remeasured monetary balance sheet items are reflected in the statements of operations as financing income or expenses as appropriate.

REVOLTZ LTD.

NOTES TO THE FINANCIAL STATEMENTS

NIS in thousands except share and per share data

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

d.	Cash and cash equivalents:

Cash equivalents are short-term highly liquid deposits that are readily convertible to cash with original maturities of three months or less, at the date acquired, and investments with maturities of longer than three months where the investment can be liquidated before the maturity date without a significant penalty.

e.	Inventory:

Inventories consists of finished goods and is stated at the lower of cost or net realizable value. Costs are computed under the first-in, first-out Method (“FIFO”). The cost of inventory includes all costs of purchase, and other costs incurred in bringing the inventories to their present location and condition including shipment and freight costs. Net realizable value is determined as estimated selling prices in the ordinary course of business, less reasonably predictable costs to sell. Valuation of inventories is based on currently available information about expected recoverable value. The estimate is dependent upon factors such as market trends, inventory ageing, and forecasted customer demands.

f.	Fair value of financial instruments:

The accounting guidance for fair value provides a framework for measuring fair value, clarifies the definition of fair value, and expands disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:

Level 1 — Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2 — Observable inputs that are based on inputs not quoted on active markets but corroborated by market data.

Level 3 — Unobservable inputs are used when little or no market data are available.

The carrying amounts of cash and cash equivalents, other receivables, loan to related party, trade accounts payables, loans from related parties, payables to related parties, other payables and long-term loan approximate their fair value due to the short-term maturity of such instruments.

g.	Research and Development expenses:

Research and development expenses are recognized in the statements of operations when incurred. Research and development expenses consist of intellectual property, development and production expenditures.

h.	Income Taxes:

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes”, which prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, to reduce deferred tax assets to their estimated realizable value, if needed.

The Company also accounts for uncertain tax positions under ASC 740. ASC 740 offers a two-step approach for recognizing and measuring a liability for uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. As of December 31, 2024 and 2023, no liability for unrecognized tax benefits was recorded under ASC 740.

REVOLTZ LTD.

NOTES TO THE FINANCIAL STATEMENTS

NIS in thousands except share and per share data

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

i.	Recently issued and not yet adopted accounting standards:

In December 2023, the FASB issued ASU 2023-09, Income taxes (topic 740): Improvements to Income Tax Disclosures. The guides require disclosure of a tabular reconciliation, using both percentages and reporting currency amounts. Additional disclosers are required such as income taxes paid, Income (or loss) from continuing operations before income tax expense (or benefit) disaggregated between domestic and foreign and Income tax expense (or benefit) from continuing operations disaggregated by federal (national), state, and foreign. The guidance will be effective for the Company for fiscal years beginning after December 15, 2025. Early adoption is permitted. Adoption of the new standard will not have a material impact on the financial statements.

NOTE 3 – INVENTORY

	December 31,	December 31,
	2024	2023
Finished goods	230	173
	230	173

NOTE 4 – OTHER PAYABLES

	December 31,	December 31,
	2024	2023
Advances from customers	75	75
	75	75

REVOLTZ LTD.

NOTES TO THE FINANCIAL STATEMENTS

NIS in thousands except share and per share data

NOTE 5 – RELATED PARTIES

a.	In support of the Company’s efforts and cash requirements, the Company may rely on advances from related parties until such a time that the Company can support its operations or attains adequate financing through sales of stock or traditional debt financing. There is no formal written commitment for continued support by related parties.

(i)	Balances due from related parties:

	December 31,	December 31,
	2024	2023
Loan to related party (see Note 5d)	83	80
	83	80

(ii)	Balances owed to related parties:

	December 31,	December 31,
	2024	2023
Loans from related parties (see Note 6b)	876	227
Payables to related parties (see Notes 5b, 6b.1)	1,055	759
	1,931	986

b.	In 2021, the Company entered into a consulting agreement with Mr. Amir Zaid, the controlling shareholder, for the provision of full-time CEO services. Under the terms of the agreement, Mr. Zaid is entitled to a monthly fee of NIS 33. Other than the compensation specified above, Mr. Zaid is not entitled to any additional remuneration or benefits. The unpaid monthly consulting fees as of December 31, 2024 and 2023 were NIS 1,014 and NIS 759, respectively.

c.	During 2023, a related party (wholly owned by the controlling shareholder of the Company) transferred an aggregate amount of NIS 129 to the Company. The funds received were classified as an investment in the Company.

d.	During 2023, the Company transferred an amount of NIS 80 to a related party. The loan bears interest in accordance with the rate prescribed by Israeli Income Tax Regulations and does not include a repayment date. As of December 31, 2024, the balance of the loan Principal Amount and accrued interest, was NIS 83.

NOTE 6 – LOANS

a.	Long-term loan, net of current maturities:

	December 31,	December 31,
	2024	2023

Loan from banks	47	76
Current maturities	(32)	(29)
	15	47

b.	Loans from related parties:

1.	On February 5, 2024, the Company signed a loan, investment and consulting agreement with L.I.A. PURE CAPITAL LTD (hereinafter: “PURE”). According to the agreement, PURE will lead a group of investors that will lend the Company USD 200,000 in four equal monthly installments starting from February 2024.

The term of the loan is one year or until the completion of a first capital raise of no less than USD 700,000 (hereinafter – “Minimum Raise”) (whichever comes first). The loan will have seniority over any other Company debt and will bear annual interest at a rate of 8%.

REVOLTZ LTD.

NOTES TO THE FINANCIAL STATEMENTS

NIS in thousands except share and per share data

NOTE 6 – LOANS (Continued)

As part of the agreement, PURE will become a consultant to the Company in exchange for a monthly fee of USD 1,000, which will increase to USD 7,500 immediately upon the completion of a USD 1 million capital raise, and/or the merger of the Company with another company that provides the Company with at least USD 1 million in liquid assets. The unpaid monthly consulting fees as of December 31, 2024 were NIS 41, presented as part of Payables to related parties.

Additionally, the Company issued to PURE 5% of its ordinary shares at their par value. Furthermore, PURE was granted an option, for a period of one year, to invest USD 1 million in exchange for 45% of the Company’s ordinary shares, provided that a Minimum Raise from another source has not been completed. Lastly, the Company will allocate 10% of all its future proceeds for the repayment of the loan, until it is fully repaid or until the Minimum Raise has been completed as stated above.

Since the exercise price of the option is denominated in U.S. dollars and the Company’s functional currency is New Israeli Shekel, the option is not considered to be indexed to its own stock in accordance with ASC Topic 815-40, “Contracts in Entity’s Own Equity”. Therefore, the option has been accounted as derivative financial instruments and recorded at its fair value as a liability. The Company allocated the total proceeds received based on the estimated fair value of the option, resulting in the recording of all proceeds to the option. Due to the requirement that the loan must be repaid upon any fund raising, the Company classified it as a short-term loan in an amount of USD 200,000. As of December 31, 2024, the balance of the Loan Principal Amount granted and accrued interest, was NIS 643. As of December 31, 2024, the Company remeasured the option at fair value, which was determined to be immaterial.

2.	On July 28, 2022, Charging Robotics Ltd. (“CR Ltd.”), a holder of 19.9% of the Company’s ordinary shares, entered into a convertible loan agreement with the Company pursuant to which CR Ltd. was required to loan an amount of USD 60,000 (the “Loan Principal Amount”) in the Company. In addition, CR Ltd. will provide an additional loan to the Company in an amount of up to USD 340,000 (the “Additional Amount” and, together with the Loan Principal Amount, the “Total Loan Amount”). The Total Loan Amount will carry interest at the minimum rate prescribed by Israeli law.

The Total Loan Amount will be converted into ordinary shares of the Company upon the occurrence of any of the following events (each, a “Trigger Event”):

i)	The consummation of funding by the Company of an aggregate amount of $1,000,000 at a pre-money the Company valuation of at least $7,000 (in the form of Simple Agreement for Future Equity, equity or otherwise); or

ii)	The Company has generated an aggregate of $1,000,000 or more in revenue.

In the event that a Trigger Event will not occur on or prior to the 24-month anniversary of the date on which the Loan Principal Amount is actually extended to the Company, the loan will be due and repayable by the Company to CR Ltd.

As of December 31, 2024, the balance of the Loan Principal Amount granted and accrued interest, was USD 64,000 (NIS 233). To date, no Additional Amounts have been funded.

REVOLTZ LTD.

NOTES TO THE FINANCIAL STATEMENTS

NIS in thousands except share and per share data

NOTE 7 – ORDINARY SHARES

a.	As of December 31, 2024 and December 31, 2023, the Company’s share capital is as follows:

	December 31, 2024		December 31, 2023
		Issued and		Issued and
	Authorized	outstanding	Authorized	outstanding
Ordinary shares	1,000,000	105,260	1,000,000	100,000

Each ordinary share is entitled to receive the following rights: (i) the right to vote in any general meeting of the Company, (ii) the right to receive dividends, if and when declared by the Board of Directors and (iii) the right to receive upon liquidation of the Company a sum equal to the nominal value of the ordinary share, and if a surplus remains, to receive such surplus, subject to the rights conferred on any class of shares which may be issued in the future.

b.	With respect to the share issuance to PURE, see Note 6b.1 above.

NOTE 8 – TAXES ON INCOME

a.	Corporate tax rates in Israel:

The Israeli statutory corporate tax rate was 23% in both 2024 and 2023. The Company’s tax assessments since its inception are not deemed final.

b.	Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	December 31,	December 31,
	2024	2023
Deferred tax assets:
Carry forward tax losses	1,694	964

Net deferred tax asset before valuation allowance	1,694	964
Valuation allowance	(1,694)	(964)
Income tax benefit at the statutory tax rate	-	-

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that all or some portion of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences are deductible and net operating losses are utilized. Based on consideration of these factors, the Company recorded a full valuation allowance as of December 31, 2024.

c.	Net operating carry-forward losses for tax purposes:

As of December 31, 2024, the Company’s carry-forward losses amount to approximately 1,694 of NIS which can be carried forward for an indefinite period.

CHARGING ROBOTICS INC.

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2025

U.S. dollars in thousands
(Except share and per share data)

(UNAUDITED)

CHARGING ROBOTICS INC.

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2025

U.S. dollars in thousands
(Except share and per share data)

(UNAUDITED)

CHARGING ROBOTICS INC.

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands
(Except share and per share data)

	September 30, 2025	December 31, 2024
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash	$47	$175
Other accounts receivable	122	20
Loan to an affiliate (note 3)	-	64
Total current assets	169	259

Non-current assets:
Goodwill (note 3)	7,377	-
Fixed assets, net	2	-
Investment in an affiliate (note 3)	-	73
Other non-current assets	62	-
Total non-current assets	7,441	73

TOTAL ASSETS	$7,610	$332

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$121	$81
Other current liabilities	443	247
Short term loans	801	413
Payables to related parties (Note 4)	183	172
Total current liabilities	1,548	913

Non-current liabilities:
Other non-current liabilities	$36	$32

Total liabilities	$1,584	$945

Stockholders’ equity (deficit) (Note 5):
Preferred shares, par value $0.0001, 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common stock, par value $0.0001, 50,000,000 shares authorized, 11,246,252 shares issued and outstanding as of September 30, 2025 and 9,564,351 shares issued and outstanding as of December 31, 2024	1	1
Additional paid-in capital	5,170	2,324
Accumulated other comprehensive loss	(20)	(30)
Accumulated deficit	(2,704)	(2,908)
The Company’s stockholders’ equity (deficit)	2,447	(613)

Non-controlling interests	3,579	-
Total stockholders’ equity (deficit)	6,026	(613)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$7,610	$332

The accompanying notes are an integral part of these consolidated financial statements.

CHARGING ROBOTICS INC.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)

U.S. dollars in thousands
(Except share and per share data)

	Nine months ended		Three months ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024

Research and development costs, net	$267	$226	$122	$78
General and administrative costs	771	320	434	107
Total operating expenses	(1,038)	(546)	(556)	(185)

Operating loss	(1,038)	(546)	(556)	(185)

Other income (note 3d)	1,287	-	-	-
Financial expenses, net	(93)	(4)	(26)	(7)
Net income (loss)	156	(550)	(582)	(192)
Equity in losses from investment in affiliate	(42)	(30)	-	(7)
Net income (loss) for the period	114	(580)	(582)	(199)

Net loss attributable to non-controlling interest	(90)	-	(90)	-
Net income (loss) attributable to the Company	204	(580)	(492)	(199)

Other comprehensive income (loss)	10	(2)	-	1
Total comprehensive income (loss)	124	(582)	(582)	(198)

Comprehensive loss attributable to non-controlling interests	(90)	-	(90)	-
Comprehensive income (loss) attributable to the Company	214	(582)	(492)	(198)

Basic and diluted income (loss) per common stock	0.02	(0.06)	(0.04)	(0.02)
Weighted average common stock outstanding	10,260,100	9,152,228	11,246,252	9,152,228

The accompanying notes are an integral part of these consolidated financial statements.

CHARGING ROBOTICS INC.

INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
(UNAUDITED)

U.S. dollars in thousands
(Except share and per share data)

	Common Stock			Additional Paid in	Receipt on Account of	Accumulated Other Comprehensive	Accumulated	Non- controlling	Total Stockholder's Equity
	Number	Amount		Capital	Shares	Loss	Deficit	Interests	(Deficit)
Balance as of January 1, 2025	9,564,351	$1		$2,324	$-	$(30)	$(2,908)	$-	$(613)

Receipt on account of shares	-	$-		-	50	-	-	-	50
Issuance of common stock in a private placement offering	296,899	(*	)	306	(50)	-	-	-	256
Acquisition of Revoltz	1,385,002	-		2,324	-	-	-	3,474	5,798
Issuance of warrants	-	-		62	-	-	-	-	62
Transactions with non-controlling interests	-	-		154	-	-	-	195	349
Total comprehensive income	-	-		-	-	10	204	(90)	124
Balance as of September 30, 2025	11,246,252	$1		$5,170	$-	$(20)	$(2,704)	$3,579	$6,026

(*)	Less than $1

	Common Stock		Additional Paid in	Receipt on Account of	Accumulated Other Comprehensive	Accumulated	Non- controlling	Total Stockholder's Equity
	Number	Amount	Capital	Shares	Loss	Deficit	Interests	(Deficit)
Balance as of July 1, 2025	11,246,252	$1	$5,001	$-	$(20)	$(2,212)	$3,489	$6,259
Transactions with non-controlling interests	-	-	169	-	-	--	180	349

Total comprehensive income	-	-	-	-	-	(492)	(90)	(582)
Balance as of September 30, 2025	11,246,252	$1	$5,170	$-	$(20)	$(2,704)	$3,579	$6,026

	Common Stock		Additional Paid in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Number	Amount	Capital	Loss	Deficit	Deficit

Balance as of January 1, 2024	9,152,228	$1	$1,918	$(27)	$(1,966)	$(74)
Stock-based compensation	-	-	22	-	-	22
Total comprehensive loss	-	-	-	(2)	(580)	(582)
Balance as of September 30, 2024	9,152,228	$1	$1,940	$(29)	(2,546)	$(634)

	Common Stock		Additional Paid in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Number	Amount	Capital	Loss	Deficit	Deficit

Balance as of July 1, 2024	9,152,228	$1	$1,939	$(30)	$(2,347)	$(437)
Stock-based compensation	-	-	1	-	-	1
Total comprehensive loss	-	-	-	1	(199)	(198)
Balance as of September 30, 2024	9,152,228	$1	$1,940	$(29)	(2,546)	$(634)

The accompanying notes are an integral part of these consolidated financial statements.

CHARGING ROBOTICS INC.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

U.S. dollars in thousands
(Except share and per share data)

	Nine months ended		Three months ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:

Net profit (loss)	114	(580)	$(582)	(199)
Adjustments to reconcile net loss to net cash (used) in operating activities:
Transactions with non-controlling interests	89	-	89	-
Stock-based compensation expense	-	22	-	1
Equity in losses from investment in affiliate	42	30	-	7
Non-cash interest expenses (income)	68	(2)	21	13
Gain from revaluation of investment in an affiliate	(1,287)	-	-	-
Changes in operating assets and liabilities:
Decrease (increase) in other accounts receivable	(26)	24	(28)	(5)
Increase in payables to related parties	100	62	(162)	15
Increase (decrease) in accounts payable	65	(12)	48	(11)
Increase (decrease) in other current liabilities	90	81	238	36
Increase in other non-current liabilities	4	-	1	-
Net cash used in operating activities	(741)	(375)	(375)	(143)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in intangible asset		(4)	-	-
Acquisition of Revoltz	2	-	-	-
Net cash provided by (used in) investing activities	2	(4)	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term loans received	308	292	308	91
Loans to an affiliate	(10)	-	-	-
Receipt on account of shares	-	85	-	20
Proceeds from issuance of common stock in a private placement offering	306	-	-	-
Net cash provided by financing activities	604	377	308	111

Net decrease in cash	(135)	(2)	(67)	(32)
Effect of changes in foreign exchange rates	7	-	-	-

Cash at beginning of period	175	8	114	38
Cash at end of period	47	$6	47	6

NON-CASH TRANSACTIONS:
Acquisition of Revoltz
Working capital other than cash	$197	$-	-	-
Fixed assets, net	(2)	-	-	-
Non-controlling interests	3,474	-	-	-
Goodwill	(7,377)	-	-	-
Gain on previously held equity investment in Revoltz	1,287		-
Derecognition of investment in an affiliate	2,423	-	-	-
Total cash from investment in newly consolidated subsidiary	$2	-	-	-

Derecognition of a liability against transaction with non-controlling interests	260	-	260	-

The accompanying notes are an integral part of these consolidated financial statements.

CHARGING ROBOTICS INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands
(Except share and per share data)

NOTE 1 – GENERAL

A.

Charging Robotics Inc. (the “Company”) was incorporated in the State of Delaware on March 25, 2008. On April 23, 2024, the Company changed its name to Charging Robotics Inc. from Fuel Doctor Holdings, Inc.

On September 29, 2025, the OTC Markets approved a voluntary application submitted by the Company to transfer the listing of the Company’s shares of common stock from the OTC Markets, Pink Tier to the OTCID Basic Market. The Company’s common stock began trading on the OTCID Basic Market at the opening of business on September 30, 2025 under the symbol “CHEV”.

B.	On March 28, 2023, the Company entered into a Securities Exchange Agreement (the “Acquisition Agreement”) with the stockholders of Charging Robotics Ltd. (“CR Ltd.”). Pursuant to the Acquisition Agreement, at the closing, which occurred on April 7, 2023 (the “Closing”), the Company acquired 100% of the issued and outstanding stock of CR Ltd. (the “Acquisition”), making CR Ltd. a wholly owned subsidiary of the Company, in exchange for the issuance of a total of 6,146,188 newly-issued shares of common stock to the former shareholders of CR Ltd.

The transactions arising from the Acquisition Agreement were accounted for as a reverse recapitalization. CR Ltd. was determined to be the “accounting acquirer” in the reverse recapitalization because (1) the former shareholders of CR Ltd., as a group, received the largest ownership interest in the Company, based upon the 6,146,188 shares of common stock issued at the Closing, and the 6,150,000 warrants exercisable at par, and (2) most significantly, the fact that the Acquisition Agreement expressly provided that a majority of the Company’s board of directors will be appointed by the former shareholders of CR Ltd. The Company’s financial statements represent a continuation of the financial statements of CR Ltd. with the acquisition of Fuel Doctor Holding Inc.’s net assets.

CR Ltd. was formed in February 2021, as an Israeli corporation, with the main goal of developing an innovative wireless electric vehicles (EV) charging technology. At the heart of the technology is a wireless power transfer module that uses resonance coils to transfer electricity wirelessly. This module can be used for various products such as robotic and stationary platforms. The robotic platform includes a component which is small enough to fit under the vehicle, and which automatically positions itself for maximum-efficiency charging, and upon charging completion automatically returns to its docking station. CR Israel also developed a Wireless EV Charging System for automatic parking lots based on our wireless electricity transfer module.

On April 24, 2021, CR Ltd. invested $250 representing 19.99% of the share capital of Revoltz Ltd. (“Revoltz”), an Israeli private company focusing on research, development and production of micro-mobility vehicles for the urban environment for the business and the private markets. As of June 24, 2025, CR Ltd. held 18.33% of the outstanding ordinary shares of Revoltz. On June 24, 2025, the Company acquired 32.74% of the outstanding ordinary shares of Revoltz. After the acquisition, the Company together with CR Ltd holds 51.07% of the outstanding ordinary shares of Revoltz. See also note 3.

C.	In addition to the acquisition detailed above, during the nine months ended September 30, 2025, the Company issued a total of 185,211 newly issued shares of common stock in a private placement offering total proceeds of $306. The Company also issued 111,688 shares as finders’ fees for past private placement offerings.

D.

On June 8, 2025, the Company entered into facility loan agreements (the “Facility Loan Agreements”) with two lenders pursuant to which the Company may draw down from time to time in whole or in part, upon its request, an amount of up to $1,500 from each lender, for a maximum total of $3,000, from the period beginning on the effectiveness date of an uplisting of the Company’s shares of common stock to a national securities exchange (the “Uplist Date”), unless otherwise agreed to by the lenders to permit a drawdown prior to the Uplist Date, and ending on the earlier to occur of (i) such date that facility loan amount has been drawn down in full and (ii) upon such date that the Company closes one or more equity financing transactions in an aggregate amount of at least $3.0 million. The interest on the Facility Loan Agreements is 12% per annum. As of September 30, 2025, the Company drew down $308 from the Facility Loan Agreements.

As part of the Facility Loan Agreements, the Company issued 100,000 warrants to each of the two lenders (the “Facility Warrants”), for an aggregate of 200,000 Facility Warrants. The Facility Warrants will become exercisable on the Uplist Date, have an exercise price of $15 per share and have a term of 5 years from the Uplist Date.

CHARGING ROBOTICS INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands
(Except share and per share data)

E.

The condensed consolidated financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and meet its obligations in the normal course of business for the foreseeable future.

Since its inception, the Company has devoted substantially all its efforts to research and development. The Company has incurred operating losses since its inception and expects to continue to incur operating losses for the near-term. As of September 30, 2025, the Company had an accumulated deficit of approximately $2,704. The extent of the Company’s future operating losses and the timing of becoming profitable are uncertain. Management expects the Company to continue to generate substantial operating losses and to continue to fund its operations primarily through utilization of its current financial resources and through additional raises of capital.

Such conditions raise substantial doubts about the Company’s ability to continue as a going concern. Management’s plan includes raising funds from outside potential investors. However, there is no assurance such funding will be available to the Company or that it will be obtained on terms favorable to the Company or will provide the Company with sufficient funds to meet its objectives. These condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets, carrying amounts or the amount and classification of liabilities that may be required should the Company be unable to continue as a going concern.

NOTE 2 – BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

a.	Unaudited Interim Financial Statements

The accompanying unaudited interim condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of U.S. Securities and Exchange Commission Regulation S-X. Accordingly, they do not include all the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included (consisting only of normal recurring adjustments except as otherwise discussed). For further information, reference is made to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Operating results for the nine months ended September 30, 2025, are not necessarily indicative of the results that may be expected for the year ending December 31, 2025.

b.	Significant Accounting Policies

The significant accounting policies followed in the preparation of these unaudited interim condensed consolidated financial statements are identical to those applied in the preparation of the latest annual financial statements.

c.	Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

d.	Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CHARGING ROBOTICS INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands
(Except share and per share data)

NOTE 3 – ACQUISITION OF REVOLTZ

a.

On June 24, 2025, the Company entered into a Securities Exchange Agreement (the “Exchange Agreement”) with Revoltz and three shareholders of Revoltz (“the Exchanging Shareholders”). According to the Exchange Agreement, the Company issued an aggregate of 12.35% of its issued and outstanding capital stock on a pro rata and post-closing basis, equal to 1,385,002 shares of the Company’s common stock, to the Exchanging Shareholders, and the Exchanging Shareholders transferred to the Company 37,476 ordinary shares of Revoltz, which represents 32.74% of the outstanding share capital of Revoltz on a fully diluted and post-closing basis. The transactions contemplated by the Exchange Agreement closed on June 26, 2025 (“the Closing”).

Concurrently with the Closing, Revoltz signed agreements with certain of its debt holders. Under the terms of such agreements, Revoltz issued 7,000 Revoltz ordinary shares in replacement of debt in a total amount of $462. Upon the issuance of such Revoltz ordinary shares, CR Ltd.’s equity investment in Revoltz decreased from 18.6% to 18.33% of the outstanding share capital of Revoltz.

After the Closing, the Company, together with CR Ltd., holds 51.07% of the outstanding share capital of Revoltz.

The acquisition was accounted for as a business combination under ASC Topic 805, Business Combinations (“ASC 805”) that was achieved in stages. As a result of the change of control, the Company was required to remeasure CR Ltd.’s pre-existing equity investment in Revoltz at fair value prior to consolidation. CR Ltd. estimated the fair value of its 18.6% pre-existing investment in Revoltz to be approximately $1,321. The remeasurement resulted in the recognition of a pre-tax gain of $1,287, which is presented within other income on the Consolidated Statements of Operations.

b.	As part of the Exchange Agreement, the Company and Revoltz signed a monthly funding letter (the “Funding Letter”) that became effective upon the Closing of the transactions contemplated by the Exchange Agreement. According to the Funding Letter, the Company agreed to provide Revoltz monthly funding in the amount of $25 per month until the earlier of: (i) a period of 24 months, and (ii) termination of the appointment of Revoltz’s CEO.

c.	The following table summarizes the equity method accounting for the investment in Revoltz:

Balance, January 1, 2024	$110
Equity in losses	(36)
Foreign currency translation	(1)
Balance, December 31, 2024	73
Equity in losses	(42)
Foreign currency translation	3
Balance, June 24, 2025 (Unaudited)	$34

d.	The table below summarizes the fair value of the consideration transferred to acquire Revoltz:

(Unaudited)
Fair value of previously held equity method investment	$1,321
Issuance of shares	2,325
Loan converted into shares	65
Non-controlling interests	3,474
Total purchase consideration	$7,185

The total consideration was allocated to the fair value of assets acquired and liabilities assumed as of the Acquisition Date, with the excess purchase price recorded as goodwill. Management’s estimate of the fair values of the acquired intangible assets as of the acquisition date is preliminary and subject to change and is based on established and accepted valuation techniques performed with the assistance of third-party valuation specialists. Additional information, which existed as of the acquisition date but is yet unknown to the Company may become known to the Company during the remainder of the measurement period, which will not exceed twelve months from the acquisition date. Changes to amounts will be recorded as adjustments to the provisional amounts recognized as of the acquisition date and may result in a corresponding adjustment to goodwill in the period in which new information becomes available. The goodwill that arose from the acquisition consists of synergies expected from the activities of the Company and Revoltz.

CHARGING ROBOTICS INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands
(Except share and per share data)

(Unaudited)
Total purchase consideration	$7,185

Net assets acquired
Tangible assets
Cash	$(32)
Other assets	(77)

Liabilities and other	301
Net book value of tangible assets	192
Intangible assets
Technology	-
Total intangible assets	-
Goodwill	7,377
Total net assets acquired	$7,185

NOTE 4 – RELATED PARTIES

a.	In support of the Company’s efforts and cash requirements, the Company may rely on advances from related parties until such a time that the Company can support its operations or attain adequate financing through sales of stock or traditional debt financing. There is no formal written commitment for continued support by related parties other than the credit line facility (see note 1D).

Payables to related parties:

	September 30,	December 31,
	2025	2024
	(Unaudited)	(Audited)
Consulting Fees to executive officers	$15	$26
Directors	108	88
Xylo (see note 4c)	60	58
	$183	$172

b.	The Company currently operates out of an office of a related party free of rent.

c.	As of January 1, 2023, CR Ltd. owed to Xylo Technologies Ltd. (“Xylo”), a related party, who held the majority of the Company’s common stock, $550 (the “Xylo Loan”). The Xylo Loan bears interest in accordance with section 3(i) of the Israeli tax code (6.91% annually during 2024) and no fixed date for repayment has been determined. On January 1, 2023, CR Ltd. and Xylo signed an agreement to amend the terms of the Xylo Loan (the “Xylo Loan Agreement”). Pursuant to the Xylo Loan Agreement, the interest rate remains unchanged, and the principal and interest is payable in cash or shares, or a combination thereof by June 30, 2023. On April 4, 2023, the Xylo Loan balance was $553. $509 of the Xylo Loan was converted into 28 shares of CR Ltd. (representing 1,206,834 shares of the Company) and the remaining Xylo Loan balance is payable in cash. The Company is in discussions with Xylo to extend the repayment date of the remaining Xylo Loan balance.As of July 24, 2025, Xylo in no longer a related party of the company.

d.	On August 18, 2025, Revoltz signed an employment agreement with its chief executive officer (the “Revoltz CEO”) pursuant to which the Revoltz CEO is engaged by Revoltz on a full-time basis. Previously, the Revoltz CEO was employed by Revoltz under a consultant service agreement. Pursuant to the to the agreement, following the completion of the uplisting of the Company’s shares of common stock the Nasdaq Stock Market (the “Uplist”), the Revoltz CEO shall be entitled to participate in the Company 2023 Equity Incentive Plan. The Revoltz CEO be granted an aggregate of 491,547 restricted stock units (“RSUs”) consisting of (i) 196,619 RSUs, which shall vest in fully immediately upon the completion of the Uplist and (ii) 294,928 RSUs shall vest equally on an annual basis, 1/3 at the end of each 12 month period after the Uplist. In connection with the entry in the employment agreement, the Revoltz CEO waived all claims or demands against Revoltz, the Company or any of their officers, directors, or stockholders, in connection with any services previously provided by him to Revoltz up to the effective date of the employment agreement. The Revoltz CEO further irrevocably confirmed that no sums are owed to him in connection with the performance or termination of any such past services, including, without limitation, expense reimbursements, and any debts.

CHARGING ROBOTICS INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands
(Except share and per share data)

NOTE 5 – COMMON STOCK AND PREFERRED STOCK

a.	As of September 30, 2025, and December 31, 2024, the Company’s share capital is composed as follows:

	September 30, 2025		December 31, 2024
	Authorized	Issued and outstanding	Authorized	Issued and outstanding
Shares of common stock (“Shares”)	50,000,000	11,246,252	50,000,000	9,564,351
Preferred shares	10,000,000	-	10,000,000	-

On December 2, 2024, the Company amended its Certificate of Incorporation and decreased the number of authorized shares to 60,000,000 shares with a par value of $0.0001 of which 50,000,000 shares are common stock with a par value of $0.0001 and 10,000,000 shares are preferred shares with a par value of $0.0001.

There were no preferred shares outstanding as of September 30, 2025, and December 31, 2024.

Each share of common stock is entitled to receive dividends, participate in the distribution of the Company’s net assets upon liquidation and to receive notices of participation and voting (at one vote per share) at the general meetings of the Company’s shareholders on any matter upon which the general meeting is authorized to be held.

On July 4, 2023, the Company approved its 2023 Equity Incentive Plan (the “Plan”) for the directors, officers, consultants and employees of the Company and its subsidiaries. The maximum number of stock options and restricted share units (“RSUs”) issuable under the Plan is 1,372,656 shares of the outstanding common stock of the Company. As of the date of this report, no stock options or RSUs have been issued under the Plan.

In December 2024, the Company issued 412,123 shares of common stock in a private placement offering for a total of $410.

During the nine months ended September 30, 2025, the Company issued a total of 185,211 newly issued shares of common stock in a private placement offering total proceeds of $306. The Company also issued 111,688 shares as finders’ fees for past private placement offerings.

On June 24, 2025, the Company entered into the Exchange Agreement with Revoltz and the Exchanging Shareholders. See Note 3.

CHARGING ROBOTICS INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands
(Except share and per share data)

b.	Warrants:

1.	Pursuant to the Acquisition, the Company issued to the former shareholders of CR Ltd. 6,150,000 warrants, which warrants are exercisable upon the Company achieving each of the three (3) performance milestones (collectively, the “Earn Out Milestones”) as follows:

(i)	In-house demonstration for automatic robotic charging of an electric vehicle – until December 31, 2025.

(ii)	Conditional Purchase Order for first system for automatic car parks – until December 31, 2025.

(iii)	Commercial agreement for pilot with an organization which was approved by the Company’s board – until December 31, 2025.

Without limiting the generality of the Earn Out Milestones, all of the warrants will become immediately exercisable upon the Company’s successfully listing its common stock on the Nasdaq Stock exchange.

2.	On June 20, 2024, the Company issued 122,831 warrants to Automax Motors Ltd. (the “Automax Warrants”) with an exercise price of $12.82 in exchange for services received. The Automax Warrants expire on September 20, 2027. The Automax Warrants were accounted for as stock-based compensation. The fair value of the Automax Warrants was $19, using the Black-Scholes warrant pricing model using the following assumptions:

June 20, 2024
Company common stock price	$0.55
Exercise price	$12.82
Dividend yield	0%
Risk-free interest rate	4.46%
Expected term (in years)	3.25
Volatility	125%

3.	On June 8, 2025, the Company issued the two lenders in the Facility Loan Agreements 100,000 Facility Warrants each. The Facility Warrants will become exercisable on the Uplist Date, have an exercise price of $15 per warrant and have a term of 5 years from the Uplist Date. The Facility Warrants were accounted for as additional paid-in capital and are included in the Company’s shareholders’ equity. The fair value of the Facility Warrants was $62, using the Black-Scholes warrant pricing model using the following assumptions:

June 8, 2025
Company common stock price	$1.67
Exercise price	$15.00
Dividend yield	0%
Risk-free interest rate	4.12%
Expected term (in years)	5.00
Volatility	72%

c.	Stock options in the Company:

As of September 30, 2025, and December 31, 2024, there are no outstanding options in the Company

CHARGING ROBOTICS INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands
(Except share and per share data)

NOTE 6 – SEGMENT REPORTING

Segment information is prepared on the same basis that the Chief Executive Officer, who is the Company’s Chief Operating Decision Maker (“CODM”), manages the business, makes business decisions and assesses performance. The Company has two reportable segments:

1.	Specializing in development of an innovative wireless electric vehicles (EV) charging technology as described in Note 1B.

2.	Research, development and production of micro-mobility vehicles for the urban environment for the business and private markets from the acquisition of Revoltz as described in Note 1B and Note 3.

The Chief Executive Officer assesses performance for this segment and decides how to allocate resource. The measure of segment assets is reported on the balance sheet as total assets. The chief executive officer performs the assessment of segment performance by using the reported measure of segment profit or loss to monitor budget versus actual results.

The table below summarizes the significant expense categories regularly reviewed by the CODM for the three-and nine months ended September 30, 2025, and 2024:

	Nine months ended September 30, 2025
	Unaudited
	Charging Technology	Revoltz Technology	Total

Research and development costs, net	$(203)	(64)	$(267)
General and administrative costs	(643)	(128)	(771)

Share in loss of affiliate	(42)	-	(42)
Other income	1,287	-	1,287
Financial expenses, net	(93)	-	(93)

Profit (loss)	306	(192)	114

	Nine months ended September 30, 2024
	Unaudited
	Charging Technology	Total

Research and development costs, net	$(226)	$(226)
General and administrative costs	(320)	(320)

Share in loss of affiliate	(30)	(30)

Financial income, net	(4)	(4)
Loss	(580)	(580)

CHARGING ROBOTICS INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands
(Except share and per share data)

	Three months ended September 30, 2025
	Unaudited
	Charging Technology	Revoltz Technology	Total

Research and development costs, net	$(58)	(64)	$(122)
General and administrative costs	(306)	(128)	(434)

Financial expenses, net	(26)	-	(26)

Loss	(390)	(192)	(582)

	Three months ended September 30, 2024
	Unaudited
	Charging Technology	Total

Research and development costs, net	$(78)	$(78)
General and administrative costs	(107)	(107)

Share in loss of affiliate	(7)	(7)

Financial expenses, net	(7)	(7)

Loss	(199)	(199)

NOTE 7 – SUBSEQUENT EVENTS

In accordance with ASC 855 “Subsequent Events” the Company evaluated subsequent events through the date the condensed consolidated financial statements were issued. The Company concluded that no other subsequent events have occurred that would require recognition or disclosure in the condensed consolidated financial statements.